Table of Contents

PART II - INFORMATION REQUIRED IN OFFERING CIRCULAR

PRELIMINARY OFFERING CIRCULAR DATED JUNE 10, 2024

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

OFFERING CIRCULAR

Aclarion, Inc.

102,739,726 Shares of Common Stock

By this offering circular (the “Offering Circular”), Aclarion, Inc., a Delaware corporation, is offering on a “best-efforts” basis a maximum of 102,739,726 shares of its common stock, par value $0.00001 per share (the “Offered Shares”), at a fixed price of $0.30 to $1.15 per share (to be fixed by post-qualification supplement), pursuant to Tier 2 of Regulation A of the United States Securities and Exchange Commission (the “SEC”). There is no minimum purchase requirement for investors in this offering.

This offering is being conducted on a “best-efforts” basis, which means that there is no minimum number of Offered Shares that must be sold by us for this offering to close; thus, we may receive no or minimal proceeds from this offering. None of the proceeds received will be placed in an escrow or trust account. All proceeds from this offering will become immediately available to us and may be used as they are accepted. Purchasers of the Offered Shares will not be entitled to a refund and could lose their entire investments. Please see the “Risk Factors” section, beginning on page 13, for a discussion of the risks associated with a purchase of the Offered Shares.

We estimate that this offering will commence within two days of SEC qualification; this offering will terminate at the earliest of (a) the date on which the maximum offering has been sold, (b) one year from the date of SEC qualification, or (c) the date on which this offering is earlier terminated by us, in our sole discretion. (See “Plan of Distribution”).

	Number of Shares	Price to Public(1)	Commissions(2)	Proceeds to Company(3)
Per Share:	-	$0.73	$0	$0.73
Total Minimum:	0	$0	$0	$0
Total Maximum:	102,739,726	$75,000,000	$0	$75,000,000

(1)	Assumes a public offering price of $0.73, which represents the midpoint of the offering price range of $0.30 to $1.15 per share

(2)	We may also offer the Offer Shares through registered broker-dealers and we may pay finders. However, information as to any such broker-dealer or finder shall be disclosed in an amendment to this Offering Circular.

(3)	Does not account for the payment of expenses of this offering estimated at $250,000. See “Plan of Distribution.”

Our common stock is listed on The Nasdaq Capital Market (“Nasdaq”), under the symbol “ACON.” On June [●], 2024, the last reported sale price of our common stock was $[●] per share.

Investing in the Offered Shares is speculative and involves substantial risks. You should purchase Offered Shares only if you can afford a complete loss of your investment. See “Risk Factors”, beginning on page 13, for a discussion of certain risks that you should consider before purchasing any of the Offered Shares.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF, OR GIVE ITS APPROVAL TO, ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

The use of projections or forecasts in this offering is prohibited. No person is permitted to make any oral or written predictions about the benefits you will receive from an investment in Offered Shares.

No sale may be made to you in this offering, if you do not satisfy the investor suitability standards described in this Offering Circular under “Plan of Distribution—State Law Exemption and Offerings to Qualified Purchasers” on page 31. Before making any representation that you satisfy the established investor suitability standards, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

This Offering Circular follows the disclosure format of Form S-1, pursuant to the General Instructions of Part II(a)(1)(ii) of Form 1-A.

The date of this Offering Circular is _______________, 2024.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this Offering Circular includes forward-looking statements, which involve risks and uncertainties. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believe,” “estimate,” “project,” “anticipate,” “expect,” “seek,” “predict,” “continue,” “possible,” “intend,” “may,” “might,” “will,” “could,” would” or “should” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this Offering Circular and the documents incorporated by reference in this Offering Circular, and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our product candidates, research and development, commercialization objectives, prospects, strategies, the industry in which we operate and potential collaborations. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Forward-looking statements should not be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will be achieved. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this Offering Circular may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

Forward-looking statements speak only as of the date of this Offering Circular. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

You should read this Offering Circular, the documents incorporated by reference in this Offering Circular, and the documents that we reference in this Offering Circular and have filed with the SEC as exhibits to this Offering Circular with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect. All forward-looking statements are based upon information available to us on the date of this Offering Circular.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition, business and prospects may differ materially from those made in or suggested by the forward-looking statements contained in this Offering Circular. In addition, even if our results of operations, financial condition, business and prospects are consistent with the forward-looking statements contained (or incorporated by reference) in this Offering Circular, those results may not be indicative of results in subsequent periods.

Forward-looking statements necessarily involve risks and uncertainties, and our actual results could differ materially from those anticipated in the forward-looking statements due to a number of factors, including those set forth below under “Risk Factors” and elsewhere in this Offering Circular. The factors set forth below under “Risk Factors” and other cautionary statements made in this Offering Circular should be read and understood as being applicable to all related forward-looking statements wherever they appear in this Offering Circular. The forward-looking statements contained in this Offering Circular represent our judgment as of the date of this Offering Circular. We caution readers not to place undue reliance on such statements. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this Offering Circular.

You should read this Offering Circular, the documents incorporated by reference in this Offering Circular, and the documents that we reference in this Offering Circular and have filed as exhibits to this Offering Circular completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

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OFFERING CIRCULAR SUMMARY

The following summary highlights material information contained in this Offering Circular. This summary does not contain all of the information you should consider before purchasing our common stock. Before making an investment decision, you should read this Offering Circular carefully, including the section entitled “Risk Factors” and the consolidated financial statements and the notes thereto.

We were originally formed in Delaware as Nocimed, LLC in January 2008. Nocimed, LLC was converted to Nocimed, Inc., a Delaware corporation in February 2015. The name of the Company was changed from “Nocimed, Inc.” to “Aclarion, Inc.” on December 3, 2021. In this Offering Circular, unless the context otherwise requires, the terms “Aclarion, Inc.,” “Aclarion”, “Nocimed, Inc.” the “Company,” “we,” “us” and “our” refer, prior to the name change discussed herein, to Nocimed, Inc., and after the name change, to Aclarion, Inc., unless the context indicates otherwise.

Overview

Aclarion is a healthcare technology company that leverages Magnetic Resonance Spectroscopy (“MRS”), and a proprietary biomarker to optimize clinical treatments. Aclarion’s technology addresses the $134.5B U.S. low back and neck pain market, which according to a 2020 JAMA (Journal of the American Medical Association) article is now the most costly healthcare condition in the United States. The Company is currently utilizing Artificial Intelligence (“AI”) to assist in quality control processes that flag spectroscopy data indicative of a poor MRS study. The use of AI in this application is early in its development cycle and is expected to evolve with further research and development. The Company is also researching the application of AI and machine learning platforms to analyze both the raw spectroscopy data and the post-processed signal to evaluate whether AI platforms can more efficiently and more effectively associate MRS data with clinical outcomes. The use of AI in this application is aspirational and we intend this type of AI research and development to be an ongoing process applied not only to the various treatment paths associated with back pain, such as conservative therapies, regenerative and cell therapies and surgical intervention, but also to potentially expand into other clinical explorations involving the diagnosis of brain, breast and prostate tumors.

The Company, which has limited sales to date, is addressing this market by initially focusing on improving the outcomes of surgical interventions to treat low back pain. In this initial application, Aclarion technology is intended to assist surgeons in determining the optimal surgical procedure for a patient undergoing surgery for pain isolated to their lumbar spine (the “lumbar spine” is comprised of the five (5) lower vertebrae, L-1 to L-5). We then intend to add additional applications of our technology targeting the management of large segments of low back pain patients from the point of initial Magnetic Resonance Imaging (“MRI”) through to episode resolution. We believe this will expand the use of our technology to low back pain patients undergoing conservative therapies such as physical therapy or biologic and cell therapies aimed at regenerating the lumbar discs. We plan to expand the application of our technology beyond the lumbar spine to address neck pain populations in addition to low back pain populations. To expand the application of our technology for use in neck pain populations, we will need to overcome technical changes associated with securing adequate MRS data from the cervical disc, which is significantly smaller than the lumbar disc, and there can be no assurance the Company will be able to overcome these challenges.

The core technology Aclarion employs is MRS. The patient experience when undergoing an MRS exam is exactly like that of a standard MRI, with the exception of an additional 3-5 minutes for each disc undergoing a spectroscopy exam. Whereas a standard MRI produces a signal that is converted into anatomical images, an MRS produces a signal that is converted into a waveform that identifies the chemical composition of tissues. Just like with standard MRI’s, the data from spectroscopy is useless without technologies that can process the data. Aclarion has developed proprietary signal processing software that transforms spectroscopy data into clear biomarkers. These biomarkers, which are exclusively licensed from the Regents of University of California, San Francisco (“UCSF”), are the key data inputs for our proprietary algorithms that, when applied, determine if an intervertebral disc is consistent with pain. Our patent portfolio includes 22 U.S. Patents, 17 Foreign Patents, 6 pending U.S. patent applications, and 7 pending Foreign patent applications, including patents and patent applications exclusively licensed from Regents of the University of California.

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We believe one of the biggest issues driving the cost of treating low back and neck pain patients to the top of the list for healthcare spending is that there is no objective, cost effective and noninvasive diagnostics to reliably identify the source of a patient’s pain. We believe the poor surgical outcomes for Discogenic Low Back Pain (“DLBP”) are largely due to difficulties in reliably and accurately diagnosing the specific spinal discs that are causing pain. The current primary diagnostic standard is the MRI, which is useful for showing abnormal structures and tissue dehydration, but, we believe, cannot reliably identify specific discs that are causing pain. To diagnose specific discs that are causing pain, a needle-based Provocation Discogram test (“PD Test”) has been developed. PD Tests have been shown to be highly accurate when performed properly. However, a PD Test is invasive, subjective and unpleasant for the patient as the patient needs to be awake in order to tell the physician if the pain the physician is purposefully causing in the disc is the same as the pain the patient feels when they are experiencing a back pain episode. In addition, recent evidence has shown that the action of inserting a needle into a normal disc during a discogram procedure leads to an increased rate of degeneration in these previously normal discs. Based on the limitations and concerns of the PD Test, we believe there is a significant need for an objective, accurate, personalized and noninvasive diagnostic test that can reliably determine if an individual disc is a pain generator. By providing physicians information about whether a disc has the chemical and structural makeup consistent with pain or not, we believe the treatment plan for each patient will lead to more efficient and targeted care that, will in turn, result in lower costs and healthier patient outcomes.

Aclarion has taken the first steps to demonstrate the potential use of our technology in helping to improve the outcome of surgical intervention for DLBP patients by publishing a clinical study (Gornet et al) in the European Spine Journal in April 2019. The study illustrated that when all discs identified as consistent with pain by our technology were included in a surgical treatment, 97% of the patients met the criteria for “clinical improvement”. This compared to only 54% of patients meeting the criteria for clinical improvement if a disc that our technology identified as consistent with pain, was not included in the surgical treatment.

The results of this clinical study led the CPT committee to approve four Category III codes for our technology in January 2021. The NIH also included our technology as one of the handful of technologies selected to participate in their $150 million Back Pain Consortium (BACPAC) Research Program, an NIH translational, patient-centered effort to address the need for effective and personalized therapies for chronic low back pain.

In April 2023, Aclarion advanced the evidence of our technology with a peer-reviewed journal article detailing the Gornet 2-year outcomes, published in the European Spine Journal. The 2-year outcomes were durable with 1-year outcomes previously published in 2019. At 2-years follow-up, 85% of patients improved when disc(s) identified as consistent with pain by our technology were included in a surgical treatment, compared to only 63% of patients when disc(s) identified as consistent with pain were not treated or disc(s) identified as consistent without pain were treated.

Aclarion Solution

Evolving science coupled with the understanding of degenerative painful discs has suggested that lumbar discs may become painful due to certain chemical changes, which changes cannot be identified using standard lumbar MRI imaging. However, an application of MRI scanners called Magnetic Resonance Spectroscopy has been developed by manufacturers of MRI equipment. MRSs are different than MRIs. An MRI generates images of body structures, while an MRS analyzes the relative amounts of various chemicals in body tissues.

Aclarion has developed a software application called NOCISCAN-LS® which uses the existing MRS capabilities of many commercially available scanners to non-invasively analyze the chemical makeup of intervertebral discs in the spine. The software post-processes the MRS exam data and detects the presence of chemical biomarkers that we, in conjunction with spine researchers at UCSF, have demonstrated to be associated with degenerative pain and structural integrity of the lumbar discs. After processing the MRS exam data, we send the ordering clinician a report that details how to interpret the results of the MRS exam. We believe these results help clinicians make quicker and more informed decisions about which lumbar discs are painful, and which are not. We believe the ordering clinician can use this information to determine the optimal treatment plan for an individual patient.

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NOCISCAN is entirely non-invasive and only briefly extends an otherwise standard MRI exam. The MRI scan is the most frequently used type of pulse sequence for operating Nuclear Magnetic Resonance (NMR) scanners. It uses a powerful magnet to apply a pulsed magnetic field to a patient, sensors to detect radio waves that emanate from the resonant vibrations of different chemicals in the body in response to that pulsed magnetic field and a computer to create detailed images of tissue structures in the patient based on those detected chemical signals. Because water and fat are the most prevalent chemicals in the body, standard MRI images are typically based on the different levels of water and fat between different tissues. MRS, however, is another type of pulse sequence that uses NMR scanners in a similar way as an MRI, but instead of using the chemical resonances to create an image, MRS creates a spectrum for a tissue with different peaks that represent many different chemicals, in addition to water and fat, in that tissue. The relative amounts of those chemicals can be calculated by measuring their respective spectral peaks. While MRS has been used previously for diagnosing certain cancers (e.g. brain, breast, prostate) by measuring unique chemical biomarkers for tumors, NOCISCAN uses MRS for measuring the relative levels of degenerative pain and structural integrity biomarkers in discs. The relative levels of degenerative pain and structural integrity biomarkers are derived through the use of proprietary post processing technologies.

The platform used to conduct a NOCISCAN involves: (i) an MRS exam of an intervertebral disc performed according to a proprietary protocol, (ii) a data transfer portal to securely transfer data from the MRS exam to Aclarion’s cloud based post-processer technology, (iii) post-processor technology that identifies biomarker peaks and leverages calculation tables that evaluate a number of ratios of biomarker peaks, where pain biomarkers are in the numerator and structural biomarkers are in the denominator, and (iv) a final diagnostic report called a Nocigram that identifies discs as painful or not.

Recent Developments

Publication of Gornet Study

As discussed above, in April 2019, the initial results of the clinical Gornet Study were published in the European Spine journal. We have pursued the Gornet Study to demonstrate the benefits of our technology to surgeons, imaging centers, third party payers, and patients.

On April 24, 2023, the Company announced the publication in the European Spine Journal of two-year durability data as a follow up to the initial Gornet Study.

The multi-year, single site clinical trial comprised 78 patients who received surgery for DLBP following standard clinical work-up including MRI and provocative discography. Nociscan was performed on all patients but was not available in the surgical decision-making process. The patient outcomes were evaluated using the Oswestry Disability Index (ODI) scoring scale (100 points), a common clinical outcomes measure for low back pain, where surgical success was defined using an industry-standard improvement of 15 points or more between surgeries that were concordant versus discordant with Nociscan results. Surgical success rates at 2 years illustrates a 22 percentage point improvement between the two groups. The results suggest that Nociscan provides valuable new information that can help physicians successfully treat DLBP.

Both clinical studies were study sponsored by us. The principal author of these studies is a spine surgeon who has a financial interest in the Company. Other authors of these studies also have a financial relationship with Aclarion.

White Lion Equity Line Agreement

On October 9, 2023, the Company entered into an equity line common stock purchase agreement (the “Equity Line Purchase Agreement”) and a related registration rights agreement with White Lion Capital, LLC (“White Lion”). Pursuant to the Equity Line Agreement, the Company has the right, but not the obligation to require White Lion to purchase, from time to time, up to $10,000,000 in aggregate gross purchase price of newly issued shares of the Company’s common stock, subject to certain limitations and conditions set forth in the Equity Line Purchase Agreement.

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It is anticipated that the Company may sell shares of common stock to White Lion from time-to-time over a sales period that expires December 31, 2024. The number of shares ultimately offered for sale to White Lion under the Equity Line Purchase Agreement is dependent upon the number of shares we elect to sell to White Lion under the Equity Line Purchase Agreement. The actual number of shares of common stock that are sold to White Lion may depend based on a number of factors, including the market price of our common stock during the time that the Equity Line Purchase Agreement in is effect. The actual gross proceeds the Company may derive from the Equity Line Purchase Agreement may be less than $10.0 million, which may impact our future liquidity. Because the price per share of each share sold to White Lion will fluctuate during the sales period, it is not currently possible to predict the number of shares that will be sold or the actual gross proceeds to be raised in connection with those sales, if any.

The Company currently has an effective registration statement to register for resale by White Lion 2,500,000 shares of common stock. White Lion may ultimately purchase all or some of these shares. After White Lion has acquired shares under the Equity Line Purchase Agreement, it may sell all, some or none of those shares. Sales to the Selling Securityholder by us pursuant to the Equity Line Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock.

The sale of a substantial number of shares to White Lion, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise desire. The number of shares of our common stock ultimately offered for resale by White Lion is dependent upon the number of shares of common stock issued to White Lion pursuant to the Equity Line Purchase Agreement. Depending on a variety of factors, including market liquidity of our common stock, the issuance of shares to White Lion may cause the trading price of our common stock to decline.

In consideration for the commitments of White Lion, as described above, the Company issued to White Lion 187,500 pre-split shares (11,719 post-split) of Common Stock (the “Commitment Shares”), having a value of $75,000 based upon the closing sale price of Common Stock on October 6, 2023.

Alphatec Strategic Partnership

On January 8, 2024, we announced that we had executed a strategic partnership agreement solidifying our previously signed non-binding letter of intent with ATEC Spine, Inc., the wholly owned operating subsidiary of Alphatec Holdings, Inc. (“ATEC”). ATEC is a medical device company dedicated to revolutionizing the approach to spine surgery through clinical distinction.

The agreement contemplates a multi-step strategic partnership. Under the agreement, ATEC and Aclarion will work together to identify Key Opinion Leader (KOL) surgeons to evaluate our Nociscan technology. Feedback from these surgeons will inform clinical evaluations designed to assess the utility of Nociscan in conjunction with EOS imaging, the foundation of ATEC’s AlphaInformatiX platform. Assuming positive synergies, ATEC and Aclarion will co-market Nociscan in targeted markets. In exchange for select access to ATEC’s surgeon network for the evaluation and advancement of Nociscan, Aclarion will provide ATEC with certain exclusive distribution rights to include Nociscan as part of an integrated procedural solution.

Nasdaq Bid Price Notice

On April 8, 2024, we received a written notice (the “Bid Price Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) indicating that the Company was not in compliance with the $1.00 minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing on The Nasdaq Capital Market (the “Bid Price Requirement”).

The Bid Price Notice did not result in the immediate delisting of the Company’s common stock from The Nasdaq Capital Market.

The Nasdaq Listing Rules require listed securities to maintain a minimum bid price of $1.00 per share and, based upon the closing bid price of the Company’s common stock for the 30 consecutive business days for the period ending April 5, 2024, the Company no longer met this requirement.

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The Notice indicated that the Company will be provided 180 calendar days (or until October 7, 2024) in which to regain compliance. If at any time during this 180 calendar day period the bid price of the Company’s common stock closes at or above $1.00 per share for a minimum of ten consecutive business days, the Nasdaq staff (the “Staff”) will provide the Company with a written confirmation of compliance and the matter will be closed.

Alternatively, if the Company fails to regain compliance with Rule 5550(a)(2) prior to the expiration of the initial 180 calendar day period, the Company may be eligible for an additional 180 calendar day compliance period, provided (i) it meets the continued listing requirement for market value of publicly held shares and all other applicable requirements for initial listing on The Nasdaq Capital Market (except for the Bid Price Requirement) and (ii) it provides written notice to Nasdaq of its intention to cure this deficiency during the second compliance period by effecting a reverse stock split, if necessary. In the event the Company does not regain compliance with Rule 5550(a)(2) prior to the expiration of the initial 180 calendar day period, and if it appears to the Staff that the Company will not be able to cure the deficiency, or if the Company is not otherwise eligible, the Staff will provide the Company with written notification that its securities are subject to delisting from The Nasdaq Capital Market. At that time, the Company may appeal the delisting determination to a Hearings Panel.

The Company intends to monitor the closing bid price of its common stock and is considering its options to regain compliance with the Bid Price Requirement.

Nasdaq Stockholder Equity Notice

On March 3, 2023, the Company received a written notice (the “Stockholder Equity Notice”) from Nasdaq indicating that it is not in compliance with Nasdaq Listing Rule 5550(b)(1), which requires companies listed on The Nasdaq Stock Market to maintain a minimum of $2,500,000 in stockholders’ equity for continued listing. In its annual report on Form 10-K filed on February 27, 2023 for the period ended December 31, 2022, the Company reported stockholders’ equity of $1,787,751, and, as a result, does not currently satisfy Listing Rule 5550(b)(1).

The Stockholder Equity Notice also indicated that the Company had a period of 45 calendar days from the date of the Stockholder Equity Notice, or until April 17, 2023, to submit a plan to regain compliance with the stockholders’ equity requirement under Nasdaq Listing Rule 5550(b)(1). The Company submitted such a plan to Nasdaq on April 12, 2023.

On April 20, 2023, the Company received a letter (the “Extension Notice”) from Nasdaq notifying the Company that it has been granted an additional 180-day period, or until August 30, 2023, to regain compliance with Nasdaq Listing Rule 5550(b)(1).

On August 31, 2023, the Nasdaq staff notified the Company that it had not met the terms of the Extension Notice. Accordingly, the Nasdaq staff had determined to delist the Company’s common stock from Nasdaq, unless the Company timely requests an appeal of the staff’s determination to a hearings panel (the “Panel”), pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series.

The Company requested a hearing before a hearings panel (the “Panel”) to appeal the delisting notice from the staff. The Company's hearing with the Panel occurred on October 19, 2023.

On November 7, 2023, we were notified by the Panel that the Company’s request for continued listing on Nasdaq was granted, subject to the Company demonstrating compliance with the stockholders’ equity requirement and bid price requirement on or before January 31, 2024. The Panel subsequently extended this compliance date to February 27, 2024. On February 27, 2024, the Company completed a public offering of 5,175,000 units (“Units”) at a price of $0.58 per Unit, for gross proceeds of approximately $3.0 million, before deducting offering expenses. Each Unit was comprised of (i) one share of common stock or, in lieu of common stock, one prefunded warrant to purchase a share of common stock, and (ii) two common warrants, each common warrant to purchase a share of common stock.

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On May 15, 2024, the Company filed a Quarterly Report on Form 10-Q for the three months ending March 31, 2024, and reported stockholders’ equity of $2,505,450.

The Company intends to take all reasonable measures available to maintain compliance under the Nasdaq Listing Rules and remain listed on Nasdaq.

Going Concern Opinion

Our working capital deficiency, stockholders’ deficit, and recurring losses from operations raise substantial doubt about our ability to continue as a going concern. As a result, our independent registered public accounting firm included an explanatory paragraph in its report dated February 20, 2024, on our financial statements for the year ended December 31, 2023, with respect to this uncertainty. Our ability to continue as a going concern will require us to obtain additional funding.

As of March 31, 2024, we had cash of approximately $2.1 million. On April 26, 2024, pursuant to the Equity Line Purchase Agreement, the Company issued to White Lion 1,050,000 newly issued common shares for proceeds of $304,500. We believe our cash on hand will be sufficient to fund current operating plans into the third quarter of 2024, approaching our final maturity repayment of our unsecured non-convertible note, which is due in September 2024. The Company has based these estimates, however, on assumptions that may prove to be wrong, and could spend available financial resources much faster than we currently expect. The Company will need to raise additional funds to continue funding our technology development and commercialization efforts over the following twelve months. Management has plans to secure such additional funding.

As a result of the Company’s recurring losses from operations, and the need for additional financing to fund its operating and capital requirements, there is uncertainty regarding the Company’s ability to maintain liquidity sufficient to operate its business effectively, which raises substantial doubt as to the Company’s ability to continue as a going concern.

Assuming the receipt of the maximum amount of net proceeds from this offering, we believe our cash resources would be sufficient to retire our unsecured non-convertible note financing and fund our current operating plans into the first quarter of 2025. We have based these estimates, however, on assumptions that may prove to be wrong, and we could spend our available financial resources much faster than we currently expect and need to raise additional funds sooner than we anticipate. If we are unable to raise additional capital when needed or on acceptable terms, we would be forced to delay, reduce, or eliminate our technology development and commercialization efforts.

Reverse Stock Split

As previously announced, in March 2023 the Company’s stockholders approved a reverse stock split proposal at a ratio in the range of one-for-five to one-for-fifty, with the final ratio to be determined by the Company's board in its discretion without further approval from the Company's stockholders. In January 2024, the Company's board subsequently approved the final reverse stock split ratio of one-for-sixteen, which resulted in a reduction in the number of outstanding shares of common stock and a proportionate increase in the value of each share. The common stock began trading on a reverse split-adjusted basis on the NASDAQ on January 4, 2024.

The following table presents selected share information reflecting on a retroactive basis the reverse stock splits for the years ended December 31, 2023 and 2022:

	December 31
	2023	2022
Common shares issued and outstanding - pre-2024 split, 13,206,229 and 7,861,515 shares	$132	$79
Common shares issued and outstanding - post-2024 split, 825,459 and 491,345 shares	$8	$5
Additional paid-in capital - pre-2024 split	$43,553,399	$41,596,032
Additional paid-in capital - post-2024 split	$43,553,523	$41,596,106

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	Year ended December 31
	2023	2022
Weighted average shares outstanding, basic and diluted - pre-2024 split	8,908,934	6,105,569
Weighted average shares outstanding, basic and diluted - post-2024 split	556,808	381,598
Basic and diluted net loss per shares attributable to common stockholders - pre-2024 split	$(0.55)	$(1.23)
Basic and diluted net loss per shares attributable to common stockholders - post-2024 split	$(8.82)	$(19.61)

Exchange Agreements

In May, September and November 2023 the Company issued $2,594,118 aggregate principal amount of unsecured non-convertible notes to certain accredited investors.

Between January 22 and January 29, 2024, the Company entered into a series of exchange agreements (the “Exchange Agreements”) with the accredited investors to exchange principal and accrued interest on these notes for shares of common stock. Pursuant to the Exchange Agreements, the Company issued an aggregate of 644,142 shares of common stock in exchange for $1,519,779 principal and accrued interest on the notes. Following these exchanges, the remaining outstanding balance of principal and interest on the notes was $1,145,037.

The Company and the accredited investors may elect in the future to effect additional exchanges of the notes for common stock. Any such future exchanges would be negotiated and agreed to among the parties.

Notwithstanding that the Company desires to consummate one or more additional exchanges in the future, at this time the Company has no such additional oral or written agreements to consummate any such exchanges, and, as such, we cannot guarantee that any such exchanges will occur in the future. The occurrence of any such exchange is contingent on reaching mutual agreement with the institutional investor on the terms and conditions and the execution and delivery of one or more additional definitive agreements with respect thereto.

Our Corporate Information

We were formed under the name Nocimed, LLC, a limited liability company in January 2008, under the laws of the State of Delaware. In February 2015, Nocimed, LLC was converted into Nocimed, Inc. a Delaware corporation. On December 3, 2021, we changed our name to Aclarion, Inc. Our principal executive offices are located at 8181 Arista Place, Suite 100, Broomfield, Colorado 80021. Our main telephone number is (833) 275-2266. Our internet website is www.aclarion.com. The information contained in, or that can be accessed through, our website is not incorporated by reference and is not a part of this Offering Circular.

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Offering Summary

Securities Offered	The Offered Shares, 102,739,726 shares of common stock, are being offered by the Company in a “best-efforts” offering.

Offering Price Per Share	$0.30 to $1.15 per Offered Share (to be fixed by post-qualification supplement).

Shares Outstanding Before This Offering	8,210,671 shares of common stock issued and outstanding as of June 4, 2024.

Shares Outstanding After This Offering	110,950,397 shares of common stock issued and outstanding, assuming all of the Offered Shares are sold hereunder.

Minimum Number of Shares to Be Sold in This Offering	None

Investor Suitability Standards	The Offered Shares are being offered and sold to “qualified purchasers” (as defined in Regulation A under the Securities Act of 1933, as amended (the “Securities Act”). “Qualified purchasers” include any person to whom securities are offered or sold in a Tier 2 offering pursuant to Regulation A under the Securities Act.

Market for our Common Stock	Our common stock is listed on Nasdaq under the symbol “ACON.”

Termination of this Offering	This offering will terminate at the earliest of (a) the date on which all of the Offered Shares have been sold, (b) the date which is one year from this offering being qualified by the SEC and (c) the date on which this offering is earlier terminated by us, in our sole discretion. (See “Plan of Distribution”).

Use of Proceeds	We intend to use the net proceeds from this offering, together with our existing cash, to build out the product platforms, expand our sales and marketing efforts, and for general and administration expenses and other general corporate purposes. See “Use of Proceeds”.

Risk Factors	An investment in the Offered Shares involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investments. You should carefully consider the information included in the Risk Factors section of this Offering Circular, as well as the other information contained in this Offering Circular, prior to making an investment decision regarding the Offered Shares.

The number of shares outstanding after this offering is based on 8,210,671 shares of our common stock outstanding as of June 4, 2024, and excludes:

•	10,350,000 shares of our common stock issuable upon the exercise of our outstanding warrants issued as part of our February 2024 public offering,
•	136,124 shares of our common stock issuable upon the exercise of outstanding stock options granted under our 2015 Stock Plan,
•	33,334 shares of our common stock issuable upon the exercise of outstanding stock options granted under our 2022 Stock Plan,
•	15,838 shares of our common stock issuable upon the settlement of outstanding restricted stock units (“RSUs) options granted under our 2022 Stock Plan,

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•	123,310 shares of our common stock reserved for future grant under our 2022 Stock Plan,
•	155,610 shares of common stock issuable upon the exercise of our outstanding Nasdaq-listed IPO Warrants,
•	151,815 shares of common stock issuable upon the exercise of outstanding privately placed warrants,
•	10,825 shares of common stock reserved for issuance upon the exercise of an outstanding IPO underwriter representative common stock warrants, and,
•	up to $6,783,019 worth of common stock that may be sold in the future by the Company to White Lion from time to time pursuant to the Equity Line Purchase Agreement.

Continuing Reporting Requirements Under Regulation A

We are required to file periodic and other reports with the SEC, pursuant to the requirements of Section 13(a) of the Exchange Act. Our continuing reporting obligations under Regulation A are deemed to be satisfied as long as we comply with our Section 13(a) reporting requirements.

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RISK FACTORS

An investment in the Offered Shares involves substantial risks. You should carefully consider the following risk factors, in addition to the other information contained in this Offering Circular, before purchasing any of the Offered Shares. The occurrence of any of the following risks might cause you to lose a significant part of your investment. The risks and uncertainties discussed below are not the only ones we face, but do represent those risks and uncertainties that we believe are most significant to our business, operating results, prospects and financial condition. Some statements in this Offering Circular, including statements in the following risk factors, constitute forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements”.

Risks related to our Nasdaq listing

We are not currently in compliance with the $1.00 minimum bid price requirement of the Nasdaq Capital Market and a delisting could limit the liquidity of our stock, increase its volatility, and hinder our ability to raise capital.

On April 8, 2024, we received a written notice (the “Bid Price Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) indicating that the Company was not in compliance with the $1.00 Minimum Bid Price requirement set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing on The Nasdaq Capital Market (the “Bid Price Requirement”).

The Bid Price Notice did not result in the immediate delisting of the Company’s common stock from The Nasdaq Capital Market.

The Nasdaq Listing Rules require listed securities to maintain a minimum bid price of $1.00 per share and, based upon the closing bid price of the Company’s common stock for the 30 consecutive business days for the period ending April 5, 2024, the Company no longer met this requirement.

The Notice indicated that the Company will be provided 180 calendar days (or until October 7, 2024) in which to regain compliance. If at any time during this 180 calendar day period the bid price of the Company’s common stock closes at or above $1.00 per share for a minimum of ten consecutive business days, the Nasdaq staff (the “Staff”) will provide the Company with a written confirmation of compliance and the matter will be closed.

Alternatively, if the Company fails to regain compliance with Rule 5550(a)(2) prior to the expiration of the initial 180 calendar day period, the Company may be eligible for an additional 180 calendar day compliance period, provided (i) it meets the continued listing requirement for market value of publicly held shares and all other applicable requirements for initial listing on The Nasdaq Capital Market (except for the Bid Price Requirement) and (ii) it provides written notice to Nasdaq of its intention to cure this deficiency during the second compliance period by effecting a reverse stock split, if necessary. In the event the Company does not regain compliance with Rule 5550(a)(2) prior to the expiration of the initial 180 calendar day period, and if it appears to the Staff that the Company will not be able to cure the deficiency, or if the Company is not otherwise eligible, the Staff will provide the Company with written notification that its securities are subject to delisting from The Nasdaq Capital Market. At that time, the Company may appeal the delisting determination to a Hearings Panel.

The Company intends to monitor the closing bid price of its common stock and is considering its options to regain compliance with the Bid Price Requirement.

On March 3, 2023, we received a notice (the “Stockholder Equity Notice”) from Nasdaq indicating that we were not in compliance with Nasdaq Listing Rule 5550(b)(1), which requires companies listed on The Nasdaq Stock Market to maintain a minimum of $2,500,000 in stockholders’ equity for continued listing. On April 20, 2023, we received a notice (the “Extension Notice”) from Nasdaq notifying us that the Company had been granted an additional 180-day period, or until August 30, 2023, to regain compliance with Nasdaq Listing Rule 5550(b)(1). On August 31, 2023, the Nasdaq staff notified us that the Company had not met the terms of the Extension Notice. Accordingly, the Nasdaq staff had determined to delist the Company’s common stock from Nasdaq, unless the Company timely requested an appeal of the staff’s determination to a hearings panel (the “Panel”). The Company requested a hearing before the Panel to appeal the delisting notice from the staff. The Company's hearing with the Panel occurred on October 19, 2023.

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On November 7, 2023, we were notified by the Panel that the Company’s request for continued listing on Nasdaq was granted, subject to the Company demonstrating compliance with the stockholders’ equity requirement and bid price requirement on or before January 31, 2024. The Panel subsequently extended this compliance date to February 27, 2024. On February 27, 2024, the Company completed a public offering of 5,175,000 units (“Units”) at a price of $0.58 per Unit, for gross proceeds of approximately $3.0 million, before deducting offering expenses. Each Unit was comprised of (i) one share of common stock or, in lieu of common stock, one prefunded warrant to purchase a share of common stock, and (ii) two common warrants, each common warrant to purchase a share of common stock.

On May 15, 2024, the Company filed a Quarterly Report on Form 10-Q for the three months ending March 31, 2024, and reported stockholders’ equity of $2,505,450.

The Panel has the right to reconsider the terms of this exception based on any event, condition or circumstance that exists or develops that would, in the opinion of the Panel, make continued listing of the Company’s securities on Nasdaq inadvisable or unwarranted.

There can be no assurances that the Company will be able to maintain its listing on the Nasdaq Capital Market.

If our common stock is delisted by Nasdaq, our common stock may be eligible for quotation on an over-the-counter quotation system or on the pink sheets. Upon any such delisting, our common stock would become subject to the regulations of the SEC relating to the market for penny stocks. A penny stock is any equity security not traded on a national securities exchange that has a market price of less than $5.00 per share. The regulations applicable to penny stocks may severely affect the market liquidity for our common stock and could limit the ability of shareholders to sell securities in the secondary market. In such a case, an investor may find it more difficult to dispose of or obtain accurate quotations as to the market value of our common stock, and there can be no assurance that our common stock will be eligible for trading or quotation on any alternative exchanges or markets.

Delisting from Nasdaq could adversely affect our ability to raise additional financing through public or private sales of equity securities, would significantly affect the ability of investors to trade our securities and would negatively affect the value and liquidity of our common stock. Delisting could also have other negative results, including the potential loss of confidence by employees, the loss of institutional investor interest and fewer business development opportunities.

Risks related to financial, operational, commercial and manufacturing matters

The auditors of our December 31, 2023 and 2022 financial statements have expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain further financing.

Our past working capital deficiency, stockholders’ deficit and recurring losses from operations raised substantial doubt about our ability to continue as a going concern. As a result, our independent registered public accounting firm included an explanatory paragraph in its report on our financial statements for the year ended December 31, 2023, with respect to this uncertainty. Our existing cash will only be sufficient to fund current operating plans into the third quarter of 2024, approaching our final maturity repayment of our unsecured non-convertible note, which is due in September 2024. If we are unable to raise capital when needed or on acceptable terms, we would be forced to delay, reduce, or eliminate our technology development and commercialization efforts.

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We have incurred significant net losses since inception and anticipate that we will continue to incur net losses for the foreseeable future and may never achieve or maintain profitability.

Since our inception, we have incurred significant net losses. Our net losses were $4,911,374 and $7,068,593 for the years ended December 31, 2023, and 2022, respectively. As of March 31, 2024, we had an accumulated deficit of $46,680,628. To date, we have devoted our efforts toward securing financing, building and evolving our technology platform, and complying with regulatory requirements as well as initiating marketing efforts for our products. We expect to continue to incur significant expenses and operating losses for the foreseeable future. We anticipate that our expenses will increase substantially if, and as, we:

•	hire and retain additional sales, accounting and finance, marketing and engineering personnel;
•	build out our product pipeline;
•	add operational, financial and management information systems and personnel; and
•	maintain, expand, protect and enforce our intellectual property portfolio.

To become and remain profitable, we must enhance the marketing and commercial acceptance of our products. This will require us to be successful in a range of challenging activities, and our expenses will increase substantially as we bring these products to market. We may never succeed in any or all of these activities and, even if we do, we may never generate revenue that is significant or large enough to achieve profitability. If we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable would decrease the value of our company and could impair our ability to raise capital, develop new products, expand our business or continue our operations. A decline in the value of our company also could cause stockholders to lose all or part of their investment.

We have identified a material weakness in our internal control over financial reporting. Failure to maintain effective internal controls could cause our investors to lose confidence in us and adversely affect the market price of our common stock. If our internal controls are not effective, we may not be able to accurately report our financial results or prevent fraud.

Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, requires that we maintain internal control over financial reporting that meets applicable standards. We may err in the design or operation of our controls, and all internal control systems, no matter how well designed and operated, can provide only reasonable assurance that the objectives of the control system are met. Because there are inherent limitations in all control systems, there can be no assurance that all control issues have been or will be detected. If we are unable, or are perceived as unable, to produce reliable financial reports due to internal control deficiencies, investors could lose confidence in our reported financial information and operating results, which could result in a negative market reaction and a decrease in our stock price.

The Company will be required, pursuant to Section 404, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting. Such report will not be required until our second annual report filed on Form 10-K. We will need to disclose any material weaknesses identified by our management in our internal control over financial reporting. As an “emerging growth company,” we will avail ourselves of the exemption from the requirement that our independent registered public accounting firm attest to the effectiveness of our internal control over financial reporting under Section 404. However, we may no longer avail ourselves of this exemption when we cease to be an “emerging growth company.” When our independent registered public accounting firm is required to undertake an assessment of our internal control over financial reporting, the cost of our compliance with Section 404 will correspondingly increase. Our compliance with applicable provisions of Section 404 will require that we incur substantial accounting expense and expend significant management time on compliance-related issues as we implement additional corporate governance practices and comply with reporting requirements. Moreover, if we are not able to comply with the requirements of Section 404 applicable to us in a timely manner, or if we or our independent registered public accounting firm identifies deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to sanctions or investigations by the U.S. Securities and Exchange Commission, or SEC, or other regulatory authorities, which would require additional financial and management resources.

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If we continue to have material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 in a timely manner, if we are unable to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, we may be late with the filing of our periodic reports, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected.

We will need additional funding, which may not be available on acceptable terms, or at all. Failure to obtain this capital when needed may force us to delay, limit or terminate our product development efforts or other operations.

We believe our current cash resources will be sufficient to fund current operating plans into the third quarter of 2024, approaching our final maturity repayment of our unsecured non-convertible note, which is due in September 2024. We expect our expenses to increase in connection with our ongoing activities, particularly as we continue to invest in sales, marketing and engineering resources and bring our products to market. Furthermore, since the closing of our IPO, we have incurred additional costs associated with operating as a public company. We will need additional funding to complete the development of our full product line and scale products with a demonstrated market fit.

Building and scaling technology products is a time-consuming, expensive and uncertain process that takes years to complete, and we may never generate the necessary user experience required to obtain market acceptance and achieve meaningful product sales. In addition, our product candidates, once developed, may not achieve commercial success. The majority of revenue will be derived from or based on sales of software products that may not be commercially available for many years, if at all. Accordingly, we will need to continue to rely on additional financing to achieve our business objectives. Adequate additional financing may not be available to us on acceptable terms, or at all.

Raising additional capital may cause dilution to our existing stockholders, restrict our operations or require us to relinquish rights to our technologies and product candidates.

We may seek additional capital through a combination of public and private equity offerings, debt financings, strategic partnerships and alliances and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect your rights as a stockholder. The incurrence of indebtedness would result in increased fixed payment obligations and could involve restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. If we raise additional funds through strategic partnerships and alliances and licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, or our other product candidates, or grant licenses on terms unfavorable to us.

We are highly dependent on our senior management team and key personnel, and our business could be harmed if we are unable to attract and retain personnel necessary for our success.

We are highly dependent on our senior management and key personnel. Our success will depend on our ability to retain senior management and to attract and retain qualified personnel in the future, including sales and marketing professionals, engineers, scientists, clinical trial specialists and other highly skilled personnel and to integrate current and additional personnel in all departments. The loss of members of our senior management, marketing professionals, engineers, scientists and clinical trial specialists could result in delays in product development and harm our business.

Competition for skilled personnel in our market is intense and may limit our ability to hire and retain highly qualified personnel on acceptable terms, or at all. To induce valuable employees to remain at our company, in addition to salary and cash incentives, we have issued stock options that vest over time. The value to employees of stock options that vest over time may be significantly affected by fluctuations in our stock price that are beyond our control, and may at any time be insufficient to counteract more lucrative offers from other companies. Despite our efforts to retain valuable employees, members of our management and other key personnel may terminate their employment with us on short notice. Our employment arrangements with our employees provide for at-will employment, which means that any of our employees could leave our employment at any time, with or without notice. We also do not maintain “key man” insurance policies on the lives of these individuals or the lives of any of our other employees.

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Our MR data post-processing products currently depend on compatible use with only a limited number of MR scanners that are provided only by one manufacturer of MR devices.

Our MR data post-processing software products are only compatible for post-processing disc MRS data acquired via certain scanner models and operating configurations provided only by one, third-party scanner vendor - SIEMENS. There are risks associated with our reliance on SIEMENS, and/or the MR service providers who own and operate the SIEMENS scanners, to maintain those scanners and their operating configurations in a manner that continues to support compatibility with our products. There are also risks that current compatible scanner platforms may become incompatible as a result of changes made to those scanners by SIEMENS, or by the scanner owner or related service provider, which would frustrate our ability to continue supporting that MR provider customer with our products. There are also risks that these SIEMENS scanners do not perform reliably as intended or expected in performing data acquisition exams as required by our post-processing products, which would also frustrate the ability for our products to perform as intended. There is also a risk that SIEMENS loses its install base of compatible MR Scanners due to cannibalization by other non-compatible replacement scanner sales or fails to grow its install base of those compatible scanners, which could adversely affect the number and locations of compatible scanners for our own market share and penetration. Manifestations of these risks becoming actually realized in the marketplace could harm our business, financial condition, and results of operations. We are not subject to any exclusivity agreement or obligations with SIEMENS, nor do we have any fee sharing, royalty, or other exchange of moneys or payments between us and Siemens. The nexus for our focused relationship with Siemens resulted from our determination that SIEMENS scanner models were optimally positioned to support our product. We have had a collaborative relationship with Siemens since 2011 and have been party to a Collaborative Agreement with Siemens since October of 2017, The Collaborative Agreement is terminable.at any time by either party if such party is of the opinion that the goals of the Collaborative Agreement cannot be achieved for technical, economic and/or clinical reasons. If Siemens were to terminate its relationship with the Company, it would have a material adverse effect on our business.

If we are not successful in enhancing awareness of our technology, driving adoption across our current target population, increasing referrals from surgeons and clinicians, and expanding the population of eligible patients, our sales, business, financial condition and results of operations will be negatively affected.

Our business depends on our ability to successfully market our technology, which includes increasing the number of patients scanned with our technology, increasing adoption of our technology and driving utilization of our technology by surgeons and clinicians. Additionally, our technology is primarily recommended and implemented to provide advanced diagnosis and management of spine and back pain, in particular, for diagnosing painful discs causing discogenic low back pain. Therefore, we are dependent on widespread market adoption of our technology. While we intend to expand the population of patients we can provide with our diagnostic technology as well as increase the number of physicians, surgeons and clinicians that can prescribe technology, there can be no assurance that we will succeed.

The commercial success of our technology will continue to depend on a number of factors, including the following:

•	the actual and perceived effectiveness, safety and reliability, and clinical benefit, of our technology, especially relative to alternative diagnostic systems and devices;
•	the prevalence and severity of any adverse patient events involving the use of our technology;
•	the degree to which physicians, surgeons and clinicians, patients and imaging centers adopt our technology;
•	the availability, relative cost and perceived advantages and disadvantages of alternative technologies, or other diagnostic or treatment methods, for spine and back pain;
•	the results of additional clinical and other studies relating to the health, safety, economic or other benefits of our technology;
•	whether key thought leaders in the medical community accept that our clinical efficacy and safety results are sufficiently meaningful to influence their decision to adopt our technology over other spine and back pain diagnostics;
•	the extent to which we are successful in educating physicians, surgeons, clinicians, patients, and imaging facilities about the appropriate (and inappropriate) uses and benefits of our technology;
•	the strength of our marketing and distribution infrastructure, including our ability to drive adoption and utilization of our technology, as well as our ability to develop and maintain relationships with MRI manufacturers and imaging centers;
•	our ability to obtain, maintain, protect, enforce and defend our intellectual property rights, in and to our technology;

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•	our ability to maintain compliance with all legal and regulatory requirements, including those applicable to our technology;
•	our ability to maintain our contractual relationships with our vendors and component suppliers, including single-source vendors and suppliers through which we obtain critical components for (or compatible use with) our technology;
•	the establishment and continued reimbursement coverage of and adequate payment for the use of our technology and
•	our ability to continue to attract and retain key personnel.

If we fail to successfully market and sell our technology cost-effectively and maintain and expand our market share, our sales, business, financial condition and results of operations will be negatively affected.

Our commercial success will continue to depend on attaining significant market acceptance of our technology among physicians, surgeons, patients, clinicians and imaging facilities, and increasing the number of patients diagnosed by our technology.

Our commercial success will depend, in large part, on the further acceptance by surgeons, physicians, clinicians, patients and imaging facilities of our technology as safe, useful, cost-effective, and that it can increase the number of patients that are diagnosed. We cannot predict how quickly, or if at all, additional surgeons, physicians, clinicians, patients and imaging facilities will adopt our technology over competing diagnostic platforms for support in on-going care and treatment options that are expected to be supported by the intended diagnostic uses of our technology. For example, surgeons, other physicians, clinicians, patients, and imaging facilities may be reluctant to use our technology due to familiarity with pre-existing diagnostic systems that are more established or an otherwise resistance to adopt new technologies or change current practices. Our ability to grow sales of our technology and drive market acceptance will depend on successfully educating surgeons, physicians, clinicians, patients and MR imaging facilities on the relative benefits of our Technology.

We may be unable to compete successfully with other diagnostic options for low back pain, or may be unable to continue providing value for supporting new treatments that may not need the diagnostic information our products provide.

The medical device industry is intensely competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. Our current competition primarily resides with the diagnostic standards over which our products are intended to improve - in particular, X-ray, lumbar MRI, and PD. Our products are positioned for synergistic use with lumbar MRI, and to enhance the diagnostic value of lumbar MR exams. However, the existing reliance on lumbar MRI as a standard of care for our DLBP indication, and on PD in some medical practices, and the potential for other enhancements to those platforms and techniques, nonetheless also represents a competitive threat. To the extent that these other platforms represent our primary competitors, they are mainly provided by large, well-capitalized companies with significant market share and resources. Most of our competitors have more established sales and marketing programs than us and have greater name recognition. These competitors also have long operating histories and may have more established relationships with potential customers. Also, there can be no assurance that other companies or institutions will not succeed in developing or marketing devices and products that are more accurate, useful, effective or safer than our technology or that would render our technology obsolete or noncompetitive.

Adoption of our technology depends on positive clinical data as well as clinician acceptance of the data and our products, and negative clinical data or perceptions among these clinicians would harm our sales, business, financial condition, and results of operations.

The rate of adoption and sales of our products are heavily influenced by clinical data. We have published positive clinical data from an Institutional Review Board (“IRB”), approved more than 100 patient single center trial in a major peer-reviewed spine journal which showed both: (a) high diagnostic accuracy against provocation discography controls, and (b) much higher patient success outcomes for surgeries that treated discs identified as painful using our products, versus much lower success rates when discs diagnosed as painful with our products were left untreated. However, there can be no assurance that our clinical data will continue to be positive for our ongoing or future clinical studies. Additionally, there can be no assurance that future clinical studies, including those to continue demonstrating the diagnostic accuracy and value of our products in currently approved patient populations and those to support label retention and expansion for our products, will demonstrate diagnostic acuity or value. Unfavorable or inconsistent clinical data from ongoing or future clinical studies conducted by us, our competitors, or third parties, or the potential for negative interpretation of our clinical data by customers, competitors, patients, and regulators, or the potential for finding new or more frequent adverse events related to the use of our products could harm our sales, business, financial condition, and results of operations.

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If adequate reimbursement is not available for the procedures implementing our technology, or for clinicians to provide ongoing care for patients diagnosed with our technology, it could diminish our sales or affect our ability to sell our technology.

Our ability to increase sales of our technology depends, in significant part, on the availability of adequate financial coverage and reimbursement from third-party payors, which include: (i) governmental payors such as the Medicare and Medicaid programs in the United States; (ii) private managed care organizations; and (iii) private health insurers. Third-party payers determine which services and treatments they will cover and establish reimbursement rates for those treatments. While we have secured certain reimbursement codes against which the use of our products can potentially be billed, we do not yet currently bill any third-party payers directly for our technology. The cost of our customers using our technology is currently being paid for by either: (i) billing patients to pay directly (ii) allocation at least in part against payments received by healthcare providers for other procedures conducted in association with the use of our technology, or (c) third-party payer reimbursement payments to a several of our customers for less than 10 patients through the date of this Offering Circular. A failure to obtain wide coverage and adequate reimbursement for using our technology in conducting our new diagnostic procedures, or for clinicians providing ongoing patient care based on or related to our diagnostic results could diminish our sales and affect our ability to sell our technology.

If adequate reimbursement for our temporary Category III CMS Code designation for our products cannot be obtained or we are not successful in obtaining conversion to permanent Category I codes at an adequate reimbursement level, it would diminish our sales and would affect our ability to market our technology.

On January 1, 2021, our Category III CPT Codes became effective. Category III codes represent the first step in the reimbursement process. The effectiveness of our Category III codes commenced a five-year period in which, in order to maintain our Category III status, we are required to demonstrate that the medical community needs (“Clinical Needs”) the NOCISCAN product. Clinical Needs would be demonstrated to the CPT Committee based on the volume at which our Category III codes are billed by imaging centers and physicians. In addition to demonstrating that there is Clinical Needs, we also are required to show that NOCISCAN is clinically effective as indicated by patients having better outcomes when NOCISCAN reports are used to help guide surgical treatments. We expect to show clinical effectiveness through a combination of clinical registries and clinical studies that build upon our published clinical study the CPT committee used to create our Category III CPT codes. However, if we are not able to demonstrate Clinical Needs, nor that NOCISCAN is clinically effective, our revenue would be limited to a direct patient payment model, which will severely limit our ability to market our products and generate sufficient revenue to continue market our technology.

Further, for us to obtain a conversion from of our CPT codes from Category III to Category I, we will need to attract a significant larger number of surgeons and imaging centers to adopt our technology and thereby increase the volume of reimbursement claims data needed for the CPT committee to determine that our product is needed in the healthcare marketplace. In addition to generating clinical use volume, we will also need to demonstrate the ongoing clinical efficacy of our products to secure adequate reimbursement from payers. A failure to convert Category III codes to Category I codes will ultimately make us more dependent on a patient pay model which will significantly diminish our sales and affect our ability to market our technology.

Risks related to government regulation and our industry

Our operations and technology are subject to pervasive and continuing FDA regulatory requirements, and failure to comply with these requirements could harm our business, financial condition and results of operations.

Before a regulated new medical device or service, or a new intended use for an existing device or service, can be marketed in the United States, a company must first receive either 510(k) clearance, or a PMA from the FDA, unless an exemption applies. In the 510(k) clearance process, before a device may be marketed, the FDA must determine that: (i) a proposed device is substantially equivalent to a legally-marketed predicate device, which includes a legal marketed device that has been previously cleared through the 510(k) process, (ii) was legally marketed prior to May 28, 1976 (pre-amendments device), (iii) was legally marketed pursuant to an approved PMA and later down-classified, or (iv) is covered by a classification regulation created through the de novo review process.

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In the process of obtaining PMA approval, which the FDA could potentially require in the future for our products, the FDA must determine that a proposed device is safe and effective for its intended use based, in part, on extensive data, including, but not limited to, technical, preclinical, clinical study, manufacturing and labeling data. The PMA process is typically required for devices that are deemed to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices.

We believe that one of our products under the NOCISCAN Suite, NOCICALC, is a Class I 510(k)-exempt medical device, which only requires registration and no pre-market review with the FDA, and which we registered as such with the FDA. We also believe the other of our products in the suite, NOCIGRAM, is “Clinical Decision Support Software” under the 21st Century Cures Act and as such, is not considered a medical device, and thus is not regulated by the FDA. Accordingly, we believe that our current products do not require FDA clearance or approval under either 510(k) or PMA approval pathways. However, there can be no assurance that in the future, the FDA will not determine that PMA approval, de novo classification, or 510(k) clearance is required for our products. If the FDA were to make such a determination, we would not be able to sell or market our products without or until securing such approval or clearance and may be subject to potential fines and other penalties or remedial actions for illegally marketing or selling an unapproved medical device, which would affect our sales, business, financial condition, and results of operation.

If we are unable to expand the labeling claims for using our technology to include additional indications, our growth potential could be harmed.

We intend to seek expanded labeling claims for our technology in the future, including for example: (i) extending the intended indications for use to include disc MRS along the thoracic or cervical spine, (ii) incorporating certain MRI image post-processing along with MRS data post-processing, and (iii) real-time post-processing of MRS exam data during the exam itself via our software installed and operated within the MR scanner software environment (vs. our current products which are for cloud-hosted post-processing of MRS data that is transferred to us, following the MRS exams, via our own remote computing resources). If regulatory clearance or approval is required to expand the use of our technology, and which clearance and approval may require clinical trial results, we could incur substantial costs and the attention of management could be diverted throughout this process. However, there can be no assurance we will be able to obtain and maintain necessary clearance or approvals for additional uses of our technology, or even if obtained, that the broadened use of our technology would be accepted or adopted by intended users, thus limiting the growth potential of our business.

Our medical device products may be subject to recalls, which could divert managerial and financial resources, harm our reputation and our business.

The FDA has the authority to require the recall of medical device products in certain circumstances. A government mandated or voluntary product recall by us could occur because of device malfunctions or other adverse events, such as quality-related issues resulting from product operating malfunctions or defects. Any future recalls of our products could divert managerial and financial resources, harm our reputation and negatively impact our business.

If we initiate a correction or removal of certain of our products from the market to reduce a risk to health posed by the device, we would be required to submit a Correction and Removal report to the FDA and, in many cases, similar reports to other regulatory agencies. This report could be classified by the FDA as a device recall which could lead to increased scrutiny by the FDA and our customers regarding the quality and safety of our products. Furthermore, the submission of these reports could be used by competitors against us and could harm our reputation, which could cause customers to delay purchase decisions, cancel orders or decide not to purchase our products and could cause patients to lose trust in our technology.

Risks related to our intellectual property

If we are unable to obtain, maintain, protect, enforce and defend patents or other intellectual property protection for our technology, or if the scope of our patents and other intellectual property protections is not sufficiently broad, or as a result of our existing or any future out-licenses of our intellectual property, our competitors could develop and commercialize products similar to or competitive with our products and services, our ability to continue to commercialize our technology, or our other products and services, may be harmed.

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As with other medical device companies, our success depends, in large part, on our ability to obtain, maintain, protect, enforce and defend a proprietary position for our products and services, which will depend upon our success in obtaining and maintaining effective patent and other intellectual property protection in the United States and other countries into which we may expand our business in the future that relate to our technology and any other products, their manufacturing processes and their intended methods of use. Furthermore, our success will also depend on our ability to enforce and defend those patents, as well as our other intellectual property. In some cases, we may not be able to obtain patents relating to our products and services which are sufficient to prevent third parties, such as our competitors, from copying and competing with other products or services that are the same, similar, or otherwise competitive with our products and services. Or, our competitors may have rights under current or future out-licenses of our intellectual property which could result in our competitors developing and commercializing products similar to or competitive with our products and services. Any failure to obtain, maintain, protect, enforce or defend patent and other intellectual property protection with respect to our NOCISCAN product suite and related services, or other aspects of our business, could harm our business, competitive position, financial condition and results of operations.

Changes in the patent or other intellectual property laws, or their interpretation, in the United States and other countries may diminish our ability to protect our inventions or to obtain, maintain, protect, enforce, and defend our patents and other intellectual property rights, and could affect the value of our intellectual property or narrow the scope of our patents. Additionally, we cannot predict whether the patent applications we are currently pursuing will issue as patents in any particular jurisdiction or whether the claims of any issued patents will provide sufficient protection from competitors or other third parties.

The patent prosecution process is expensive, time-consuming and complex and we may not be able to file, prosecute, maintain, enforce or license all necessary or desirable patents or patent applications at a reasonable cost or in a timely manner. It is also possible that we will fail to identify patentable aspects of our research and development output in time to obtain patent protection in one, several, or all geographies. Although we enter into non-disclosure and confidentiality agreements with parties who have access to our confidential information or patentable aspects of our research and development output, such as our employees, corporate collaborators, outside scientific collaborators, suppliers, consultants, advisors and other third parties, any of these parties may breach the agreements and publicly disclose such confidential information or research and development output. If such unauthorized public disclosure occurs before a patent application is filed, it could compromise or diminish our ability to seek patent protection. Such third parties could also breach obligations with respect to limited uses of our confidential information, which may include (i) breaching restrictions against making or inventing improvements or modifications to, or derivations of, our confidential technologies, and (ii) further separately applying, on their own behalf, for patent protections for such improvements, modifications, or derivations. Such breaches may compromise our ability to obtain or enforce our own patent protections for such improvements, modifications, or derivations. In addition, our ability to obtain and maintain valid and enforceable patents depends on whether the differences between our inventions and the prior art allow our inventions to be patentable over the prior art. Furthermore, the publication of discoveries in scientific literature often lags behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. As such, we cannot be certain that we were the first to make the inventions claimed in any of our patents or pending patent applications, or that we were the first to file for patent protection of such inventions. Moreover, in some circumstances, we may not have the right to control the preparation, filing and prosecution of patent applications, or to maintain the patents, relating to technology that we license from or license to third parties, including by way of our license from the Board of Regents of the University of California, and we are therefore reliant on our licensors or licensees. Therefore, these and any of our patents and patent applications may not be prosecuted and enforced in a manner consistent with the best interests of our business. Furthermore, our license agreements may be terminated by the licensor. Defects of form in the preparation or filing of our patents or patent applications may exist, or may arise in the future, for example, with respect to proper priority claims, inventorship and the like, although we are unaware of any such defects that we believe are of importance. If we or any of our current or future licensors or licensees fail to obtain, maintain, protect, enforce or defend such patents and other intellectual property rights, such rights may be reduced or eliminated. If any of our current or future licensors or licensees are not fully cooperative or disagree with us as to the prosecution, maintenance or enforcement of any patent rights, such patent rights could be compromised. If there are material defects in the form, preparation or prosecution of our patents or patent applications, such patents or applications may be invalid and/or unenforceable. Any of these outcomes could impair our ability to prevent competition from third parties, which may harm our business.

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The strength of patent rights generally, and particularly the patent position of medical device companies, involves complex legal and scientific questions, can be uncertain, and has been the subject of much litigation in recent years. This uncertainty includes changes to the patent laws through either legislative action to change statutory patent law or court action that may reinterpret existing law or rules in ways affecting the scope or validity of issued patents. Our current or future patent applications may fail to result in issued patents in the United States or foreign countries with claims that cover our products, including our technology. Even if patents do successfully issue from our patent applications, third parties may challenge the validity, enforceability or scope of such patents, which may result in such patents being narrowed, invalidated or held unenforceable. Any successful challenge to our patents could deprive us of exclusive rights necessary for the successful commercialization of our products, including our NOCISCAN product suite. Furthermore, even if they are unchallenged, our patents may not adequately protect our technology or any other products we develop, provide exclusivity for these products or prevent others from designing around our claims. If the scope of any patent protection we obtain is not sufficiently broad, or if we lose any of our patent protection, our ability to prevent our competitors from commercializing similar or identical products could be adversely affected. If the breadth or strength of protection provided by the patents we hold or pursue with respect to our products is challenged, it could dissuade companies from collaborating with us to develop, or threaten our ability to commercialize, our technology.

Patents have a limited lifespan. In the United States, the natural expiration of a utility patent is generally 20 years after its effective filing date and the natural expiration of a design patent is generally 14 years after its issue date, unless the filing date occurred on or after May 13, 2015, in which case the natural expiration of a design patent is generally 15 years after its issue date. However, the actual protection afforded by a patent varies from country to country, and depends upon many factors, including the type of patent, the scope of its coverage, any terminal disclaimers filed or to be filed, overlap in claimed subject matter with other patents in the portfolio, the availability of regulatory-related extensions, the availability of legal remedies in a particular country and the validity and enforceability of the patent. Various extensions may be available; however, the life of a patent, and the protection it affords, is limited. Without patent protection for our technology, we may be open to competition. Further, if we encounter delays in our development efforts, the period of time during which we could market our technology under patent protection would be reduced and, given the amount of time required for the development, testing and regulatory review of planned or future technology and products, patents protecting such technology and products might expire before or shortly after such products are commercialized. For information regarding the expiration dates of patents in our patent portfolio, see “Business—Intellectual Property.” Our U.S. issued patents are expected to expire between January 3, 2026 and March 15, 2033, without taking into account all possible patent term adjustments, extensions, or abandonments, and assuming payment of all appropriate maintenance, renewal, annuity, and other governmental fees. As our patents expire, the scope of our patent protection will be reduced, which may reduce or eliminate any competitive advantage afforded by our patent portfolio. As a result, our patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.

Moreover, the coverage claimed in a patent application can be significantly reduced before the patent is issued, and its scope can be reinterpreted after issuance. Even if patent applications licensed to us or assigned to us, currently or in the future, issue as patents, they may not issue in a form that will provide us with any meaningful protection, prevent competitors or other third parties from competing with us, or otherwise provide us with any competitive advantage. Any patents assigned to us may be challenged, narrowed, circumvented or invalidated by third parties. Consequently, we do not know whether our NOCISCAN product suite or our other products will be protectable or remain protected by valid and enforceable patents. Our competitors or other third parties may be able to circumvent our patents by developing similar or alternative products in a non-infringing manner, which could harm our business, financial condition and results of operations.

Some of our patents and patent applications may be co-owned or cross-licensed with third parties. If we give up, do not pursue, or are unable to obtain an exclusive license to any such third-party co-owners’ or licensee’s interest in such patents or patent applications, such co-owners or cross-licensees may be able to license or sub-license, respectively, their rights to other third parties, including our competitors, and our competitors could market competing products and technology. In addition, we may need the cooperation of any such co-owners or co-licensees of our patents in order to enforce such patents against third parties, and such cooperation may not be provided to us. Any of the foregoing could harm our sales, business, financial condition and results of operations.

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We rely on a License from the Regents of the University of California, as well as other aspects of our own patented technology and intellectual property, in order to be able to use and sell various proprietary technologies that are material to our business, as well as technologies which we intend to use in our future commercial activities. Our rights to use these licensed technologies and the inventions claimed in the licensed patents, are subject to the continuation of, and our compliance with the terms of the license. The License provides that for so long as we pay patent prosecution costs, the Regents of the University of California will diligently prosecute and maintain the United States and foreign patents comprising the Patent Rights using counsel of its choice, and the UCSF Regents' counsel will take instructions only from The Regents of the University of California has the right to terminate the agreement upon advanced notice in the event of a default by us. The agreement will expire upon the expiration or abandonment of the last of the licensed patents. The patents subject to the agreement expire between 2025 and 2029. The loss of this license would materially negatively affect our ability to pursue our business objectives and result in material harm to our business operations.

Risks Relating to this Offering and Ownership of Our Securities

Purchasers in the offering will suffer immediate dilution.

If you purchase Offered Shares in this offering, the value of your shares based on our pro forma net tangible book value will immediately be less than the offering price you paid. This reduction in the value of your equity is known as dilution. At an assumed public offering price of $0.73 per share, which represents the midpoint of the offering price range herein, purchasers of common stock in this offering will experience immediate dilution of approximately $0.04 per share, representing the difference between the assumed public offering price per share in this offering and our pro forma as adjusted net tangible book value per share as of March 31, 2024, after giving effect to the Pro Forma Adjustments (as defined herein), this offering, and after deducting estimated offering expenses payable by us. See “Dilution.”

You may experience future dilution as a result of future equity offerings or acquisitions.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any future offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into our common stock, in future transactions or acquisitions may be higher or lower than the price per share paid by investors in this offering.

In addition, we may engage in one or more potential acquisitions in the future, which could involve issuing our common stock as some or all of the consideration payable by us to complete such acquisitions. If we issue common stock or securities linked to our common stock, the newly issued securities may have a dilutive effect on the interests of the holders of our common stock. Additionally, future sales of newly issued shares used to effect an acquisition could depress the market price of our common stock.

This is a “best efforts” offering; no minimum amount of Offered Shares is required to be sold, and we may not raise the amount of capital we believe is required for our business.

There is no required minimum number of Offered Shares that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth in this Offering Circular. We may sell fewer than all of the Offered Shares offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of Offered Shares sufficient to pursue the business goals outlined in this Offering Circular. Thus, we may not raise the amount of capital we believe is required for our business and may need to raise additional funds, which may not be available or available on terms acceptable to us. Despite this, any proceeds from the sale of the Offered Shares offered by us will be available for our immediate use, and because there is no escrow account and no minimum offering amount in this offering, investors could be in a position where they have invested in us, but we are unable to fulfill our objectives due to a lack of interest in this offering.

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Our management will have broad discretion over the use of the net proceeds from this offering.

We currently intend to use the net proceeds from the sale of Offered Shares under this offering, together with our existing cash, to build out the product platforms, expand our sales and marketing efforts, and for general and administration expenses and other general corporate purposes. We have not reserved or allocated specific amounts for any of these purposes and we cannot specify with certainty how we will use the net proceeds. See “Use of Proceeds”. Accordingly, our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. We may use the net proceeds for corporate purposes that do not increase our operating results or market value.

We have not paid cash dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock, which may decrease in value.

We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

Our issuance of additional shares of preferred stock could adversely affect the market value of our common stock, dilute the voting power of common stockholders and delay or prevent a change of control.

Our board of directors has the authority to cause us to issue, without any further vote or action by the stockholders, shares of preferred stock in one or more series, to designate the number of shares constituting any series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights, rights and terms of redemption, redemption price or prices and liquidation preferences of such series.

The issuance of shares of preferred stock with dividend or conversion rights, liquidation preferences or other economic terms favorable to the holders of preferred stock could adversely affect the market price for our common stock by making an investment in the common stock less attractive. For example, investors in the common stock may not wish to purchase common stock at a price above the conversion price of a series of convertible preferred stock because the holders of the preferred stock would effectively be entitled to purchase common stock at the lower conversion price causing economic dilution to the holders of common stock.

Further, the issuance of shares of preferred stock with voting rights may adversely affect the voting power of the holders of our other classes of voting stock either by diluting the voting power of our other classes of voting stock if they vote together as a single class, or by giving the holders of any such preferred stock the right to block an action on which they have a separate class vote even if the action were approved by the holders of our other classes of voting stock. The issuance of shares of preferred stock may also have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders, even where stockholders are offered a premium for their shares.

The market price of our common stock has been, and may continue to be, subject to substantial volatility.

The market price of our common stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including;

•	volatility in the trading markets generally and in our particular market segment;
•	limited trading of our common stock;
•	actual or anticipated fluctuations in our results of operations;

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•	the financial projections we may provide to the public, any changes in those projections, or our failure to meet those projections;
•	announcements regarding our business or the business of our customers or competitors;
•	changes in accounting standards, policies, guidelines, interpretations, or principles;
•	actual or anticipated developments in our business or our competitors’ businesses or the competitive landscape generally;
•	developments or disputes concerning our intellectual property or our offerings, or third-party proprietary rights;
•	announced or completed acquisitions of businesses or technologies by us or our competitors;
•	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;
•	any major change in our board of directors or management;
•	sales of shares of our common stock by us or by our stockholders;
•	lawsuits threatened or filed against us; and
•	other events or factors, including those resulting from war, incidents of terrorism, pandemics (such as the COVID-19 pandemic) or responses to these events.

Statements of, or changes in, opinions, ratings, or earnings estimates made by brokerage firms or industry analysts relating to the markets in which we operate or expect to operate could have an adverse effect on the market price of our common stock. In addition, the stock market as a whole, as well as our particular market segment, has from time-to-time experienced extreme price and volume fluctuations, which may affect the market price for the securities of many companies, and which often have appeared unrelated to the operating performance of such companies. Any of these factors could negatively affect our stockholders’ ability to sell their shares of common stock at the time and price they desire.

A decline in the price of our common stock could affect our ability to raise further working capital, which could adversely impact our ability to continue operations.

A prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital. We may attempt to acquire a significant portion of the funds we need in order to conduct our planned operations through the sale of equity securities; thus, a decline in the price of our common stock could be detrimental to our liquidity and our operations because the decline may adversely affect investors’ desire to invest in our securities. If we are unable to raise the funds we require for all of our planned operations, we may be forced to reallocate funds from other planned uses and may suffer a significant negative effect on our business plan and operations, including our ability to develop new products or services and continue our current operations. As a result, our business may suffer, and we may be forced to reduce or discontinue operations. We also might not be able to meet our financial obligations if we cannot raise enough funds through the sale of our common stock and we may be forced to reduce or discontinue operations.

The issuance of common stock to White Lion pursuant to the Equity Line Purchase Agreement may cause substantial dilution to our existing shareholders, and the sale of such shares acquired by White Lion could cause the price of our common stock to decline.

Under our Equity Line Purchase Agreement with White Lion, the Company has the right, but not the obligation to require White Lion to purchase, from time to time, up to of $10,000,000 in aggregate gross purchase price of newly issued shares of the Company’s common stock. Through June 4, 2024, the Company has sold 1,800,000 shares to White Lion for total proceeds of $3,216,981. We currently have an effective registration statement that registers for resale by White Lion up to 2,500,000 shares of common stock that we may issue to White Lion under the Equity Line Purchase Agreement, of which there are 1,450,000 remaining to be issued. After White Lion has acquired shares under the Equity Line Purchase Agreement, it may sell all, some or none of those shares. Sales to White Lion by us pursuant to the Equity Line Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock.

The sale of a substantial number of shares to White Lion, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise desire. The number of shares of our common stock ultimately offered for resale by White Lion is dependent upon the number of shares of common stock issued to the White Lion pursuant to the Equity Line Purchase Agreement. Depending on a variety of factors, including market liquidity of our common stock, the issuance of shares to the Selling Securityholder may cause the trading price of our common stock to decline.

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We are an emerging growth company and a smaller reporting company, and our compliance with the reduced reporting and disclosure requirements applicable to emerging growth companies and smaller reporting companies could make our common stock less attractive to investors.

We are an emerging growth company, as defined in the JOBS Act, and we expect to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including the auditor attestation requirements of Section 404, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved and extended adoption period for accounting pronouncements.

Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company,” which would allow us to continue to take advantage of many of the same exemptions from disclosure requirements, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements.

We cannot predict whether investors will find our common stock less attractive as a result of our reliance on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We will remain an emerging growth company until the earliest of (i) the end of the fiscal year following the fifth anniversary of the completion of our IPO, (ii) the first fiscal year after our annual gross revenues exceed $1.235 billion, (iii) the date on which we have, during the immediately preceding three-year period, issued more than $1.00 billion in non-convertible debt securities, or (iv) the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeds $700 million as of the end of the second quarter of that fiscal year.

Provisions in our corporate charter and our bylaws and under Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.

The anti-takeover provisions of the Delaware General Corporation Law (the “DGCL”) may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, even if a change in control would be beneficial to our existing stockholders.

Provisions in our corporate charter and our bylaws discourage, delay or prevent a merger, acquisition or other change in control of us that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. These provisions also could limit the price that investors might be willing to pay in the future for shares of our common stock, thereby depressing the market price of our common stock. In addition, because our board of directors is responsible for appointing the members of our management team, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors. Among other things, these provisions:

•	allow the authorized number of our directors to be changed only by resolution of our board of directors;
•	limit the manner in which stockholders can remove directors from the board;
•	establish advance notice requirements for stockholder proposals that can be acted on at stockholder meetings and nominations to our board of directors;
•	require that stockholder actions must be effected at a duly called stockholder meeting and prohibit actions by our stockholders by written consent;
•	limit who may call stockholder meetings;
•	authorize our board of directors to issue preferred stock without stockholder approval, which could be used to institute a stockholder rights plan, or so-called “poison pill,” that would work to dilute the stock ownership of a potential hostile acquirer, effectively preventing acquisitions that have not been approved by our board of directors; and

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Moreover, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the DGCL, which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner.

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware or, under certain circumstances, the federal district courts of the United States of America will be the exclusive forums for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or agents.

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) is the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law for:

•	any derivative action or proceeding brought on our behalf;
•	any action asserting a breach of fiduciary duty;
•	any action arising pursuant to the Delaware General Corporation Law, our amended and restated certificate of incorporation, or our amended and restated bylaws; and
•	any action asserting a claim against us that is governed by the internal-affairs doctrine.

These provisions would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any claim for which the federal district courts of the United States of America have exclusive jurisdiction. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims.

Our stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and consented to, the provisions of our amended and restated certificate of incorporation described in the preceding sentences.

To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our amended and restated certificate of provides that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of our amended and restated certificate of incorporation in effect upon the effectiveness of our IPO. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.

These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers and other employees. If a court were to find either exclusive-forum provision in our amended and restated certificate of incorporation in effect upon the effectiveness of our IPO to be inapplicable or unenforceable in an action, we may incur further significant additional costs associated with resolving the dispute in other jurisdictions, all of which could harm our business and financial condition.

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DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted immediately to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock after this offering.

Our historical net tangible book value as of March 31, 2024, was $1.3 million, or $0.18 per share of common stock based on 7,153,500 shares of common stock outstanding as of March 31, 2024. Historical net tangible book value per share is calculated by subtracting our total liabilities from our total tangible assets, which is total assets less intangible assets, and dividing this amount by the number of shares of common stock outstanding as of such date.

After giving effect to the issuance of 1,050,000 shares of our common stock to White Lion Capital, LLC for proceeds of $304,500 pursuant to an equity line common stock purchase agreement, since March 31, 2024, (collectively, the “Pro Forma Adjustments”), our pro forma net tangible book value would have been approximately $1.6 million, or $0.20 per share.

After giving further effect to the assumed sale by us of the Offered Shares at an assumed public offering price of $0.73 per share (which represents the midpoint of the offering price range herein), and after deducting estimated offering expenses, our pro forma as adjusted net tangible book value as of March 31, 2024 would have been approximately $76.4 million or $0.69 per share of common stock. This represents an immediate increase in the net tangible book value of $0.49 per share to our existing stockholders and an immediate and substantial dilution in net tangible book value of $0.04 per share to new investors. The following table illustrates this hypothetical per share dilution:

Assumed public offering price per share	$0.73
Historical net tangible book value per share as of March 31, 2024	$0.18
Increase in net tangible book value per share attributable to the Pro Forma Adjustments	$.02
Pro forma net tangible book value per share as of March 31, 2024	$0.20
Increase in pro forma net tangible book value per share attributable to this offering	$0.49
Pro forma as adjusted net tangible book value per share as of March 31, 2024 after giving effect to this offering	$0.69
Dilution per share to purchasers of Offered Shares in this offering	$0.04

A $1.00 increase in the assumed public offering price of $0.73 per Offered Share, would increase the pro forma as adjusted net tangible book value per share by $0.93, and increase dilution to new investors by $0.07 per share, in each case assuming that the number of Offered Shares offered by us, as set forth on the cover page of this Offering Circular, remains the same and after deducting estimated offering expenses payable by us.

The pro forma as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual public offering price of our Offered Shares and other terms of this offering determined at pricing.

The number of shares of common stock outstanding as of March 31, 2024, as shown above, is based on 7,153,500 shares of common stock issued and outstanding as of that date and excludes the following items (which are calculated as of June 4, 2024):

•	10,350,000 shares of our common stock issuable upon the exercise of our outstanding warrants issued as part of our February 2024 public offering,
•	136,124 shares of our common stock issuable upon the exercise of outstanding stock options granted under our 2015 Stock Plan,
•	33,334 shares of our common stock issuable upon the exercise of outstanding stock options granted under our 2022 Stock Plan,
•	15,838 shares of our common stock issuable upon the settlement of outstanding restricted stock units (“RSUs) options granted under our 2022 Stock Plan,
•	123,310 shares of our common stock reserved for future grant under our 2022 Stock Plan,
•	155,610 shares of common stock issuable upon the exercise of our outstanding Nasdaq-listed IPO Warrants,
•	151,815 shares of common stock issuable upon the exercise of outstanding privately placed warrants,
•	10,825 shares of common stock reserved for issuance upon the exercise of an outstanding IPO underwriter representative common stock warrants, and,
•	up to $6,783,019 worth of common stock that may be sold in the future by the Company to White Lion from time to time pursuant to the Equity Line Purchase Agreement.

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USE OF PROCEEDS

The table below sets forth the estimated proceeds we would derive from this offering, assuming the sale of 25%, 50%, 75% and 100% of the Offered Shares at an assumed per share price of $0.73, which represents the midpoint of the offering price range herein. There is, of course, no guaranty that we will be successful in selling any of the Offered Shares in this offering.

	Assumed Percentage of Offered Shares Sold in This Offering
	25%	50%	75%	100%
Offered Shares sold	25,684,932	51,369,863	77,054,795	102,739,726
Gross proceeds	$18,750,000	$37,500,000	$56,250,000	$75,000,000
Offering expenses (1)	(250,000)	(250,000)	(250,000)	(250,000)
Net proceeds	$18,500,000	$37,250,000	$56,000,000	$74,750,000

(1)	Represents legal and accounting fees and expenses and out-of-pocket costs of escrow and clearing agent (See “Plan of Distribution”).

We intend to use the net proceeds from this offering, together with our existing cash, to fund market development and clinical evidence, product development and quality, and general and administration support, retire outstanding debt, and other general corporate purposes.

We reserve the right to change the foregoing use of proceeds, should our management believe it to be in the best interest of our company. The allocations of the proceeds of this offering presented above constitute the current estimates of our management and are based on our current plans, assumptions made with respect to the industry in which we currently or, in the future, expect to operate, general economic conditions and our future revenue and expenditure estimates.

Investors are cautioned that expenditures may vary substantially from the estimates presented above. Investors must rely on the judgment of our management, who will have broad discretion regarding the application of the proceeds of this offering. The amounts and timing of our actual expenditures will depend upon numerous factors, including market conditions, cash generated by our operations (if any), business developments and the rate of our growth. We may find it necessary or advisable to use portions of the proceeds of this offering for other purposes.

In the event we do not obtain the entire offering amount hereunder, we may attempt to obtain additional funds through private offerings of our securities or by borrowing funds. Currently, we do not have any committed sources of financing.

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PLAN OF DISTRIBUTION

In General

Our company is offering a maximum of 102,739,726 Offered Shares on a “best-efforts” basis, at a fixed price of $0.73, which represents the midpoint of the offering price range of $0.30 to $1.15 per share (to be fixed by post-qualification supplement). There is no minimum purchase requirement for investors in this offering. This offering will terminate at the earliest of (a) the date on which the maximum offering has been sold, (b) the date which is one year from this offering being qualified by the SEC or (c) the date on which this offering is earlier terminated by us, in our sole discretion.

There is no minimum number of Offered Shares that we are required to sell in this offering. All funds derived by us from this offering will be immediately available for use by us, in accordance with the uses set forth in the section entitled “Use of Proceeds” of this Offering Circular. No funds will be placed in an escrow account during the offering period and no funds will be returned once an investor’s subscription agreement has been accepted by us.

We intend to sell the Offered Shares in this offering through the efforts of our Chief Executive Officer, Jeffery Thramann. Mr. Thramann will not receive any compensation for offering or selling the Offered Shares. We believe that Mr. Thramann is exempt from registration as a broker-dealer under the provisions of Rule 3a4-1 promulgated under the Exchange Act. In particular, Mr. Thramann:

•	is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Securities Act; and
•	is not to be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and
•	is not an associated person of a broker or dealer; and
•	meets the conditions of the following:
•	primarily performs, and will perform at the end of this offering, substantial duties for us or on our behalf otherwise than in connection with transactions in securities; and
•	was not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and
•	did not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on paragraphs (a)(4)(i) or (iii) of Rule 3a4-1 under the Exchange Act.

As of the date of this Offering Circular, we have not entered into any agreements with selling agents for the sale of the Offered Shares. However, we reserve the right to engage FINRA-member broker-dealers. In the event we engage FINRA-member broker-dealers, we expect to pay sales commissions of up to [3 .0]% of the gross offering proceeds from their sales of the Offered Shares. In connection with our appointment of a selling broker-dealer, we intend to enter into a standard selling agent agreement with the broker-dealer pursuant to which the broker-dealer would act as our non-exclusive sales agent in consideration of our payment of commissions of up to [3.0]% on the sale of Offered Shares effected by the broker-dealer.

Procedures for Subscribing

If you are interested in subscribing for Offered Shares in this offering, please submit a request for information by e-mail to Mr. Thramann at jeff@thramann.com; all relevant information will be delivered to you by return e-mail. Thereafter, should you decide to subscribe for Offered Shares, you are required to follow the procedures described in the subscription agreement included in the delivered information, which are:

•	Electronically execute and deliver to us a subscription agreement; and
•	Deliver funds directly by check or by wire or electronic funds transfer via ACH to our specified bank account.

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Right to Reject Subscriptions

After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to us, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions

Conditioned upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the Offered Shares subscribed. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

This Offering Circular will be furnished to prospective investors upon their request via electronic PDF format and will be available for viewing and download 24 hours per day, 7 days per week on our company’s page on the SEC’s website: www.sec.gov.

An investor will become a shareholder of the Company and the Offered Shares will be issued, as of the date of settlement. Settlement will not occur until an investor’s funds have cleared and we accept the investor as a shareholder.

By executing the subscription agreement and paying the total purchase price for the Offered Shares subscribed, each investor agrees to accept the terms of the subscription agreement and attests that the investor meets certain minimum financial standards.

An approved trustee must process and forward to us subscriptions made through IRAs, Keogh plans and 401(k) plans. In the case of investments through IRAs, Keogh plans and 401(k) plans, we will send the confirmation and notice of our acceptance to the trustee.

State Law Exemption and Offerings to “Qualified Purchasers”

The Offered Shares are being offered and sold to “qualified purchasers” (as defined in Regulation A under the Securities Act). As a Tier 2 offering pursuant to Regulation A under the Securities Act, this offering will be exempt from state “Blue Sky” law review, subject to certain state filing requirements and anti-fraud provisions, to the extent that the Offered Shares offered hereby are offered and sold only to “qualified purchasers”.

“Qualified purchasers” include any person to whom securities are offered or sold in a Tier 2 offering pursuant to Regulation A under the Securities Act. We reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine, in our sole and absolute discretion, that such investor is not a “qualified purchaser” for purposes of Regulation A. We intend to offer and sell the Offered Shares to qualified purchasers in every state of the United States.

Issuance of Offered Shares

Upon settlement, that is, at such time as an investor’s funds have cleared and we have accepted an investor’s subscription agreement, we will either issue such investor’s purchased Offered Shares in book-entry form or issue a certificate or certificates representing such investor’s purchased Offered Shares.

Transferability of the Offered Shares

The Offered Shares will be generally freely transferable, subject to any restrictions imposed by applicable securities laws or regulations.

Listing of Offered Shares

The Offered Shares will be listed on The Nasdaq Capital Market under the symbol “ACON.”

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DESCRIPTION OF SECURITIES

The following description is intended as a summary of our certificate of incorporation (which we refer to as our “charter”) and our bylaws, each of which is filed as an exhibit to the Offering Circular, and to the applicable provisions of the Delaware General Corporation Law. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our charter and bylaws.

We have two classes of securities registered under Section 12 of the Exchange Act. Our shares of common stock are listed on The Nasdaq Stock Market under the trading symbol “ACON.” Our IPO Warrants are listed on the Nasdaq Stock Market under the trading symbol “ACONW.”

Authorized Capital Stock

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.00001 per share, and 20,000,000 shares of preferred stock, par value $0.00001 per share.

Common Stock

The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. The holders of our common stock do not have any cumulative voting rights. Holders of our common stock are entitled to receive ratably any dividends declared by our board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred stock. Our common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions.

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred stock. Each outstanding share of common stock is duly and validly issued, fully paid and non-assessable.

Preferred Stock

Our board will have the authority, without further action by our stockholders, to issue up to 20,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action.

No shares of preferred stock are currently outstanding. We redeemed the one outstanding share of Series A preferred stock on March 28, 2023.

Anti-Takeover Effects of Delaware Law and Provisions of our Charter and our Bylaws

Certain provisions of the DGCL and of our charter and our bylaws could have the effect of delaying, deferring or preventing another party from acquiring control of us and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

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Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, our Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or
•	at or after the time the stockholder became interested, the business combination was approved by our Board and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, transfer, lease, pledge, exchange, mortgage or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;
•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or
•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Board Composition and Filling Vacancies

Our charter provides that stockholders may remove directors only for cause and only by the affirmative vote of the holders of at least two-thirds of our outstanding common stock. Our charter and bylaws authorize only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors may only be set by a resolution adopted by a majority vote of our entire board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors but promotes continuity of management.

No Written Consent of Stockholders

Our charter and bylaws provide that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting. This limit may lengthen the amount of time required to take stockholder actions and would prevent the amendment of our bylaws or removal of directors by our stockholders without holding a meeting of stockholders.

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Meetings of Stockholders

Our charter and bylaws provide that only a majority of the members of our Board then in office, our Executive Chairman or our Chief Executive Officer may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders.

Advance Notice Requirements

Our bylaws provide advance notice procedures for stockholders seeking to bring matters before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Amendment to our Charter and Bylaws

The DGCL, provides, generally, that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our bylaws may be amended or repealed by a majority vote of our board of directors or the affirmative vote of the holders of at least two-thirds of the votes that all our stockholders would be entitled to cast in an annual election of directors. In addition, the affirmative vote of the holders of at least two-thirds of the votes that all our stockholders would be entitled to cast in an election of directors is required to amend or repeal or to adopt certain provisions of our charter.

Undesignated preferred stock

Our charter provides for 20,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of our stockholders, our board could cause shares of convertible preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our charter grants our board broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.

Choice of Forum

Our charter provides that the Court of Chancery of the State of Delaware is the exclusive forum for the following types of actions or proceedings: any derivative action or proceeding brought on behalf of the Company, any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, any action asserting a claim against the Company arising pursuant to any provision of the DGCL or the Company’s certificate of incorporation or bylaws, or any action asserting a claim against the Company governed by the internal affairs doctrine. Our charter also provides that unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Despite the fact that the certificate of incorporation provides for this exclusive forum provision to be applicable to the fullest extent permitted by applicable law, Section 27 of the Exchange Act, creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder and Section 22 of the Securities Act, creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, this provision of the Company’s certificate of incorporation would not apply to claims brought to enforce a duty or liability created by the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. However, there is uncertainty as to whether a Delaware court would enforce the exclusive federal forum provisions for Securities Act claims and that investors cannot waive compliance with the federal securities laws and rules and regulations thereunder.

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Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Nasdaq-Listed IPO Warrants

Each IPO Warrant represents the right to purchase one share of common stock at an exercise price of $4.35 (pre-split), or $69.60 (after giving effect to our January 3, 2024 reverse stock split). The IPO Warrants are exercisable beginning April 21, 2022, will terminate on the 5th anniversary date the IPO Warrants are first exercisable. The exercise price and number of shares for which each IPO Warrant may be exercised is subject to adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock.

Holders of the IPO Warrants may exercise their IPO Warrants to purchase shares of our common stock on or before the termination date by delivering an exercise notice, appropriately completed and duly signed. Payment of the exercise price for the number of shares for which the IPO Warrants is being exercised must be made within two trading days following such exercise. In the event that the registration statement relating to the IPO Warrant shares (the “IPO Warrant Shares”) is not effective, a holder of IPO Warrants may only exercise its IPO Warrants for a net number of IPO Warrant Shares pursuant to the cashless exercise procedures specified in the IPO Warrants. IPO Warrants may be exercised in whole or in part, and any portion of an IPO Warrant not exercised prior to the termination date shall be and become void and of no value. The absence of an effective registration statement or applicable exemption from registration does not alleviate our obligation to deliver common stock issuable upon exercise of an IPO Warrant.

Upon the holder’s exercise of an IPO Warrant, we will issue the shares of common stock issuable upon exercise of the IPO Warrant within three trading days of our receipt of notice of exercise, subject to timely payment of the aggregate exercise price therefor.

The shares of common stock issuable on exercise of the IPO Warrants will be, when issued in accordance with the IPO Warrants, duly and validly authorized, issued and fully paid and non-assessable. We will authorize and reserve at least that number of shares of common stock equal to the number of shares of common stock issuable upon exercise of all outstanding warrants.

If, at any time an IPO Warrant is outstanding, we consummate any fundamental transaction, as described in the IPO Warrants and generally including any consolidation or merger into another corporation, the consummation of a transaction whereby another entity acquires more than 50% of our outstanding common stock, or the sale of all or substantially all of our assets, or other transaction in which our common stock is converted into or exchanged for other securities or other consideration, the holder of any IPO Warrants will thereafter receive upon exercise of the IPO Warrants, the securities or other consideration to which a holder of the number of shares of common stock then deliverable upon the exercise or conversion of such IPO Warrants would have been entitled upon such consolidation or merger or other transaction.

The IPO Warrants are not exercisable by their holder to the extent (but only to the extent) that such holder or any of its affiliates would beneficially own in excess of 4.99% of our common stock.

Amendments and waivers of the terms of the IPO Warrants require the written consent of the holder of such IPO Warrants and us. The IPO Warrants were issued in book-entry form under a warrant agent agreement between V-Stock Transfer Company, Inc. as warrant agent, and us, and shall initially be represented by one or more book-entry certificates deposited with The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

You should review a copy of the warrant agent agreement and the form of the IPO Warrants, each of which are included as exhibits to the Offering Circular.

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Transfer Agent, Registrar, Warrant Agent

The transfer agent and registrar for our common stock and the warrant agent for our IPO Warrants is VStock Transfer LLC, 18 Lafayette Place, Woodmere, NY 11598.

At June 4, 2024, after giving effect to our January 3, 2024 reverse stock split, there were 8,210,671 shares of our common stock outstanding, and approximately 137 stockholders of record. No shares of our preferred stock are outstanding.

All Outstanding Warrants

The following table summarizes the Company’s outstanding warrants as of March 31, 2024. The warrants and related strike prices have been adjusted to reflect the 2024 Stock Split.

Issue Date	Strike price	Number outstanding	Expiration
April 21, 2022 (1)	$69.60	155,610	April 21, 2027
April 21, 2022	$87.04	10,825	April 21, 2027
April 21, 2022	$69.60	26,673	April 21, 2027
May 16, 2023 (2)	$0.29	77,010	May 16, 2028
November 21, 2023 (2)	$0.29	46,556	November 21, 2028
November 21, 2023	$0.00001	1,576	November 21, 2028
February 27, 2024	$0.58	10,350,000	February 27, 2029

(1)	These warrants were issued as part of the Company’s initial public offering completed April 2022, and trade on Nasdaq under the ticker symbol “ACONW.”
(2)	The per share exercise price of these warrants is subject to a “ratchet” adjustment if the Company issues securities at an effective per share price lower than the then effective warrant exercise price. The strike price of $0.29 is current through the equity line activity closed April 26, 2024 (see Note 14: Subsequent Events to our quarterly financial statements included elsewhere herein).

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BUSINESS

Aclarion is a healthcare technology company that leverages Magnetic Resonance Spectroscopy (“MRS”), and proprietary biomarkers to optimize clinical treatments. Aclarion’s technology addresses the $134.5B U.S. low back and neck pain market, which according to a 2020 JAMA (Journal of the American Medical Association) article is now the most costly healthcare condition in the United States. The Company is currently utilizing Artificial Intelligence (“AI”) to assist in quality control processes that flag spectroscopy data indicative of a poor MRS study. The use of AI in this application is early in its development cycle and is expected to evolve with further research and development. The Company is capturing in databases both the raw spectroscopy data and the post-processed spectral data from every Nociscan completed in order to utilize this data as future training data to teach a machine learning algorithms to associate MRS data with clinical outcomes. The use of AI in this application is aspirational and we intend this type of AI research and development to be an ongoing process applied not only to the various treatment paths associated with back pain, such as conservative therapies, regenerative and cell therapies and surgical intervention, but also to potentially expand into other clinical explorations involving the diagnosis of brain, breast and prostate tumors.

The Company, which has limited sales to date, is addressing the chronic low back pain market by initially focusing on improving the outcomes of surgical interventions to treat chronic discogenic low back pain. In this initial application, Aclarion technology is intended to assist surgeons in determining the optimal surgical procedure for a patient undergoing surgery for pain isolated to their lumbar spine (the “lumbar spine” is comprised of the five (5) lower vertebrae, L-1 to L-5). Through clinical studies we intend to extend the application of our technology beyond surgical decisioning to help with managing large segments of low back pain patients from the point of initial MRI through to episode resolution. We believe this will expand the use of our technology to supporting treatment decisions for chronic low back pain patients undergoing conservative therapies such as physical therapy or biologic and cell therapies aimed at regenerating the lumbar discs. We plan to expand the application of our technology beyond the lumbar spine to address neck pain populations in addition to low back pain populations. To expand the application of our technology for use in neck pain populations, we will need to overcome technical changes associated with securing adequate MRS data from the cervical disc, which is significantly smaller than the lumbar disc, and there can be no assurance the Company will be able to overcome these challenges.

The core technology Aclarion employs is MR Spectroscopy. The patient experience when undergoing an MRS exam is exactly like that of a standard MRI, with the exception of an additional 3-5 minutes for each disc undergoing a spectroscopy exam. Whereas a standard MRI produces a signal that is converted into anatomical images, an MRS produces a signal that is converted into a waveform that identifies the chemical composition of tissues. Just like with standard MRIs, the data from spectroscopy is useless without technologies that can process the data. Aclarion has developed proprietary signal processing software that transforms spectroscopy data into clear biomarkers. These biomarkers, which are exclusively licensed from the Regents of University of California, San Francisco (“UCSF”), are the key data inputs for our proprietary algorithms that, when applied, determine if an intervertebral disc is consistent with pain. Our patent portfolio includes 22 U.S. Patents, 17 Foreign Patents, 6 pending U.S. patent applications, and 7 pending Foreign patent applications, including patents and patent applications exclusively licensed from Regents of the University of California.

We believe one of the biggest issues driving the cost of treating low back and neck pain patients to the top of the list for healthcare spending is that there is no objective, cost effective and noninvasive diagnostics to reliably identify the source of a patient’s pain. We believe the poor surgical outcomes for chronic DLBP are largely due to difficulties in reliably and accurately diagnosing the specific spinal discs that are causing pain. The current primary diagnostic standard is the MRI, which is useful for showing abnormal structures and tissue dehydration, but, we believe, cannot reliably identify specific discs that are causing pain. To diagnose specific discs that are causing pain, a needle-based Provocation Discogram test (“PD Test”) has been developed. PD Tests have been shown to be highly accurate when performed properly. However, a PD Test is invasive, subjective, and unpleasant for the patient as the patient needs to be awake in order to tell the physician if the pain the physician is purposefully causing in the disc is the same as the pain the patient feels when they are experiencing a back pain episode. In addition, recent evidence has shown that the action of inserting a needle into a normal disc during a discogram procedure leads to an increased rate of degeneration in these previously normal discs. Based on the limitations and concerns of the PD Test, we believe there is a significant need for an objective, accurate, personalized, and noninvasive diagnostic test that can reliably determine if an individual disc is a pain generator. By providing physicians information about whether a disc has the chemical and structural makeup consistent with pain or not, we believe the treatment plan for each patient will lead to more efficient and targeted care that, will in turn, result in lower costs and healthier patient outcomes.

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Aclarion has taken the first steps to demonstrate the potential use of our technology in helping to improve the outcome of surgical intervention for discogenic low back pain patients by publishing a clinical study in the European Spine Journal in April 2019. The study illustrated that when all discs identified as consistent with pain by our technology were included in a surgical treatment, 97% of the patients met the criteria for “clinical improvement”. This compared to only 54% of patients meeting the criteria for clinical improvement if a disc that our technology identified as consistent with pain, was not included in the surgical treatment.

In April 2023, Aclarion advanced the evidence of our technology with a peer-reviewed journal article detailing the Gornet 2-year outcomes published in the European Spine Journal. The 2-year outcomes were durable with 1-year outcomes previously published in 2019. At 2-years follow-up, 85% of patients improved when disc(s) identified as consistent with pain by our technology were included in a surgical treatment, compared to only 63% of patients when disc(s) identified as consistent with pain were not treated or disc(s) identified as consistent without pain were treated.

The results of the 2019 published study led the CPT committee to approve four Category III codes for our technology in January 2021. The NIH also included our technology as one of the handful of technologies selected to participate in their $150 million Back Pain Consortium (BACPAC) Research Program, an NIH translational, patient-centered effort to address the need for effective and personalized therapies for chronic low back pain. In 2022, the NIH subsequently selected our technology to be included in their prospective randomized follow-on study that resulted from BACPAC. This new study is called Biomarkers for the Evaluation of Spinal Treatments (BEST) and is designed to evaluate several technologies that provide data about a patient to see if these technologies can identify subgroups of chronic LBP patients that do better with one of four treatments being evaluated in the study.

Evolving science coupled with the understanding of degenerative painful discs has suggested that lumbar discs may become painful due to certain chemical changes, which changes cannot be identified using standard lumbar MRI imaging. However, an application of MRI scanners called Magnetic Resonance Spectroscopy has been developed by manufacturers of MRI equipment. MRSs are different than MRIs. An MRI generates images of body structures, while an MRS analyzes the relative amounts of various chemicals in body tissues.

Aclarion has developed a software application called NOCISCAN® which uses the existing MRS capabilities of many commercially available scanners to non-invasively analyze the chemical makeup of intervertebral discs in the spine. The software post-processes the MRS exam data and detects the presence of chemical biomarkers that we, in conjunction with spine researchers at UCSF, have demonstrated to be associated with degenerative pain and structural integrity of the lumbar discs. After processing the MRS exam data, we send the ordering clinician a report that details how to interpret the results of the MRS exam. We believe these results help clinicians make quicker and more informed decisions about which lumbar discs are painful, and which are not. We believe the ordering clinician can use this information to determine the optimal treatment plan for an individual patient.

Because we believe that spectroscopy is not widely used for any clinical purposes today, there are practical limitations to the market opportunity that must be addressed. We believe the two biggest limitations may be the lack of deployment of spectroscopy software across the installed base of existing MRIs worldwide, and the fact that only certain MR scanner models are compatible with our technology. For compatible MRI sites that do not currently have spectroscopy software installed, the onetime cost of the software ranges from $25,000 to $50,000. Currently, our NOCISCAN platform is only compatible with certain MR scanner models provided by SIEMENS, of which there are an estimated 1,500 in the United States, and 4,320 worldwide. We plan to collaborate with other MRI scanner vendors, as well as SIEMENS, to establish compatibility with their respective scanners and MRS capabilities for use with our products. That may allow us to include discounted pricing on spectroscopy software for MRI sites interested in providing DLBP patients with the NOCISCAN offering.

The first application of Aclarion’s technology is focused on improving surgical decision making when surgical intervention is being contemplated for patients with low back pain. The Company’s first commercial product, which we have named “NOCISCAN”, utilizes our proprietary biomarkers and algorithms to provide surgeons with information about which intervertebral discs are determined to be consistent with generating pain, and which are not. We believe that surgeons can use this information to better plan their surgical treatments and improve outcomes in their patients. In a clinical study published in the European Spine Journal in April 2019 it was shown that in patients where all discs identified as painful by NOCISCAN were included in the surgical treatment that 97% of those patients met the criteria for significant clinical improvement. This compared to only 54% of surgical patients meeting the criteria for significant clinical improvement when discs identified as painful by NOCISCAN were omitted from the surgical treatment, or discs identified as not painful by NOCISCAN were included in the treatment. Some authors of this study had a financial relationship with Aclarion, who sponsored the study.

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In April 2023, Aclarion advanced the evidence of our technology with a peer-reviewed journal article detailing the Gornet 2-year outcomes published in the European Spine Journal. The 2-year outcomes were durable with 1-year outcomes previously published in 2019. At 2-years follow-up, 85% of patients improved when disc(s) identified as consistent with pain by our technology were included in a surgical treatment, compared to only 63% of patients when disc(s) identified as consistent with pain were not treated or disc(s) identified as consistent without pain were treated.

Based on the results of this clinical study, the Company believes that use of NOCISCAN could become the standard protocol for assisting in the treatment plan of patients with low back pain undergoing surgical intervention. Utilizing the results of our European Spine Journal Study, we applied to the American Medical Association for CPT codes to begin the process of securing insurance coverage to pay for NOCISCAN. On January 1, 2021, Category III CPT codes became effective. The Company is now executing its plan to commercialize NOCISCAN. See “Reimbursement” below.

The core technology underlying NOCISCAN is the use of MR spectroscopy to identify the chemical makeup of intervertebral discs with a focus on identifying specific proprietary biomarkers known to be correlated to pain and to the structural degradation of discs. We believe this technology, in combination with advanced machine learning and AI platforms, has the potential to not only become included in the standard of care for patients undergoing surgical intervention for low back pain, but to become a core data input for optimally managing entire segments of patients suffering from low back and neck pain.

Employees

As of the date of this Offering Circular, we had 7 total employees, 3 of whom were engaged in research and development activities, 1 engaged in strategy and business development, and 3 of whom were engaged in general administration. We believe that we maintain good relations with our employees.

Properties

Our principal executive offices are located at 8181 Arista Place, Suite 100, Broomfield, Colorado 80021. We believe that our facility is sufficient to meet our current needs and that suitable additional space will be available as and when needed.

Legal Proceedings

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. We are not currently a party to any material legal proceedings, the adverse outcome of which, in our management’s opinion, individually or in the aggregate, could have a material adverse effect on the results of our operations or financial position. There are no material proceedings in which any of our directors, officers or affiliates or any registered or beneficial stockholder of more than 5% of our common stock is an adverse party or has a material interest adverse to our interest.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the audited financial statements (prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and related notes included elsewhere in this Offering Circular. The following discussion contains forward-looking statements that are subject to risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks, and assumptions associated with those statements. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this Offering Circular, particularly in the section entitled “Risk Factors.” Unless we state otherwise or the context otherwise requires, the terms “we,” “us,” “our” and the “Company” refer to Aclarion, Inc.

Overview

Aclarion is a healthcare technology company that leverages Magnetic Resonance Spectroscopy (“MRS”), proprietary signal processing techniques, biomarkers, and augmented intelligence algorithms to optimize clinical treatments. The Company is first addressing the chronic low back pain market with Nociscan, the first, evidence-supported, SaaS platform to noninvasively help physicians distinguish between painful and nonpainful discs in the lumbar spine. Through a cloud connection, Nociscan receives magnetic resonance spectroscopy (MRS) data from an MRI machine for each lumbar disc being evaluated. In the cloud, proprietary signal processing techniques extract and quantify chemical biomarkers demonstrated to be associated with disc pain. Biomarker data is entered into proprietary algorithms to indicate if a disc may be a source of pain. When used with other diagnostic tools, Nociscan provides critical insights into the location of a patient’s low back pain, giving physicians clarity to optimize treatment strategies.

To date, we have financed our operations primarily through private placements of preferred shares and debt financing, PPP loans that were forgiven, an equity line, an initial public offering on April 21, 2022, and a subsequent public offering on February 27, 2024.

Since our inception we have incurred significant operating losses. As of March 31, 2024, we had an accumulated deficit of approximately $46.7 million. Our ability to generate product revenue sufficient to achieve profitability will depend heavily on the successful commercialization and continued development of our SaaS platform. We expect that our expenses and capital requirements will increase substantially in connection with our ongoing activities, particularly if and as we:

•	identify and support Key Opinion Leader (“KOL”) physicians and radiologists to help secure local payer coverage decisions and spine society support for our technology;
•	expand the network of imaging centers and physicians using NOCISCAN in each market such that the technology is widely available to patients covered by payers;
•	support surgeons, radiologists, Physical Medicine and Rehabilitation physicians, chiropractors, physical therapists, regenerative therapy physicians and medical device companies that address low back pain to initiate studies and report results;
•	build and expand clinical trials and registries to provide real world evidence of better outcomes when using Nociscan to help determine which discs to treat;
•	pursue value-based care contracts to share in the profits that result from the improved surgical outcomes we believe our technology enables in DLBP patients;
•	hire additional business development, product management, operational and marketing personnel;
•	add operational and general administrative personnel which will support our product development programs, commercialization efforts, and our transition to operating as a public company.

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Our primary near-term growth strategy is to secure payer contracts (including insurance companies, self- insured employers, Medicare, Medicaid, workmen’s compensation boards et. al.) to cover our Category III CPT codes. We believe that with favorable payer coverage, the Company has the opportunity to more efficiently engage physicians and imaging centers that will adopt our technology.

As a result, we may need substantial additional funding to support our continuing operations and pursue our growth strategy. Until such time as we can generate significant revenue from product sales, if ever, we expect to finance our operations through the sale of equity, debt financings or other capital sources, which may include collaborations with other companies or other strategic transactions.

As of March 31, 2024, we had cash of approximately $2.1 million, which we believe will be sufficient to fund current operating plans into the third quarter of 2024, approaching the maturity repayment of our unsecured non-convertible note, which is due in September 2024. We have based this estimate on assumptions that may prove to be wrong, and we could exhaust our available capital resources sooner than we expect. See “Liquidity and capital resources.” To finance our operations beyond that point, we will need to raise additional capital, which cannot be assured. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we may have to significantly delay, scale back, or discontinue the commercialization or further development of our SaaS platform.

Corporate Information

We were formed under the name Nocimed, LLC, a limited liability company in January 2008, under the laws of the State of Delaware. In February 2015, Nocimed, LLC was converted into Nocimed, Inc. a Delaware corporation. On December 3, 2021, we changed our name to Aclarion, Inc. Our principal executive offices are located at 8181 Arista Place, Suite 100, Broomfield, Colorado 80021. Our main telephone number is (833) 275-2266. Our internet website is www.aclarion.com. The information contained in, or that can be accessed through, our website is not incorporated by reference and is not a part of this Offering Circular.

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Results of Operations

Operating Activities

For the Years Ended December 31, 2023 and 2022

The following table summarizes our results of operations for the twelve months ended December 31, 2023, and 2022.

	Year Ended December 31,
	2023	2022	2022 to 2023
		(restated)	$ Change
Revenue
Revenue	$75,404	$60,444	$14,960
Cost of revenue	75,728	65,298	10,430
Gross profit (loss)	(324)	(4,854)	4,530

Operating expenses:
Sales and marketing	757,004	498,003	259,001
Research and development	873,336	1,067,992	(194,656)
General and administrative	3,245,317	3,990,719	(745,402)
Total operating expenses	4,875,657	5,556,714	(681,057)

Income (loss) from operations	(4,875,981)	(5,561,568)	685,587

Other income (expense):
Interest expense	(608,288)	(1,507,546)	899,258
Changes in fair value of warrant and derivative liabilities	646,319	–	646,319
Loss on issuance of warrants	(72,862)	–	(72,862)
Other, net	(562)	521	(1,083)
Total other income (expense)	(35,393)	(1,507,025)	1,471,632

Income (loss) before income taxes	(4,911,374)	(7,068,593)	2,157,219
Income tax provision	–	–	–
Net income (loss)	$(4,911,374)	$(7,068,593)	$2,157,219

Dividends accrued for preferred stockholders	$–	$(415,523)	$415,523
Net income (loss) allocable to common stockholders	$(4,911,374)	$(7,484,116)	$2,572,742
Net income (loss) per share allocable to common shareholders	$(8.82)	$(19.61)	$10.79
Weighted average shares of common stock outstanding, basic and diluted	556,808	381,598	175,210

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Total revenues. Total revenue for the year ended December 31, 2023, was $75,404, which was an increase of $14,960 from $60,444 for the year ended December 31, 2022. This increase was primarily due to growing utilization of Nociscan in third-party clinical studies. Volumes and pricing were generally consistent in each year.

Cost of Revenue. Cost of Revenue is comprised of hosting and software costs, field support, UCSF royalty cost, NuVasive commission of 6%, partner fees (Radnet), and credit card fees. Total Cost of Revenue was $75,728 for the year ended December 31, 2023, compared to $65,298 for the year ended December 31, 2022, an increase of 16.0%. This increase was primarily due to higher year-over-year scan volumes and related Nociscan report output.

Sales and Marketing. Sales and marketing expenses were $757,004 for the year ended December 31, 2023, compared to $498,003 for the year ended December 31, 2022, an increase of $259,001 or 52.0%. This increase was driven primarily by additional vesting of restricted stock units to our increased number of Key Opinion Leaders.

Research and Development. Research and development expenses were $873,336 for the year ended December 31, 2023, compared to $1,067,992 for the year ended December 31, 2022, a decrease of $194,656 or 18.2%. This decrease was primarily due to a $123,828 contract milestone payment to UCSF in April 2022, related to the initial public offering, and reduced expense in 2023 clinical services.

General and Administrative. General and administrative expenses were $3,245,317 for the year ended December 31, 2023, a decrease of $745,402 or 18.7%, from $3,990,719 for the year ended December 31, 2022. This decrease in general and administrative expenses was driven primarily by a higher 2022 compensation expense related to the vesting of the Executive Chairman’s and executive’s outstanding common stock options, offset in part by higher legal and accounting fees in 2023.

Interest Expense. Total Interest expense was $608,288 for the year ended December 31, 2023, a decrease of $899,258, from the $1,507,546 for the year ended December 31, 2022. This decrease was driven primarily by the $1.3 million beneficial conversion rate charged to interest expense in 2022 for the conversion of all accrued interest on the Company's outstanding secured promissory notes into common shares and common stock warrants in connection with the April 2022, initial public offering. The 2023 interest expense was primarily due to the amortization of the note discount associated with the unsecured non-convertible promissory notes described in Note 11 to our financial statements -- Short Term Notes, Convertible Debt, and Derivative Liabilities.

Changes in Fair Value of Warrant and Derivative Liabilities. In the year ended December 31, 2023, the Company recorded $646,319 of changes in the fair value of the warrant and derivative liabilities associated with unsecured non-convertible promissory notes described in Note 4 -- Fair Value Measurements and Note 11 -- Short Term Notes, Convertible Debt, and Derivative Liabilities to our financial statements.

Other Net Expenses. During the year ended December 31, 2023, Other Net expenses were $562, which included bank interest, government fees, and realized exchange rate gain (losses).

Net income (loss). The Company experienced a net loss of $4,911,374 for the year ended December 31, 2023, compared to a net loss of $7,068,593 for the year ended December 31, 2022. In general, the year ended December 31, 2023 excluded two significant expenses that were present during the year 2022, that being the compensation expense related to the vesting of the Executive Chairman’s and other executive’s outstanding common stock options, and the $1.3 million beneficial conversion rate charged to interest expense for the conversion of all accrued interest on the Company's outstanding secured promissory notes into common shares and common stock warrants in connection with the April, 2022, initial public offering.

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For the Three Months Ended March 31, 2024 and 2023

The following table summarizes our results of operations for the three months ended March 31, 2024, and 2023.

	Three Months Ended March 31,
	2024	2023	$ Change
Revenue
Revenue	$10,114	$25,470	$(15,346)
Cost of revenue	19,476	17,453	2,023
Gross profit (loss)	(9,362)	8,017	(17,379)

Operating expenses:
Sales and marketing	181,056	177,284	3,772
Research and development	239,042	204,399	34,643
General and administrative	845,847	807,599	38,248
Total operating expenses	1,265,945	1,189,281	76,663

(Loss) from operations	(1,275,307)	(1,181,264)	(94,043)

Other income (expense):
Loss on exchange of debt	(1,066,732)	–	(1,066,732)
Loss on extinguishment of debt	(111,928)	–	(111,928)
Interest expense	(335,824)	(1,380)	(334,445)
Changes in fair value of warrant and derivative liabilities	297,684	–	297,684
Other, net	93,005	(816)	93,822
Total other (expense)	(1,123,795)	(2,196)	(1,121,598)

(Loss) before income taxes	(2,399,102)	(1,183,460)	(1,215,642)
Income tax provision
Net income (loss)	$(2,399,102)	$(1,183,460)	$(1,215,642)

Net (loss) allocable to common stockholders	$(2,399,102)	$(1,183,460)	$(1,215,642)
Net (loss) per share allocable to common stockholders	$(0.44)	$(2.39)	$1.95
Weighted average shares of common stock outstanding, basic and diluted	5,442,625	496,159	4,946,466

Total revenues. Total revenues for the quarter ended March 31, 2024 were $10,114, which was a decrease of $15,356, or 60%, from $25,470 for the quarter ended March 31, 2023. The decrease in revenues was driven primarily by the conclusion of certain clinical activity at customer sites utilizing NOCISCAN ® reports.

Cost of Revenue. Direct cost of revenue is comprised of hosting and software costs, field support, UCSF royalty cost, partner fees (Radnet), and credit card fees. Total cost of revenue was $19,476 for the quarter ended March 31, 2024, compared to $17,453 for the quarter ended March 31, 2023, an increase of 12%. This increase was primarily due to an increase in hosting and software costs.

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Sales and Marketing. Sales and marketing expenses were $181,056 for the quarter ended March 31, 2024, compared to $177,284 for the quarter ended March 31, 2023, a small increase of $3,772, or 2%. Marketing expenses include post-market clinical and reimbursement consulting, salaries, website support, press releases, conferences, travel, and shared-based compensation for Key Opinion Leaders.

Research and Development. Research and development expenses were $239,042 for the quarter ended March 31, 2024, compared to $204,399 for the quarter ended March 31, 2023, an increase of $34,643, or 17%. Required regulatory and quality system work was the primary driver of the increased expense.

General and Administrative. General and administrative expenses were $845,847 for the quarter ended March 31, 2024, an increase of $38,249 or 5%, from $807,599 for the quarter ended March 31, 2023. The increase was primarily due to audit and legal fees, offset in part by lower salary expense and D&O insurance premiums.

Other Income (Expense).

Interest expense was $335,824 for the quarter ended March 31, 2024, an increase of $334,445 from the $1,380 incurred during the quarter ended March 31, 2023. This increase in interest expense was due to the increase in debt taken on by the Company in 2023. In May, September and November 2023 the Company issued $2,594,118 aggregate principal amount of unsecured non-convertible notes to certain accredited investors. (see Note 9 to the condensed financial statements).

The Company incurred losses for the quarter ended March 31, 2024, on two transactions to reduce debt. The first transaction took place between January 22 and January 29, 2024, whereby the Company entered into a series of exchange agreements with investors to issue an aggregate of 644,142 post-split shares of common stock in exchange for $1,519,779 principal and accrued interest on the notes. This transaction accelerated the recognition of the related note discounts and resulted in a $1,066,732 charge. The second transaction was on March 6, 2024, whereby the Company paid $300,974 of principal and accrued interest on the notes. This transaction accelerated the recognition of the related note discounts and resulted in a $111,928 charge.

The Company’s warrant and derivative liabilities are recorded at fair value as of each reporting date (see Note 3 to the condensed financial statements). For the quarter ended March 31, 2024, the Company recorded a favorable adjustment in fair value of $297,684.

Other net income of $93,005 for the quarter ended March 31, 2024, included a favorable discount to accounts payable of $117,985, offset in part by a $25,000 penalty paid to investors related to a failure to timely register certain commitment shares.

Critical Accounting Policies and Use of Estimates

Our Management’s Discussion and Analysis of Financial Condition and Results of Operations is based on our financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States. The preparation of our financial statements and related disclosures requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, costs and expenses and the disclosure of contingent assets and liabilities in our financial statements. We base our estimates on historical experience, known trends and events and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates.

While our significant accounting policies are described in more detail in the notes to our financial statements, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our financial statements.

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Revenue Recognition

The Company derives its revenues from one source, the delivery of Nociscan reports to medical professionals. Revenues are recognized when a contract with a customer exists, and the control of the promised services are transferred to our customers. The amount of revenue recognized reflects the consideration we expect to receive in exchange for those services. Substantially all of our revenues are generated from contracts with customers in the United States.

Equity-Based Compensation

Certain of our employees and consultants have received grants of common stock options and RSUs in our company. These awards are accounted for in accordance with guidance prescribed for accounting for equity-based compensation. Based on this guidance and the terms of the awards, the awards are equity classified.

Until our April 2022 initial public offering, we were a private company with no active public market for our common equity. Therefore, we had periodically determined the overall value of our company and the estimated per share fair value of our common equity at their various dates using contemporaneous valuations performed in accordance with the guidance outlined in the American Institute of CPA’s Practice Aid. Since a public trading market for our common stock has been established in connection with the completion of our initial public offering, it will no longer be necessary for us to estimate the fair value of our common stock in connection with our accounting for equity awards we may grant, as the fair value of our common stock will be its public market trading price.

For financial reporting purposes, we performed common stock valuations as a private company with the assistance of a third-party specialist. Subsequent to the initial public offering, the fair value of the Company’s common stock underlying its equity awards is based on the quoted market price of the Company’s common stock on the grant date.

Going Concern

The Company believes that the net proceeds from the February 2024 initial public offering, and subsequent funding described in Note 14 to our quarterly financial statements included elsewhere herein, will be sufficient to fund current operating plans into the third quarter of 2024, approaching our final maturity repayment of our unsecured non-convertible note, which is due in September 2024. The Company has based these estimates, however, on assumptions that may prove to be wrong, and could spend available financial resources much faster than we currently expect. The Company will need to raise additional funds to continue funding our technology development. Management plans to secure such additional funding.

As a result of the Company’s recurring losses from operations and the need for additional financing to fund its operating and capital requirements, there is uncertainty regarding the Company’s ability to maintain liquidity sufficient to operate its business effectively, which raises substantial doubt as to the Company’s ability to continue as a going concern.

Liquidity and Capital Resources

Sources of Liquidity

To date, we have financed our operations primarily through private placements of preferred shares and debt financing, PPP loans that were forgiven, an equity line, an initial public offering on April 21, 2022, and a secondary public offering on February 27, 2024.

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During the three months ended March 31, 2024, the Company completed a public offering of 5,175,000 units (“Units”) at a price of $0.58 per Unit, for gross proceeds of approximately $3.0 million, before deducting offering expenses. Additionally, the Company raised approximately $1.4M of net proceeds from an equity line.

As of March 31, 2024, we had cash, including $10,000 of restricted cash, of $2,142,635. The Company believes that this cash and subsequent funding described in Note 14 to our quarterly financial statements included elsewhere herein, will be sufficient to fund current operating plans into the third quarter of 2024, approaching the maturity repayment of our unsecured non-convertible note, which is due in September 2024. The Company has based these estimates, however, on assumptions that may prove to be wrong, and could spend available financial resources much faster than we currently expect. The Company will need to raise additional funds to continue funding our technology development. Management plans to secure such additional funding.

Cash Flows

For the Years Ended December 31, 2023 and 2022:

The following table summarizes our sources and uses of cash for each of the periods presented:

	Year Ended December 31,
	2023	2022
		(restated)
Cash used in operating activities	$(3,646,947)	$(4,949,112)
Cash used in investing activities	(119,522)	(207,870)
Cash provided by financing activities	3,314,732	6,187,258
Net increase (decrease) in cash and cash equivalents	$(451,737)	$1,030,276

Operating activities

During the year ended December 31, 2023, net cash used in operating activities was $3,646,947. This use of cash consisted primarily of compensation and benefit expense, officers’ liability insurance, consulting, tax and audit fees, and maintain our quality system. Cash outlays in the year 2023 were relatively lower than the year 2022 due to longer procure-to-pay cycles. During the twelve months ended December 31, 2022, operating activities used $4,949,112, consisting primarily of compensation and benefit expense, consulting, and professional fees.

Investing activities

During the year ended December 31, 2023, and 2022, investing activities used $119,522 and $207,870 of cash, respectively. These investing activities consisted almost entirely of patent and license maintenance.

Financing activities

During the year ended December 31, 2023, net cash provided by financing activities was $3,314,732, which included $2,250,000 of proceeds from unsecured non-convertible note financings, $1,462,949 of proceeds from an equity line, and $398,217 of cash issuance costs related to both the equity line and debt. During the year ended December 31, 2022, net cash provided by financing activities was $6,187,258, which included $8,552,318 of initial public offering proceeds (net of underwriter compensation and deductions but excluding $25,000 pre-payment in 2021), $2,000,000 repayment of promissory notes, and $365,060 of IPO issuance costs.

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For the Three Months Ended March 31, 2024 and 2023:

The following table summarizes our sources and uses of cash for each of the periods presented:

	Three months Ended March 31,
	2024	2023

Cash used in operating activities	$(2,238,557)	$(1,013,113)
Cash used in investing activities	(63,657)	(11,719)
Cash provided by financing activities	3,413,780	–
Net increase (decrease) in cash	$1,111,566	$(1,024,831)

Operating activities

During the three months ended March 31, 2024, operating activities used $2,238,557 of cash. The Company significantly reduced accounts payable, primarily legal expenses that had accrued over time, and significantly reduced accrued expenses including payroll, bonuses, board compensation, and audit fees. During the three months ended March 31, 2023, operating activities used $1,013,113 of cash. This use of cash consisted primarily of employee compensation and benefit expense, general liability insurance, contractor compensation, and audit and legal fees.

Investing activities

During the three months ended March 31, 2024, and 2023, investing activities used $63,657 and $11,719 of cash, respectively. These investing activities consisted almost entirely of patent and license maintenance.

Financing activities

During the three months ended March 31, 2024, the Company completed a public offering of 5,175,000 units (“Units”) at a price of $0.58 per Unit, for gross proceeds of approximately $3.0 million, before deducting offering expenses. Each Unit was comprised of (i) one share of common stock or, in lieu of common stock, one prefunded warrant to purchase a share of common stock, and (ii) two common warrants, each common warrant to purchase a share of common stock. The prefunded warrants are immediately exercisable at a price of $0.00001 per share of common stock and only expire when such prefunded warrants are fully exercised. The common warrants are immediately exercisable at a price of $0.58 per share of common stock and will expire five years from the date of issuance.

During the three months ended March 31, 2024, the Company paid $300,973 of principal and accrued interest on certain unsecured non-convertible notes. Following this payment, the remaining outstanding balance of principal and interest on the notes was $898,380.

During the three months ended March 31, 2024, the Company entered into a series of exchange agreements (the “Exchange Agreements”) with the accredited investors to exchange principal and accrued interest on these notes for shares of common stock. Pursuant to the Exchange Agreements, the Company issued an aggregate of 644,142 post-split shares of common stock in exchange for $1,519,779 principal and accrued interest on the notes. Following these exchanges, the remaining outstanding balance of principal and interest on the notes was $1,145,037.

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During the three months ended March 31, 2023, the Company sold one (1) share of the Company’s newly designated Series A preferred stock to Jeffrey Thramann, the Company’s Executive Chairman, for a purchase price of $1,000. The share of Series A preferred stock had proportional voting rights that were limited to the proposal to approve a reverse stock split of the Company’s common stock. Following the March 24, 2023, special meeting, the Company redeemed the one outstanding share of Series A preferred stock on March 28, 2023, in accordance with its terms. The redemption price was $1,000. No Series A preferred stock remains outstanding.

Funding requirements

Developing medical technology products is a time-consuming, expensive and uncertain process that takes years to complete, and we may never generate meaningful revenues. Accordingly, we may need to obtain substantial additional funds to achieve our business objectives.

Adequate additional funds may not be available to us on acceptable terms, or at all. To the extent that we raise additional capital through the sale of equity securities, the ownership interest of existing stockholders may be diluted. Any debt or preferred equity financing, if available, may involve agreements that include restrictive covenants that may limit our ability to take specific actions, such as incurring additional debt, making capital expenditures, or declaring dividends, which could adversely impact our ability to conduct our business, and may require the issuance of warrants, which could potentially dilute existing stockholders’ ownership interests.

If we raise additional funds through licensing agreements and strategic collaborations with third parties, we may have to relinquish valuable rights to our technology, future revenue streams, research programs, or product candidates or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds, we may be required to delay, limit, reduce and/or terminate development of our product candidates or any future commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

Contractual obligations and commitments

The Company does not have any contractual obligations not otherwise on our balance sheet as of March 31, 2024.

Off-balance sheet arrangements

We did not have, during the periods presented, and we do not currently have any off-balance sheet arrangements as defined in the rules and regulations of the SEC.

Recently issued accounting pronouncements

We have reviewed all recently issued standards and have determined that, as disclosed in Note 4 to our quarterly financial statements included elsewhere herein, there have been no recent accounting pronouncements not yet effective that have significance, or potential significance, to our consolidated financial statements.

Emerging growth company and smaller reporting company status

The JOBS Act permits an emerging growth company such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies until those standards would otherwise apply to private companies. We have elected not to “opt out” of this extended transition period and, as a result, we will not adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for public entities. Accordingly, our financial statements may not be comparable to other public companies that do not elect the extended transition period.

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We are also a “smaller reporting company” meaning that the market value of our stock held by non-affiliates is less than $700 million and our annual revenue was less than $100 million during the most recently completed fiscal year. We may continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

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DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Executive officers and directors

Set forth below are the names, ages and positions of our executive officers and directors as of June 4, 2024.

Name	Age	Position(s) held	Served as a Director and/or Officer Since
Executive Officers
Jeff Thramann, M.D.	59	Executive Chairman and Director	2020(1)
Brent Ness	57	Chief Executive Officer, President and Director	2021(2)
John Lorbiecki	61	Chief Financial Officer	2021(3)
Ryan Bond	52	Chief Strategy Officer	2021(4)

Non-Employee Directors

Scott Breidbart, M.D.	68	Director	(5)
Steve Deitsch	52	Director	(5)
David Neal	52	Director	(6)
William Wesemann	67	Director	(6)
Amanda Williams	47	Director	(5)

_______________

(1)	Dr. Thramann has been a director since 2020. He was appointed Executive Director as of March 2021, and became Executive Chairman as of April 21, 2022.
(2)	Mr. Ness was appointed CEO and a director on September 15, 2021.
(3)	Mr. Lorbiecki was appointed Chief Financial Officer on October 1, 2021.
(4)	Mr. Bond was appointed Chief Strategy Officer on September 15, 2021.
(5)	Ms. Williams, Mr. Deitsch, and Dr. Breidbart have been directors since April 21, 2022.
(6)	Mr. Wesemann and Mr. Neal have been directors since 2016.

Executive Officers

Jeff Thramann, M.D., Executive Chairman and Director: Jeff Thramann has been a director since September, 2020. He was also an executive Director since March 2021, which is an executive officer of the Company. He transitioned to Executive Chairman at the time of our April 2022 IPO. He oversees strategic initiatives, capitalization and governance at the company. This includes day-to-day involvement in working with senior management to establish the strategic vision of the Company, assist in KOL development, work with the Chief Executive Officer and Chief Financial Officer on financial plans, clinical reimbursement and product strategies, and assisting the Chief Executive Officer in recruitment and hiring of senior executives and the pursuit of business development activities. His responsibilities also include leading investor relations efforts, building the board of directors and leading board meetings. Dr. Thramann is currently the founder and Executive Chairman of Auddia Inc. (NASDAQ: AUUD), a technology company that is reinventing how consumers interact with audio through an AI platform that enables unique consumer experiences across radio and podcast listening. Dr. Thramann founded Auddia Inc. in January 2012. In 2002, Dr. Thramann was the founder (and became the chairman) of Lanx, LLC (“Lanx”). Lanx was an innovative medical device company focused on the spinal implant market that created the interspinous process fusion space with the introduction of its patented Aspen product. Lanx was sold to Biomet, Inc., an international orthopedic conglomerate, in November, 2013. Concurrent with Lanx, in July, 2006 Dr. Thramann was the founder and chairman of ProNerve, LLC (“ProNerve”). ProNerve was a healthcare services company that provided monitoring of nerve function during high-risk surgical procedures affecting the brain and spinal cord. ProNerve was sold to Waud Capital Partners, a private equity firm, in 2012. Prior to ProNerve and concurrent with Lanx, Dr. Thramann was the founder and chairman of U.S. Radiosurgery (“USR”). USR is a healthcare services company that provides advanced radiosurgical treatments for tumors throughout the body. USR became the largest provider of robotic guided CyberKnife treatments of such tumors in the U.S. and was sold to Alliance Healthcare Services (NASDAQ: AIQ) in April, 2011. From July, 2001 through April, 2008, Dr. Thramann was the founder and senior partner of Boulder Neurosurgical Associates, a neurosurgical practice serving Boulder County, Colorado. Dr. Thramann is the named inventor on over 100 U.S. and international issued and pending patents. He completed his neurosurgical residency and complex spinal reconstruction fellowship at the Barrow Neurological Institute in Phoenix, AZ, in June, 2001. He is a graduate of Cornell University Medical College in New York City and earned his Bachelor of Science degree in electrical engineering management at the U. S. Military Academy in West Point, NY.

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Brent Ness, Chief Executive Officer. Mr. Ness became our Chief Executive Officer on September 15, 2021. From December 2019 through April 2021, he was a consultant and then became President and Chief Commercial Officer of Cleerly, Inc. (“Cleerly”). Cleerly is a developer of an AI enabled non-invasive digital care pathway aimed at improving clinicians understanding of their patients’ risk of sudden coronary death. At Cleerly, Mr. Ness co-led efforts to create a partnership with Canon, Inc. who co-markets Cleerly solutions as part of their offerings. From March 2016 to December 2019, Mr. Ness was the Chief Operating Officer of Mighty Oak Medical (“Mighty Oak”) whose principal products progressed from pre-FDA clearance through an international full market launch of their platform called FIREFLY. FIREFLY is a 3D Printed patient specific solution that is intended to provide spine surgeons with a highly accurate alternative to navigation and robotic applications in the spinal navigation space. FIREFLY involves the use of CT scans as the core data upon which sophisticated pre-surgical plans are created along with guides and bone models. From 2014 through 2016, Mr. Ness was the Chief Commercial Officer of HeartFlow, Inc. (“Heartflow”). HeartFlow is a medical technology company that created and developed a non-invasive cardiac test enabling physicians to make more informed decisions for their patients with suspected coronary heart disease. Mr. Ness led the business from pre-FDA clearance through a global expansion of early adopter sites. Along with the senior leadership team at HeartFlow, he deployed a strong clinical evidence-based approach in the early launch of the SaaS platform to engage Key Opinion Leader Physicians and the third-party payer community. This resulted in the issuance of Category III CPT Codes and multiple private payer coverage decisions. From 2008 through 2013, he was President of ProNerve, LLC, (“ProNerve"). ProNerve is a provider of intraoperative neuromonitoring services which involves the use of a variety of electro-physiological monitoring procedures during spine and brain surgery, to allow early warning and avoidance of injury to nervous system structures. As President of ProNerve, Mr. Ness presided over a roll up of the highly fragmented Interoperative Nerve Monitoring Industry. From 2004 to 2008, Mr. Ness served as Vice President- Global Sales and Marketing for Medtronic Navigation, a division of Medtronic, Inc. Earlier in his career he was employed by GE Healthcare as Director of Corporate Accounts and for Philips North America as Vice President of Sales Operations, which companies are suppliers of diagnostic imaging equipment. Mr. Ness currently serves as an advisor to Mighty Oak Medical, K2 Capital and Cleerly. Mr. Ness has a Bachelor’s Degree in Marketing from the University of North Dakota and an MBA from the University of Colorado.

John Lorbiecki, Chief Financial Officer: Mr. Lorbiecki became our Chief Financial Officer on October 1, 2021. He has over 25 years of financial management and operational experience which includes serving as the divisional CFO for two business units within Medtronic, Inc. From January 2019 through October 1, 2021, Mr. Lorbiecki was a principal of Strategic Finance Solutions LLC, a financial consulting company. From April 2021 to October 2021, he also advised Fusion Robotics LLC through their merger with Integrity Implants Inc., now doing business as Accelus Inc. From January 2020 through April 2021, Mr. Lorbiecki held the lead finance role at Honeybee Robotics, an aerospace company that designs and builds advanced robotic systems. He led the financial dimensions of the strategic planning process, managed monthly project reviews to measure progress and ensure economic targets were met, and oversaw monthly accounting activities. From March 2017 through July 2018, he served as Chief Operating Officer at Colorado Therapeutics LLC, a medical startup focused on innovative biologic soft tissue repair products where he was instrumental in completing the relocation of the company headquarters and increasing manufacturing capacity. From 1991 through 2017 he was with Medtronic, among the largest medical device companies in the world. He led sales operations, including pricing and contracting, for the Cardiac Surgery Division, and moved through other business unit and corporate financial leadership roles. Mr. Lorbiecki has a Bachelor’s Degree in Economics from the University of St. Thomas where he graduated magna cum laude and an MBA from the University of Chicago Booth School of Business.

Ryan Bond, Chief Strategy Officer: Mr. Bond became our Chief Strategy Officer in September 2021. From December 2018 to August 2021, he has been our Vice President, Business Development, where he led business development, sales and marketing including a limited commercial launch of Aclarion’s cloud-based SaaS with early adopters in the US, EU, and UK, Mr. Bond coordinated multiple research trials sponsored by our customers, where Aclarion’s proprietary, adjunctive diagnostic technology is employed. Mr. Bond was instrumental in working with reimbursement consultants to gain Category III CPT Codes for Aclarion with assigned APC rates and advocating to CMS for the removal of a long-standing non-coverage policy for magnetic resonance spectroscopy (MRS, CPT Code 76390). From November 2014 to September 2018 Mr. Bond was Director, Healthcare Solutions at NuVasive, a company in the global spine market. While at NuVasive, he led several strategic initiatives involving strategic partnerships, channel development, pricing, contracting, and sales training. From 2005 to 2014, Mr. Bond was with Accelero Health Partners (“Accelero”), a consulting firm focused on musculoskeletal service line development using a combination of strategic organizational development programs and a proprietary cloud-based business intelligence tool that discretely measured a cadre of clinical, functional, operational, and volume-based metrics, while simultaneously illustrating the interrelated cause-effect of each. In 2006, Accelero was acquired by Zimmer Holdings. Mr. Bond serves on an Advisory Board to the College of Business at Ohio University, where he earned a Bachelor’s of Science Degree in Engineering from the Russ College of Engineering and Technology.

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Scott Breidbart, M.D., Director: Dr. Scott Breidbart has been consulting in the healthcare industry since November 2021. Before that, he was the Chief Medical Officer of Affinity Health Plans from January 2018 until its purchase in November 2021. From October 2016 to January 2018, he was Chief Medical Officer of Solera Health and from October 2015 to September 2016, he was the Chief Clinical Officer of Emblem Health. From November 2008 to October 2015, Mr. Breidbart served as the Chief Medical Officer of Empire BlueCross BlueShield, and from May 1998 to August 2008 he had various roles in medical management for HealthNet. Dr. Breidbart practiced pediatric endocrinology for ten years on the faculty of New York Medical College. He is Board Certified in Pediatrics and Pediatric Endocrinology and is licensed to practice medicine in NY. He holds a BA in Mathematics from Yale, an MD from Columbia, and an MBA from Pace University. We believe Dr. Breidbart’s experience with medical management and medical reimbursement matters provides him with the appropriate set of skills to serve as a member of our board of directors.

Steve Deitsch, Director: Steve Deitsch is currently the CFO of Paragon 28, a medical device company focused on surgical implants for the foot and ankle. Steve has extensive strategic, operational, and financial leadership experience at both publicly traded and privately held companies. From April 2017 to August 2019, Mr. Deitsch served as Senior Vice President and Chief Financial Officer of BioScrip, Inc., which is now part of Option Care Health, Inc. (NASDAQ: BIOS). From August 2015 to April 2017, Mr. Deitsch served as Executive Vice President, Chief Financial Officer and Corporate Secretary of Coalfire, Inc., a leading cyber-security firm owned by The Carlyle Group. Steve served as the Chief Financial Officer of the Zimmer Biomet Spine, Bone Healing, and Microfixation business from July 2014 to July 2015 and as Vice President Finance, Biomet Corporate Controller from February 2014 to July 2014. Mr. Deitsch was the Chief Financial Officer of Lanx from September 2009 until it was acquired by Biomet in October 2013. From 2002 to 2009, Mr. Deitsch also served in various senior financial leadership roles at Zimmer Holdings, Inc. (now part of Zimmer Biomet, Inc.), including Vice President Finance, Reconstructive and Operations, and Vice President Finance, Europe. Steve is a director and audit committee chair of Auddia Inc. (NASDAQ: AUUD), since February of 2021. Mr. Deitsch holds a B.S. in Accounting from Ball State University and has an in-active CPA license. We believe Mr. Deitsch’s financial, management and healthcare experience provides him with the appropriate set of skills to serve as a member of our board of directors.

David Neal, Director: Mr. Neal has been a director since September 2016. He is the founder and a current member of SC Capital 1 LLC which was formed in 2016. SC Capital 1 LLC is a securitized LLC formed to invest in breakthrough medical technologies and therapies. Also, from April 2015 to the present, he has been a partner of Frontier Wealth Enterprises, LLC a financial services firm providing advice-based financial services to high-net worth families. From 2000 to 2015, he held various positions with UBS, including Portfolio Manager and manager of a Regional Office in Wichita Kansas. He was on the Hutchinson Regional Medical Center board of directors for 9 years and currently is a member of the board of the Hutchinson Community Foundation. He holds a Bachelor of Sport Science degree from the University of Kansas and a Master of Management Science degree from the John Cook School of Business at Saint Louis University. We believe Mr. Neal’s experience in medical technology investment provides him with the appropriate set of skills to serve as a member of our board of directors.

William (Bill) Wesemann, Director: Mr. Wesemann has been a director since 2016. Mr. Wesemann has been an independent businessman and investor since June 2002. Prior to 2002 his experience included serving in chief executive, sales leadership, and advisory roles at technology companies. Since 2004, he has been a director of LivePerson (Nasdaq: LPSN), a global technology company that develops conversational commerce and AI software. He is also a director of Stationhead, Inc. (commencing in 2019), a consumer social audio platform; and a director of Mylio, Inc (commencing in 2013) a photo management company. Mr. Wesemann received a B.A. from Glassboro State College (Rowan University). We believe Mr. Wesemann’s experience in technology investing provides him with the appropriate set of skills to serve as a member of our board of directors.

Amanda Williams, Director: Ms. Williams has been Senior Vice President for Clinical and Regulatory at MedAlliance, a Cordis company, which is a healthcare company focused on treating peripheral and coronary artery disease with the Selution drug coated balloon, since August 2023. From September 2018 to May 2023, she was the Senior Vice President of Clinical, Quality and Regulatory at ViewRay, Inc. (Nasdaq: VRAY), a healthcare company that integrates real time MRI imaging of tumors with the delivery of high dose radiation for improved treatment accuracy. From December, 2017, to September, 2018, she was the Head of Regulatory with the Image Guided Therapy Devices and Systems divisions of Philips. From July, 2010 to December, 2017, Ms. Williams was the Senior Director (2010-2013) and Vice President (2013-2017) of Clinical and Regulatory with The Spectranetics Corp., (now part of Philips), and from 2003 to 2010 she was Manager, and then Director of Regulatory of AGA Medical Corp (now part of Abbott). Prior to these roles, she worked as a Regulatory Specialist with Vascular Solutions and as a Chemist with GE – Osmonics. In these positions, she worked on a diverse range of products, including cardiovascular treatment, implantable heart defect device, combination drug/device and large capital equipment (both imaging and treatment) devices. At Spectranetics, she led teams that completed multiple global randomized clinical studies. She holds a Master of Science in Regulatory from Northeastern University and a Bachelor of Science in Chemistry from the University of Minnesota. We believe Ms. Williams’ medical clinical and regulatory matters provides her with the appropriate set of skills to serve as a member of our board of directors.

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Family Relationships

There are no family relationships among any of our directors or executive officers.

Legal Proceedings

Except as disclosed above, there are no legal proceedings related to any of our directors or executive officers which are required to be disclosed pursuant to applicable SEC rules.

Agreements with Directors

None of our directors were selected pursuant to any arrangement or understanding, other than with our directors acting within their capacity as such.

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EXECUTIVE COMPENSATION

Non-Employee Director Compensation

Our non-employee directors began serving on our board following our April 2022 IPO.

Our Executive Chairman, Dr. Thramann, and our President and Chief Executive Officer, Mr. Ness, do not receive compensation for their services as a director.

Our board of directors approved the following compensation for our non-employee directors in 2023. Our non-employee directors receive annual cash compensation of (i) $25,000 for service on the board (ii) $15,000 for service as the Audit Committee chair, and (iii) $5,000 for service on each board committee. All cash payments will be made quarterly in arrears, and pro-rated for any partial quarters of service.

The following Director Compensation Table summarizes the compensation of each of our non-employee directors for services rendered to us during the year ended December 31, 2023:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Scott Breidbart	40,000	-0-	-0-	-0-	40,000
Steve Deitsch	45,000	-0-	-0-	-0-	45,000
David Neal	25,000	-0-	-0-	-0-	25,000
William Wesemann	40,000	-0-	-0-	-0-	40,000
Amanda Williams	35,000	-0-	-0-	-0-	35,000

Executive Compensation Overview

As an “emerging growth company,” we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act.

This section provides an overview of the compensation awarded to, earned by, or paid to each individual who served as our principal executive officer during our fiscal year 2023, and our next three most highly compensated executive officers in respect of their service to our company for fiscal year 2023. Our named executive officers, or the Named Executive Officers, for the year ended December 31, 2023, are:

•	Jeffrey Thramann, Executive Chairman;
•	Brent Ness, Chief Executive Officer;
•	John Lorbiecki, Chief Financial Officer; and
•	Ryan Bond, Chief Strategy Officer.

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Summary Compensation Table Year Ended December 31, 2023

The following table contains information about the compensation paid to or earned by each of our Named Executive Officers during the two most recently completed fiscal years.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)(2)	Stock Awards ($)	Option Awards ($)(3)	All Other Compensation ($)	Total ($)
Jeff Thramann, Executive Director	2023	300,000		–	–	–	300,000
	2022	300,000	18,750	–	252,369	–	571,119

Brent Ness, Chief Executive Officer	2023	300,000		–			300,000
	2022	300,000	118,750(4)	–	90,704	–	509,454

Ryan Bond, Chief Strategy Officer	2023	200,000					200,000
	2022	200,000	19,532(5)	–	–	–	219,532

John Lorbiecki, Chief Financial Officer	2023	225,000					225,000
	2022	225,000	89,871(6)	–	19,747	–	334,618

____________________

(1)	The Company has a discretionary annual cash bonus program. The Company has not yet determined and approved annual cash bonuses for the year 2023.
(2)	Except for the amounts described below in notes 4, 5, and 6, the 2022 bonus amounts reflect cash bonus amounts earned in the 2022 year (as determined and approved by our compensation committee in March 2023) but which amounts have not been paid to date. Such bonus amounts will not be paid until the Company has additional funding and cash liquidity.
(3)	Represents the grant date fair value of stock option awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For information regarding assumptions underlying the valuation of equity awards, see Note 15 to our financial statements included in this Offering Circular.
(4)	Under the terms of his employment agreement, Mr. Ness received a bonus payment of $100,000 upon the IPO completed in April 2022.
(5)	The Company implemented a cash bonus plan related to the temporary deferral of all employees’ base salaries by 50% effective as of October 16, 2020. Under this program, $8,594 was paid to Mr. Bond in 2022.
(6)	Under the terms of his employment agreement, Mr. Lorbiecki received a bonus payment of $28,125 upon the IPO completed in April 2022.

Employment Agreements

Dr. Jeff Thramann

On June 15, 2021, we entered into an employment agreement with Dr. Jeff Thramann. The employment agreement was retroactively made effective to March 1, 2021. The employment agreement provides that Dr. Thramann will:

•	Receive a salary of $25,000 per month.;

•	Be appointed as Executive Director (an executive officer position with the Company), as an “at will” employee, until the date of the IPO, at which time he transitioned from Executive Director to Executive Chairman, an executive officer of the Company.

•	Be issued options (the “Thramann Options”) to purchase 75,302 shares (1,204,820 shares before our January 3, 2024 reverse stock split) of common stock (the “Thramann Option Shares”) of the Company subject to the terms and conditions set forth in the Company’s equity incentive plan, at an exercise price of $31.04 ($1.94 before our January 3, 2024 reverse stock split) per share. The options have a 10-year term. The vesting of the Thramann Options occurred on the date of the IPO, April 21, 2022.

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Brent Ness

On September 15, 2021, we entered into an Employment Agreement with Brent Ness. The employment agreement provides that Mr. Ness would:

•	Be appointed Chief Executive Officer of the Company.

•	Receive an annual base salary of $300,000, plus an additional $100,000 if the Company completes an initial public offering and its securities are listed for trading on Nasdaq or the NYSE.

•	Commencing in 2022, Mr. Ness will be eligible to receive, upon certain conditions, an annual incentive bonus up to 50% of Mr. Ness’ base salary

•	Mr. Ness’ employment agreement is terminable ‘at will’ by the Company. If the Company terminates Mr. Ness’ employment without cause or Mr. Ness terminates for good reason, he is entitled to receive twelve months of base salary, (ii) up to nine months of paid health insurance under COBRA, and (iii) any earned but unpaid bonus for a prior completed fiscal year.

•	Beissued options to purchase 21,337 shares (341,365 shares before our January 3, 2024 reverse stock split) of common stock of the Company, subject to the terms and conditions set forth in the Company’s equity incentive plan, at an exercise price of $31.04 ($1.94 before our January 3, 2024 reverse stock split) per share. The stock options have a 10-year term. The stock options will vest in 48 equal installments on each monthly anniversary of the date of grant, such that the grant will become fully vested and exercisable on the four-year anniversary of the date of grant.

John Lorbiecki

On September 22, 2021, we entered into an Employment Agreement with John Lorbiecki. The employment agreement provides that Mr. Lorbiecki would:

•	Be appointed Chief Financial Officer of the Company as an “at will” employee.

•	Receive an annual base salary of $225,000.

•	Commencing in 2022, Mr. Lorbiecki will be eligible to receive, upon certain conditions, an annual incentive bonus up to 50% of Mr. Lorbiecki’s base salary.

•	Mr. Lorbiecki’s employment agreement is terminable ‘at will’ by the Company. If the Company terminates Mr. Lorbiecki’s employment without cause or Mr. Lorbiecki terminates for good reason, he is entitled to receive twelve months of base salary, (ii) up to nine months of paid health insurance under COBRA, and (iii) any earned but unpaid bonus for a prior completed fiscal year.

•	Be issued options to purchase 4,185 shares (66,934 shares before our January 3, 2024 reverse stock split) of common stock of the Company subject to the terms and conditions set forth in the Company’s equity incentive plan, at an exercise price of $31.04 ($1.94 before our January 3, 2024 reverse stock split) per share. The stock options have a 10-year term. The stock options will vest in 48 equal installments on each monthly anniversary of the date of grant, such that the grant will become fully vested and exercisable on the four-year anniversary of the date of grant.

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Outstanding Equity Awards at December 31, 2023

The following table sets forth information regarding equity awards held by our Named Executive Officers as of December 31, 2023. Information in this table has been adjusted for our January 3, 2024 reverse stock split.

		Option Awards				Stock Awards

		Number of	Number of			Number of	Market
		Securities	Securities			Shares or	Value of
		Underlying	Underlying			Units of	Shares or
		Unexercised	Unexercised	Option		Stock That	Units That
		Options	Options	Exercise	Option	Have Not	Have Not
	Grant	(#)	(#)	Price	Expiration	Vested	Vested
Name	Date	Exercisable	Unexercisable	($)	Date	(#)	($)
Dr. Jeffrey Thramann	9/27/2021	75,302	–	$31.04	9/27/2031	–	–
	9/14/2022	11,581	–	$31.04	9/14/2032	–	–

Brent Ness	9/27/2021	12,002	9,335	$31.04	9/27/2031	–	–
	9/14/2022	2,658	2,067	$31.04	9/14/2032	–	–

Ryan Bond	2/19/2019	1,339	–	$21.44	2/19/2029	–	–
	9/4/2021	382	–	$31.04	9/4/2031	–	–

John Lorbiecki	9/27/2021	2,267	1,918	$31.04	9/27/2031	–	–
	9/14/2022	558	472	$31.04	9/14/2032	–	–

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MARKET PRICE OF AND DIVIDENDS ON THE COMPANY’S COMMON STOCK

AND RELATED STOCKHOLDER MATTERS

Our common stock has been traded on the Nasdaq Stock Market under the symbol “ACON” since our IPO on April 21, 2022. Our IPO Warrants have been traded on the Nasdaq Stock Market under the symbol “ACONW” since our IPO on April 21, 2022. As of June 4, 2024, there were approximately 137 holders of record of our common stock and 1 holder of record of our IPO Warrants. These numbers are based on the actual number of holders registered at such date and do not include holders whose shares are held in “street name” by brokers and other nominees.

Dividends

We have never paid any cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of June 4, 2024 by (i) each person who beneficially owned more than 5% of our outstanding shares of common stock, (ii) each director, (iii) each Named Executive Officer and (iv) all of our directors and executive officers as a group. Unless otherwise indicated, the address of each executive officer and director is c/o listed below is c/o Aclarion, Inc., 8181 Arista Place, Suite 100, Broomfield, Colorado 80021.

The number of shares of common stock “beneficially owned” by each stockholder is determined under rules issued by the SEC regarding the beneficial ownership of securities. This information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of shares of our common stock includes (1) any shares as to which the person or entity has sole or shared voting power or investment power, and (2) any shares as to which the person or entity has the right to acquire beneficial ownership within 60 days after June 4, 2024.

The calculations set forth below are based upon 8,219,671 shares of common stock outstanding at June 4, 2024 (and giving effect to our January 3, 2024 reverse stock split). Unless otherwise indicated below, and subject to community property laws where applicable, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock.

	Prior to Offering
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Shares of Common Stock
5% Stockholders:
None	–	–

Executive Officers and Directors:
Jeff Thramann (1)	86,882	1.0%
Brent Ness (2)	20,346	*
John Lorbiecki (3)	5,092	*
Ryan Bond (4)	4,284	*
David Neal (5)	18,201	*
William Wesemann (6)	7,565	*
Amanda Williams (7)	2,954	*
Stephen Deitsch (7)	2,954	*
Scott Breidbart (7)	2,954	*

All directors and executive officers as a group (9 persons)	151,232	1.8%

___________________

*	Represents beneficial ownership of less than 1%.
(1)	Represents outstanding stock options held by Dr. Thramann.
(2)	Mr. Ness’ beneficial ownership includes 1,281 common shares, 19,002 vested options, and 63 IPO Warrants, and excludes 7,058 unvested options.
(3)	Mr. Lorbiecki’s beneficial ownership includes 1,400 common shares and 3,692 vested options, and excludes 1,520 unvested options.
(4)	Mr. Bond’s beneficial ownership includes 1,250 common shares, 1,721 vested options, and 1,313 IPO Warrants.
(5)	Mr, Neal’s beneficial ownership includes 11,658 common shares, 2,150 IPO Warrants, and 4,393 vested options.
(6)	Mr. Wesemann’s beneficial ownership includes 3,296 common shares, 3,581 vested stock options, and 688 IPO Warrants, and excludes 984 unvested stock options.
(7)	Includes 2,516 vested stock options and excludes 984 unvested stock options.

60

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Relationships and Transactions

In addition to the executive officer and director compensation arrangements discussed above, below we describe transactions since January 1, 2019 to which we have been or will be a participant, in which the amount involved in the transaction exceeds or will exceed $120,000 and in which any of our directors, executive officers or beneficial holders of more than 5% of any class of our capital stock, or 5% security holders, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Since January 2020, we paid a total of $125,324 to the Regents of the University of California pursuant to our License Agreement with them. Professor Jeffrey Lotz, PhD, who was a director of the Company prior to our IPO, is a Director of the Company, is the Vice Chair of Orthopedic Research at University of California San Francisco. Dr. Lotz continues to serve as a member of our Scientific Advisory Board. We will continue to make payments to the Regents of the University of California for the duration of our License Agreement with them.

We have entered into a number of investment and commercial transactions with Nuvasive, Inc. (NuVasive”) which owns more than 10% of our outstanding common shares.

In 2015, NuVasive purchased approximately $2.0 million of the Company’s Series B preferred shares. NuVasive and the Company also entered into a marketing agreement pursuant to which NuVasive would be the exclusive, other than the Company, marketing provider for the Company’s technology and NuVasive would receive a commission (the “Commission”) of all sales of the technology made by NuVasive. In conjunction with the marketing agreement, the Company entered into a Right of First Offer (“ROFO”) Agreement pursuant to which the Company agreed that in the event that the Company determined to enter into a sale event (defined to include a sale of 50% or more of the Company’s outstanding voting securities, a sale of substantially all of the Company’s assets, or a sale or exclusive license of substantially all of the Company’s intellectual property) NuVasive would have the right to receive notice (“ROFO Notice”), and NuVasive would have a 60-day period to determine whether it wanted to acquire the Company on terms set forth in the ROFO Notice. The ROFO obligations will expire 42 months after the FDA issues its first regulatory clearance of a Company product or service. The ROFO obligations do not apply to any proposed sale event in which the acquisition price is $40 million or more.

In February 2020, NuVasive agreed to purchase $308,720 of convertible notes, convertible into Series B-1 preferred shares and in connection with such purchase, was issued a warrant to purchase 171,511 shares of common stock at an exercise price of $.18 per share.

In February 2020, NuVasive and the Company also entered into an amended and restated commission agreement (the “Commission Agreement”), pursuant to which the Company agreed to pay NuVasive a commission of 6% of certain revenues of the Company related to Aclarion’s Nociscan technology through December 31, 2023, and issued to NuVasive the right to receive the Company’s preferred shares subject to the terms of a $2 million “SAFE” (Simple Agreement for Future Equity). The SAFE provided that NuVasive would receive $2 million of capital stock if the Company would raise a minimum of $10.0 million of new capital on or before December 31, 2020, which was later extended to June 30, 2021. If the $10.0 million was not raised, the Company would issue to NuVasive 1,584,660 Series B-2 preferred shares. The $10.0 million was not raised and the Company issued 1,584,660 Series B-2 preferred shares to NuVasive in December 2021. In connection with the Commission Agreement, NuVasive agreed that: (i) NuVasive would cease to market the Company’s technology, (ii) NuVasive would reduce their Commission to 6%, and (iii) Commissions to NuVasive would terminate on December 31, 2023. In December 2021, NuVasive’s convertible notes were converted into Series B-3 preferred shares.

Since January 2019, SC Capital 1 LLC and Clark Gunderson, M.D. have invested in (i) our Series B-1 preferred stock financing and (ii) our 6% convertible preferred note financing. Such investments were made on the same terms offered to other investors. David Neal, one of our directors, is the founder and a current member of SC Capital 1, LLC. Until December 2022, SC Capital 1 LLC owned more than 10% of our outstanding common shares.

61

On February 16, 2023, we entered into a securities purchase agreement with Jeffrey Thramann, our Executive Chairman pursuant to which we issued and sold one (1) share of the Company’s newly designated Series A Preferred Stock for an aggregate purchase price of $1,000.

The share of Series A Preferred Stock will have 15,000,000 votes and will vote together with the outstanding shares of the Company’s common stock as a single class exclusively with respect to any proposal to amend the Company’s Certificate of Incorporation to effect a reverse stock split of the Company’s common stock. The share of Series A Preferred Stock will be voted, without action by the holder, on any such reverse stock split proposal in the same proportion as shares of common stock are voted on such proposal (excluding any common shares that are not voted).

The Series A Preferred Stock otherwise has no voting rights, except as may otherwise be required by the General Corporation Law of the State of Delaware. The share of Series A Preferred Stock is not convertible into, or exchangeable for, shares of any other class or series of stock or other securities of the Company. The share of Series A Preferred Stock has no rights with respect to any distribution of assets of the Company, including upon a liquidation, bankruptcy, reorganization, merger, acquisition, sale, dissolution or winding up of the Company, whether voluntarily or involuntarily. The holder of the Share of Series A Preferred Stock will not be entitled to receive dividends of any kind. The share of Series A Preferred Stock shall be redeemed in whole, but not in part, at any time (i) if such redemption is ordered by our board in its sole discretion or (ii) automatically upon the effectiveness of the amendment to the Certificate of Incorporation implementing a reverse stock split. Upon such redemption, the holder of the Series A Preferred Stock will receive consideration of $1,000.00 in cash. We redeemed the one outstanding share of Series A preferred stock on March 28, 2023.

Related Person Transaction Policy

We have adopted a related-person transaction policy that requires audit committee review and approval of any transaction, arrangement or relationship in which we are a participant and one of our executive officers, directors, director nominees or each person whom we know to beneficially own more than 5% of our outstanding common stock (a “5% stockholder”) (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

62

EXPERTS

Haynie & Company, independent registered public accounting firm, has audited the financial statements of the Company as of December 31, 2023 and for the year ended December 31, 2023, as set forth in their report included herein. The report of Haynie & Company contains an explanatory paragraph about the ability of the Company to continue as a going concern. The 2023 financial statements of the Company are included in this Offering Circular in reliance of Haynie & Company’s report, given on their authority as experts in accounting and auditing.

CohnReznick LLP, independent registered public accounting firm, has audited the restated financial statements of Aclarion, Inc. (the “Company”) as of December 31, 2022 and for the year ended December 31, 2022, as set forth in their report included herein. The report of CohnReznick LLP contains an explanatory paragraph about the ability of the Company to continue as a going concern. The restated 2022 financial statements of the Company are included in this Offering Circular in reliance of CohnReznick LLP’s report, given on their authority as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters with respect to the Offered Shares offered by this Offering Circular will be passed upon by Carroll Legal LLC, Denver, CO.

WHERE YOU CAN FIND MORE INFORMATION

We have filed an offering statement on Form 1-A with the SEC under the Securities Act with respect to the common stock offered by this Offering Circular. This Offering Circular, which constitutes a part of the offering statement, does not contain all of the information set forth in the offering statement or the exhibits and schedules filed therewith. For further information with respect to us and our common stock, please see the offering statement and the exhibits and schedules filed with the offering statement. Statements contained in this Offering Circular regarding the contents of any contract or any other document that is filed as an exhibit to the offering statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the offering statement. The offering statement, including its exhibits and schedules, may be accessed at the SEC’s website http://www.sec.gov. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

63

INDEX TO FINANCIAL STATEMENTS

Aclarion, Inc.

Unaudited Financial Statements for the Three Months Ended March 31, 2024

Audited Financial Statements for the Years Ended December 31, 2023 and 2022

F-1

Aclarion, Inc.

Condensed Balance Sheets

	Mar 31, 2024	Dec 31, 2023
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,132,635	$1,021,069
Restricted cash	10,000	10,000
Accounts receivable, net	17,213	13,270
Prepaids and other current assets	378,461	245,030
Total current assets	2,538,309	1,289,369

Non-current assets:
Property and equipment, net	1,486	1,782
Intangible assets, net	1,187,467	1,168,623
Total non-current assets	1,188,953	1,170,405

Total assets	$3,727,262	$2,459,774

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$195,714	$760,535
Accrued and other liabilities	288,129	857,722
Note payable, net of discount	670,150	1,125,724
Warrant liability	34,825	289,165
Derivative liability	32,994	121,326
Liability to issue equity	–	33,297
Total current liabilities	1,221,812	3,187,769

Total liabilities	1,221,812	3,187,769

Stockholders' equity
Common stock - $0.00001 par value, 200,000,000 authorized and 7,153,500 and 825,459 shares issued and outstanding (see Note 11)	72	8
Additional paid-in capital	49,186,006	43,553,523
Accumulated deficit	(46,680,628)	(44,281,526)
Total stockholders’ equity (deficit)	2,505,450	(727,995)

Total liabilities and stockholders’ equity	$3,727,262	$2,459,774

See accompanying notes to condensed financial statements.

F-2

Aclarion, Inc.

Condensed Statements of Operations

(Unaudited)

	Three Months Ended March 31,
	2024	2023
Revenue
Revenue	$10,114	$25,470
Cost of revenue	19,476	17,453
Gross profit (loss)	(9,362)	8,017

Operating expenses:
Sales and marketing	181,056	177,284
Research and development	239,042	204,399
General and administrative	845,847	807,599
Total operating expenses	1,265,945	1,189,281

Income (loss) from operations	(1,275,307)	(1,181,264)

Other income (expense):
Interest expense	(335,824)	(1,380)
Loss on exchange of debt	(1,066,732)	–
Loss on extinguishment of debt	(111,928)	–
Changes in fair value of warrant and derivative liabilities	297,684	–
Other, net	93,005	(816)
Total other income (expense)	(1,123,795)	(2,196)

Income (loss) before income taxes	(2,399,102)	(1,183,460)
Income tax provision	–	–
Net income (loss)	$(2,399,102)	$(1,183,460)

Net income (loss) allocable to common stockholders	$(2,399,102)	$(1,183,460)
Net income (loss) per share allocable to common stockholders	$(0.44)	$(2.39)
Weighted average shares of common stock outstanding, basic and diluted	5,442,625	496,159

See accompanying notes to condensed financial statements.

F-3

Aclarion, Inc.

Condensed Statements of Changes in Stockholders' Equity (Deficit)

(Unaudited)

For the Three Months Ended March 31, 2023
	Series A		Series A-1, A-2, A-3, A-4		Series B, B-1		Series B-2, B-3
	Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock
	Shares	Value	Shares	Value	Shares	Value	Shares	Value*

Balance, December 31, 2022	–	$–	–	$–	–	$–	–	$–
Share-based compensation	–	–	–	–	–	–	–	–
Proceeds from sale of Series A preferred stock	1	1,000	–	–	–	–	–	–
Redemption of Series A Preferred stock	(1)	(1,000)	–	–	–	–	–	–
Net income (loss)	–	–	–	–	–	–	–	–
Balance, March 31, 2023	–	$–	–	$–	–	$–	–	$–

For the Three Months Ended March 31, 2024
Balance, December 31, 2023	–	$–	–	$–	–	$–	–	$–
Share-based compensation	–	–	–	–	–	–	–	–
Issuance of common stock and warrants related to public offering, net issuance costs	–	–	–	–	–	–	–	–
Issuance of common shares - equity line	–	–	–	–	–	–	–	–
Public offering and equity line issuance costs	–	–	–	–	–	–	–	–
Issuance of common shares - debt for equity exchange	–	–	–	–	–	–	–	–
Issuance of commitment shares - note financing	–	–	–	–	–	–	–	–
Issuance of common shares related to restricted stock units	–	–	–	–	–	–	–	–
Cashless exercise of pre-funded warrants	–	–	–	–	–	–	–	–
Round up convention related to reverse stock split	–	–	–	–	–	–	–	–
Net income (loss)	–	–	–	–	–	–	–	–
Balance, March 31, 2024	–	$–	–	$–	–	$–	–	$–

(continued)

F-4

Aclarion, Inc.

Condensed Statements of Changes in Stockholders' Equity (Deficit)

(Unaudited)

(continued)

For the Three Months Ended March 31, 2023
			Additional
	Common Stock		Paid-In	Accumulated
	Shares	Value	Capital	Deficit	Total

Balance, December 31, 2022	491,345	$5	$41,596,106	$(39,370,153)	$2,225,958
Share-based compensation	–	–	82,531	–	82,531
Proceeds from sale of Series A preferred stock	–	–	–	–	1,000
Redemption of Series A Preferred stock	–	–	–	–	(1,000)
Net income (loss)	–	–	–	(1,183,460)	(1,183,460)
Balance, March 31, 2023	491,345	$5	$41,678,637	$(40,553,613)	$1,125,029

For the Three Months Ended March 31, 2024
Balance, December 31, 2023	825,459	$8	$43,553,523	$(44,281,526)	$(727,995)
Share-based compensation	–	–	85,827	–	85,827
Issuance of common stock and warrants related to public offering, net issuance costs	5,175,000	52	2,691,339	–	2,691,391
Issuance of common shares - equity line	452,343	5	1,449,527	–	1,449,532
Public offering and equity line issuance costs	–	–	(399,106)	–	(399,106)
Issuance of common shares - debt for equity exchange	644,142	6	1,771,600	–	1,771,606
Issuance of commitment shares - note financing	9,312	–	33,297	–	33,297
Issuance of common shares related to restricted stock units	4,261	–	–	–	–
Cashless exercise of pre-funded warrants	2,915	–	–	–	–
Round up convention related to reverse stock split	40,068	–	–	–	–
Net income (loss)	–	–	–	(2,399,102)	(2,399,102)
Balance, March 31, 2024	7,153,500	$72	$49,186,006	$(46,680,628)	$2,505,450

See accompanying notes to condensed financial statements.

F-5

Aclarion, Inc.

Condensed Statements of Cash Flows

(unaudited)

	Three Months Ended March 31,
	2024	2023
Cash flows from operating activities
Net income (loss)	$(2,399,102)	$(1,183,460)

Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	45,109	39,368
Share-based compensation	85,827	82,531
Loss on exchange of debt	1,066,732	–
Loss on extinguishment of debt	111,928	–
Amortization of deferred issuance costs	335,352	–
Change in fair value related to warrants and derivative	(297,684)	–
Change in assets and liabilities
Accounts receivable	(2,616)	1,416
Prepaids and other current assets	(134,760)	(705)
Accounts payable	(640,163)	82,540
Accrued and other liabilities	(409,180)	(34,804)
Net cash (used in) operations	(2,238,557)	(1,013,113)

Investing activities
Intangible assets - Patents	(63,657)	(11,719)
Net cash (used in) investing activities	(63,657)	(11,719)

Financing activities
Issuance of common stock and warrants related to public offering, net deductions	2,691,391	–
Proceeds from equity line	1,449,532	–
Repayment of promissory notes	(300,974)	–
Equity line cash issuance costs	(259,331)	–
Public offering cash issuance costs	(143,463)	–
Bridge fund cash issuance costs	(23,375)	–
Proceeds from sale of Series A preferred stock	–	1,000
Redemption of Series A Preferred stock	–	(1,000)
Net cash provided by financing activities	3,413,780	–

Net increase (decrease) in cash and cash equivalents	1,111,566	(1,024,831)
Cash, cash equivalents and restricted cash, beginning of period	1,031,069	1,482,806
Cash, cash equivalents and restricted cash, end of period	$2,142,635	$457,975

Non-cash activities
Issuance of common shares in exchange for debt	1,771,606	–
Public offering accrued issuance costs	112,631	–
Equity line accrued issuance costs	3,413	–
Issuance of bridge fund commitment shares	33,297	–

See accompanying notes to condensed financial statements.

F-6

Aclarion, Inc.

Notes to Condensed Financial Statements

(unaudited)

NOTE  1. THE COMPANY AND BASIS OF PRESENTATION

The Company

Aclarion, Inc., formerly Nocimed, Inc., (the “Company” or “Aclarion”) is a healthcare technology company that leverages magnetic resonance spectroscopy (“MRS”), and a proprietary biomarker to optimize clinical treatments. The Company was formed in February 2015, is incorporated in Delaware, and has its principal place of business in Broomfield, Colorado.

Basis of Presentation

The accompanying condensed financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) for interim financial information. Accordingly, they do not include all of the information required by U.S. GAAP for complete financial statements. The interim condensed financial statements reflect all adjustments that are of a normal recurring nature and that are considered necessary for a fair representation of the results for the periods presented and should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 2023, which include a complete set of footnote disclosures, including our significant accounting policies. The December 31, 2023, condensed balance sheet was derived from the December 31, 2023, audited financial statements. They should be read in conjunction with the financial statements and notes thereto included in our Annual report on Form 10-K, filed with the SEC on March 28, 2024. The results for interim periods are not necessarily indicative of the results that may be expected for a full fiscal year or for any other future period.

Risks and Uncertainties

The Company is subject to various risks and uncertainties frequently encountered by companies in the early stages of development. Such risks and uncertainties include, but are not limited to, its limited operating history, competition from other companies, limited access to additional funds, dependence on key personnel, and management of potential rapid growth. To address these risks, the Company must, among other things, develop its customer base; implement and successfully execute its business and marketing strategy; develop follow-on products; provide superior customer service; and attract, retain, and motivate qualified personnel. There can be no guarantee that the Company will be successful in addressing these or other such risks.

2024 Reverse Stock Split

In March 2023 the Company’s stockholders approved a reverse stock split proposal at a ratio in the range of one-for-five to one-for-fifty, with the final ratio to be determined by the Company's board in its discretion without further approval from the Company's stockholders. In January 2024, the Company's board subsequently approved the final reverse stock split ratio of one-for-sixteen (the “2024 Stock Split”), which resulted in a reduction in the number of outstanding shares of common stock, warrants, stock options and restricted share units and a proportionate increase in the value of each share or strike price of the warrants and stock options. The common stock began trading on a reverse split-adjusted basis on the NASDAQ on January 4, 2024.

F-7

As a result of the 2024 Stock Split, unless described otherwise, all references to common stock, share data, per share data and related information contained in these financial statements have been retrospectively adjusted to reflect the effect of the stock splits for all periods presented. In addition, any fractional shares that would otherwise be issued as a result of the stock splits were rounded up to the nearest whole share. Further, the number of shares issuable and exercise prices of stock options and warrants have been retrospectively adjusted in these financial statements for all periods presented to reflect the 2024 Stock Split.

The following tables present selected share information reflecting on a retroactive basis the reverse stock splits as of and for the year ended December 31, 2023:

December 31,
2023
Common shares issued and outstanding - pre-2024 split, 13,206,229 shares	$132
Common shares issued and outstanding - post-2024 split, 825,459 shares	$8
Additional paid-in capital - pre-2024 split	$43,553,399
Additional paid-in capital - post-2024 split	$43,553,523

Year ended December 31,
2023
Weighted average shares outstanding, basic and diluted - pre-2024 split	8,908,934
Weighted average shares outstanding, basic and diluted - post-2024 split	556,808
Basic and diluted net loss per shares attributable to common stockholders - pre-2024 split	$(0.55)
Basic and diluted net loss per shares attributable to common stockholders - post-2024 split	$(8.82)

Public Offering

On February 27, 2024, the Company completed a public offering of 5,175,000 units (“Units”) at a price of $0.58 per Unit, for gross proceeds of approximately $3.0 million, before deducting offering expenses. Each Unit was comprised of (i) one share of common stock or, in lieu of common stock, one prefunded warrant to purchase a share of common stock, and (ii) two common warrants, each common warrant to purchase a share of common stock. The prefunded warrants are immediately exercisable at a price of $0.00001 per share of common stock and only expire when such prefunded warrants are fully exercised. The common warrants are immediately exercisable at a price of $0.58 per share of common stock and will expire five years from the date of issuance.

The Company incurred $566,199 of issuance costs; $310,105 deducted from proceeds and $256,094 paid or accrued.

NOTE    2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The financial statements include some amounts that are based on management's best estimates and judgments. The most significant estimates relate to depreciation, amortization, and valuation of warrants, warrant and derivative liabilities, and options to purchase shares of the Company's common stock. These estimates may be adjusted as more current information becomes available, and any adjustment could be significant.

F-8

Valuation of Derivative Instruments

Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 815-40, Derivatives and Hedging: Contracts on an Entity’s Own Equity, addresses whether an equity-linked contract qualifies as equity in the entity’s financial statements. Agreements where an entity has insufficient authorized and unissued shares to settle the contract generally are accounted for as a liability and marked to fair value through earnings each reporting period. The Company evaluates its financial instruments to determine if such instruments are liabilities or contain features that qualify as embedded derivatives. For financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then revalued at each reporting date, with changes in the fair value reported as charges or credits to income.

Fair Value of Financial Instruments

ASC 820, Fair Value Measurements, provides guidance on the development and disclosure of fair value measurements. Under this accounting guidance, fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability.

The accounting guidance classifies fair value measurements in one of the following three categories for disclosure purposes:

Level 1 - Unadjusted quoted prices in active markets for identical instruments that are accessible by the Company on the measurement date.

Level 2 - Quoted prices in markets that are not active or inputs which are either directly or indirectly observable.

Level 3 - Unobservable inputs for the instrument requiring the development of assumptions by the Company.

The Company analyzes all financial instruments with features of both liabilities and equity under the Financial Accounting Standard Board’s (“FASB”) accounting standard for such instruments. Under this standard, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

The carrying values of the Company’s financial instruments including cash equivalents, restricted cash, accounts receivable, and accounts payable are approximately equal to their respective fair values due to the relatively short-term nature of these instruments. The Company’s warrant liabilities and derivative liabilities are estimated using level 3 inputs (see Note 3).

Derivative Financial Instruments

The Company has derivative financial instruments that are not hedges and do not qualify for hedge accounting. Changes in the fair value of these instruments are recorded in other income (expenses), on a net basis in the Consolidated Statements of Operations and Comprehensive Loss.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. The Company had no cash equivalents at March 31, 2024 and December 31, 2023. The Company maintains cash deposits at several financial institutions, which are insured by the FDIC up to $250,000. The Company’s cash balance may at times exceed these limits. On March 31, 2024, and December 31, 2023, the Company had $1,767,372 and $761,800, respectively, in excess of federally insured limits. The Company continually monitors its positions with, and the credit quality of, the financial institutions with which it invests. The Company maintains no international bank accounts. As of March 31, 2024, $10,000 of the Company’s cash was restricted as collateral related to the credit card program offered by our bank.

F-9

Accounts Receivable, Less Allowance for Doubtful Accounts

The Company estimates an allowance for doubtful accounts based upon an evaluation of the current status of receivables, historical experience, and other factors as necessary. It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts will change. The allowance for doubtful accounts was $0 on March 31, 2024, and December 31, 2023.

Revenue Recognition

Revenues are recognized when a contract with a customer exists, and at that point in time when we have delivered a Nociscan report to our customer. Revenue is recognized in the amount that reflects the negotiated consideration expected to be received in exchange for those reports. Following the delivery of the report, the company has no ongoing obligations or services to provide to the customer. Customers pay no other upfront, licensing, or other fees. To date, our reports are not reimbursable under any third-party payment arrangements, The Company invoices its customers based on the billing schedules in its sales arrangements. Payment terms range generally from 30 to 90 days from the date of invoice.

Liquidity, Capital Resources and Going Concern

The Company believes that the net proceeds from the February 2024 initial public offering, and subsequent funding described in Note 14, will be sufficient to fund current operating plans into the third quarter of 2024, approaching our final maturity repayment of our unsecured non-convertible note, which is due in September 2024. The Company has based these estimates, however, on assumptions that may prove to be wrong, and could spend available financial resources much faster than we currently expect. The Company will need to raise additional funds to continue funding our technology development. Management plans to secure such additional funding.

As a result of the Company’s recurring losses from operations and the need for additional financing to fund its operating and capital requirements, there is uncertainty regarding the Company’s ability to maintain liquidity sufficient to operate its business effectively, which raises substantial doubt as to the Company’s ability to continue as a going concern.

Refer to Note 14: Subsequent Events, for information regarding recent funding developments.

Share-Based Compensation

The Company accounts for stock-based awards in accordance with provisions of ASC Topic 718, Compensation—Stock Compensation, under which the Company recognizes the grant-date fair value of stock-based awards issued to employees and nonemployee board members as compensation expense on a straight-line basis over the vesting period of the award, while awards containing a performance condition are recognized as expense when the achievement of the performance criteria is achieved. The Company uses the Black-Scholes option pricing model to determine the grant-date fair value of stock options. The Company records expense for forfeitures in the periods they occur.

The exercise or strike price of each option is not less than 100% of the fair market value of the Common Stock subject to the option on the date the option is granted.

The Company issues restricted stock unit awards to non-employee consultants who are providing various services. The awards are valued at the market price on the date of the grant. The awards vest over the contract life and based on achievement of targeted performance milestones.

On occasion, the Company grants common stock to compensate vendors for services rendered.

F-10

Deferred Financing Costs

The Company capitalizes certain legal, accounting, and other fees and costs that are directly attributable to in-process equity financings as deferred offering costs until such financings are completed. Upon the completion of an equity financing, these costs are recorded as a reduction of additional paid-in capital of the related offering. Upon the completion of the public offering in February 2024, approximately $566,200 of offering costs related to the public offering were reclassified to additional paid-in capital ($310,105 deducted from proceeds, and $256,094 paid or accrued). Upon the completion of the issuance of shares pursuant to the equity line in the first quarter of 2024, $133,000 of offering costs were reclassified to additional paid-in capital.

Emerging Growth Company Status

The Company is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay the adoption of new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company has elected to use this extended transition period to comply with certain new or revised accounting standards that have different effective dates for public and private companies.

NOTE 3: FAIR VALUE MEASUREMENTS

In accordance with ASC 820 (Fair Value Measurements and Disclosures), the Company uses various inputs to measure the outstanding warrants, certain embedded redemption features associated with the senior note to Aclarion, Inc. on a recurring basis to determine the fair value of the liability.

	Fair value measured as of March 31, 2024
	Fair value on March 31, 2024	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Warrant liability	$34,825	$–	$–	$34,825
Derivative Liability	32,994	–	–	32,994
Total Fair value	$67,819	$–	$–	$67,819

There were no transfers between Level 1, 2, and 3 during the three months ended March 31, 2024.

The following table presents changes in Level 3 liabilities measures at fair value for the three months ended March 31, 2024. Both observable and unobservable inputs were used to determine the fair value positions that the Company has classified within the Level 3 category.

	Warrant Liability	Derivative Liability	Total
Balance – December 31, 2023	$289,165	$121,326	$410,491
Exchange and Payoff of Notes Payable	–	(44,988)	(44,988)
Change in fair value	(254,340)	(43,344)	(297,684)
Balance – March 31, 2024	$34,825	$32,994	$67,819

F-11

The fair value of the embedded derivative liabilities associated with the Senior Notes Payable was estimated using a probability weighted discounted cash flow model to measure the fair value. This involves significant Level 3 inputs and assumptions including an (i) estimated probability and timing of certain financing events and event of default, and (ii) the Company’s risk-adjusted discount rate.

The fair value of the warrants to purchase shares of common stock was estimated using a Monte Carlo simulation using the following assumptions.

	As of Dec 31, 2023	As of March 31, 2024
	Warrant Liability	Warrant Liability
Strike Price	$4.32	$0.58
Contractual term (years)	5.0	5.0
Volatility (annual)	80.0%	80.0%
Risk-free rate	3.89%	4.29%
Floor Financing price	$0.14	$0.14

NOTE  4. RECENT ACCOUNTING PRONOUNCEMENTS

To date, there have been no recent accounting pronouncements not yet effective that have significance, or potential significance, to our Consolidated Financial Statements.

NOTE  5. REVENUE

Contract Balances

The timing of revenue recognition, billings, and cash collections may result in trade, unbilled receivables, and deferred revenues on the balance sheets. At times, revenue recognition may occur before the billing, resulting in an unbilled receivable, which would represent a contract asset. The contract asset would be a component of accounts receivable and other assets for the current and non-current portions, respectively. In the event the Company receives advances or deposits from customers before revenue is recognized, this would result in a contract liability.

NOTE 6. SUPPLEMENTAL FINANCIAL INFORMATION

Balance Sheets

Prepaids and other current assets:

	March 31, 2024	December 31, 2023
Short term deposits	$50,000	$50,000
Deferred offering costs	–	100,588
Prepaid insurance D&O	17,571	34,769
Prepaid insurance, other	10,021	17,884
Prepaid other	300,713	41,635
Other receivables	156	154
	$378,461	$245,030

Accounts payable

	March 31, 2024	December 31, 2023
Accounts payable	$189,029	$758,821
Credit cards payable	6,685	1,714
	$195,714	$760,535

F-12

Accrued and other liabilities:

	March 31, 2024	December 31, 2023
Accounts payroll	$–	$162,887
Accrued bonus	127,875	262,580
Accrued audit and legal expenses	41,595	89,082
Accrued interest	40,679	98,685
Accrued board compensation	46,250	92,500
Other accrued liabilities	31,730	151,988
	$288,129	$857,722

NOTE 7. LEASES

The Company had no office lease for the quarter ended March 31, 2024, and the year ended December 31, 2023.

NOTE 8. INTANGIBLE ASSETS

The Company’s intangible assets are as follows:

	March 31, 2024	December 31, 2023

Patents and licenses	$2,330,907	$2,267,251
Other	5,017	5,017
	2,335,925	2,272,268
Less: accumulated amortization	(1,148,458)	(1,103,645)
Intangible assets, net	$1,187,467	$1,168,623

Patents and licenses costs are accounted for as intangible assets and amortized over the life of the patent or license agreement and charged to research and development.

Amortization expense related to purchased intangible assets was $44,812 and $38,865 for the three months ended March 31, 2024, and 2023, respectively.

Patents and trademarks are reviewed at least annually for impairment. No impairment was recorded through March 31, 2024, and December 31, 2023, respectively.

F-13

Future amortization of intangible assets is as follows:

2024	$133,786
2025	178,381
2026	178,381
2027	178,381
2028 and beyond	518,538
Total	$1,187,467

NOTE  9. SHORT TERM NOTES AND CONVERTIBLE DEBT

Convertible Notes:

As of December 31, 2023, there were no Convertible Notes payable and outstanding. There was no convertible note activity in the three months ended March 31, 2024.

Senior Notes Payable

In May 2023, the Company issued $1,437,500 unsecured senior notes that mature on May 16, 2024 (“the Senior Notes Payable”), for cash proceeds of $1,250,000. The Senior Notes Payable contain an original issue discount of 15.0% and accrue interest at an annual rate of 8.0%.

In September 2023, as agreed to during the issuance of the Senior Notes Payable, the Company exercised their right to an additional financing, issuing $862,500 unsecured senior notes that mature on September 1, 2024 ("the Series B Notes Payable) for cash proceeds of $750,000. The Series B Notes Payable contain an original issue discount of 15.0% and accrue interest at an annual rate of 8.0%.

In November 2023, the Company issued $294,118 unsecured senior notes that mature on April 19, 2024 (“the Series C Notes Payable”), for cash proceeds of $250,000. The Senior Notes Payable contain an original issue discount of 15.0% and accrue interest at an annual rate of 8.0%.

The Company incurred issuance costs, recorded as deferred financing costs, of $296,313 relating to due diligence and legal costs associated with the issuance of the notes.

The Company evaluated the embedded redemption and contingent interest features in the notes to determine if such features were required to be bifurcated as an embedded derivative liability. In accordance with ASC 815-40, Derivatives and Hedging Activities, the embedded redemption features and contingent interest feature were accounted for as derivative liabilities at the date of issuance and shall be adjusted to fair value at each reporting date. The Company fair valued such derivative liabilities and recorded a debt discount at issuance of the notes of $320,561.

The Company issued warrants to purchase 1,232,156 and 744,890 shares of common stock (77,010 and 46,556 shares, respectively, after giving effect to the 2024 Stock Split) to the holders of the Senior Notes Payable and Series C Notes Payable (collectively the “Senior Notes Warrants”) with an exercise price of $0.6262 and $0.2856 per share ($10.02 and $4.58 post-2024 split), respectively. The Company accounted for the warrants in accordance with the guidance contained in ASC 815 “Derivatives and Hedging” whereby under that provision these warrants did not meet the criteria for equity treatment and were recorded as a liability. As such, these warrants are recorded at fair value as of each reporting date with the change in fair value reported within other income in the accompanying consolidated statements of operations as “Change in fair value of warrant liability” until the warrants are exercised, expired or other facts and circumstances lead the warrant liability to be reclassified to stockholders’ equity. The fair value of the Senior Notes Warrants at issuance was $736,249 and was recorded as a debt discount. The Company incurred issuance costs of $72,862 relating to the Senior Notes Warrants which was recorded as a day 1 expense due to the liability classification of such warrants.

F-14

In connection with the issuance of the Senior Notes Payable and Series C Notes Payable, the Company paid a commitment fee in the form of 339,360 and 148,978 shares (21,210 and 9,311 shares after giving effect to the 2024 Stock Split) of unregistered common stock to the holders, respectively. The aggregate commitment fees had a fair value at issuance of $208,916 and are recorded as a deferred financing cost.

The resulting debt discounts from the derivative liabilities, warrant liabilities and deferred financing costs were presented as a direct deduction from the carrying amount of that debt liability and amortized to interest expense using the effective interest rate method. For the three months ended March, 2024, the Company recognized $335,352 in amortization of debt discounts and deferred financing costs which is recorded in interest expense.

Between January 22 and January 29, 2024, the Company entered into a series of exchange agreements (the “Exchange Agreements”) with the accredited investors to exchange principal and accrued interest on these notes for shares of common stock. Pursuant to the Exchange Agreements, the Company issued an aggregate of 644,142 post-split shares of common stock in exchange for $1,519,779 principal and accrued interest on the notes. Following these exchanges, the remaining outstanding balance of principal and interest on the notes was $1,145,037. This transaction accelerated the recognition of the related note discounts and resulted in a $1,066,732 charge.

On March 6, 2024, the Company paid $300,974 of principal and accrued interest on certain unsecured non-convertible notes. Following this payment, the remaining outstanding balance of principal and interest on the notes was $898,380. This transaction accelerated the recognition of the related note discounts and resulted in a $111,928 charge.

The following table reconciles the aggregate amount for the Senior Notes Payable, Series B Notes Payable, and Series C Notes Payable as well as the unamortized deferred financing costs and debt discounts relating to the derivative liabilities and warrant liabilities.

	March 31, 2024	December 31, 2023
Note Payable	$862,500	$2,594,118
Less: Unamortized Discounts and Deferred Financing Costs
Warrants	–	(557,582)
Derivative	(77,583)	(235,628)
Deferred financing costs	(114,767)	(675,184)
	(192,350)	(1,468,394)
	$670,150	$1,125,724

NOTE 10. COMMITMENTS AND CONTINGENCIES

Royalty Agreement

The Company has an exclusive license agreement with the Regents of the University of California to make, use, sell and otherwise distribute products under certain of the Regents of the University of California’s patents anywhere in the world. The Company is obligated to pay a minimum annual royalty of $50,000, and an earned royalty of 4% of net sales. The minimum annual royalty will be applied against the earned royalty due for the calendar year in which the minimum payment was made. The license agreements expire upon expiration of the patents and may be terminated earlier if the Company so elects. The U.S. licensed patents that are currently issued expire between 2026 and 2029, without considering any possible patent term adjustment or extensions and assuming payment of all appropriate maintenance, renewal, annuity, or other governmental fees. The Company recorded royalty costs of $12,500 for the three months ended March 31, 2024, and 2023, respectively, as Cost of Revenue.

F-15

Litigation

To date, the Company has not been involved in legal proceedings arising in the ordinary course of its business. If any legal proceeding occurs, the Company will record a provision for a loss when it believes that it is both probable that a loss has been incurred and the amount can be reasonably estimated, although litigation is inherently unpredictable and is subject to significant uncertainties, some of which are beyond the Company’s control. Should any of these estimates and assumptions change or prove to have been incorrect, the Company could incur significant charges related to legal matters that could have a material impact on its results of operations, financial position and cash flows.

NOTE 11. STOCKHOLDERS’ EQUITY

The Company filed an Amended and Restated Certificate of Incorporation on April 21, 2022, as part of the Company’s initial public offering. The Company is authorized to issue two classes of stock to be designated, respectively, “common stock” and “preferred stock.” The total number of shares which the Company is authorized to issue is two hundred twenty million (220,000,000) shares. Two hundred million (200,000,000) shares are authorized to be common stock, having a par value per share of $0.00001. Twenty million (20,000,000) shares are authorized to be preferred stock, having a par value per share of $0.00001. As of March 31, 2024, the Company had 7,153,500 common shares outstanding.

Stockholders’ Vote – Reverse stock split

The Company held a special meeting of stockholders on March 24, 2023. At the special meeting, our stockholders approved one proposal, which was to grant discretionary authority to our board of directors to (i) amend our certificate of incorporation to combine outstanding shares of our common stock into a lesser number of outstanding shares, or a “reverse stock split,” at a specific ratio within a range of one-for-five (1-for-5) to a maximum of a one-for-fifty (1-for-50) split, with the exact ratio to be determined by our board of directors in its sole discretion; and (ii) effect the reverse stock split, if at all, within one year of the date the proposal was approved by stockholders.

In January 2024, the Company's board subsequently approved the final reverse stock split ratio of one-for-sixteen (the “2024 Stock Split”), which resulted in a reduction in the number of outstanding shares of common stock, warrants, stock options and restricted share units and a proportionate increase in the value of each share or strike price of the warrants and stock options. The common stock began trading on a reverse split-adjusted basis on the NASDAQ on January 4, 2024.

Series A Preferred Stock

In February 2023 the Company sold one (1) share of the Company’s newly designated Series A preferred stock to Jeffrey Thramann, the Company’s Executive Chairman, for a purchase price of $1,000. The share of Series A preferred stock had proportional voting rights that were limited to the proposal to approve a reverse stock split of the Company’s common stock. Following the March 24, 2023, special meeting, the Company redeemed the one outstanding share of Series A preferred stock on March 28, 2023, in accordance with its terms. The redemption price was $1,000. No Series A preferred stock remains outstanding.

F-16

Warrants

The following table summarizes the Company’s outstanding warrants as of March 31, 2024. The warrants and related strike prices have been adjusted to reflect the 2024 Stock Split.

Issue Date	Strike price	Number outstanding	Expiration
April 21, 2022 (1)	$69.60	155,610	April 21, 2027
April 21, 2022	$87.04	10,825	April 21, 2027
April 21, 2022	$69.60	26,673	April 21, 2027
May 16, 2023 (2)	$0.29	77,010	May 16, 2028
November 21, 2023 (2)	$0.29	46,556	November 21, 2028
November 21, 2023	$0.00001	1,576	November 21, 2028
February 27, 2024	$0.58	10,350,000	February 27, 2029

(1)	These warrants were issued as part of the Company’s initial public offering completed April, 2022, and trade on Nasdaq under the ticker symbol “ACONW.”
(2)	The per share exercise price of these warrants is subject to a “ratchet” adjustment if the Company issues securities at an effective per share price lower than the then effective warrant exercise price. The strike price of $0.29 is current through the equity line activity closed April 26, 2024 (see Note 14: Subsequent Events).

NOTE 12. NET LOSS PER SHARE OF COMMON STOCK

Basic and diluted net loss per share is computed by dividing net loss attributable to stockholders by the weighted average number shares of common stock outstanding during the period and shares issuable for vested restricted stock units. Potentially dilutive outstanding shares of common stock equivalents were excluded from the computation of diluted net loss per share for loss periods presented because including them would have been antidilutive.

A reconciliation of the numerator and denominator used in the calculation of basic and diluted net loss per share attributable to stockholders follows:

	Three Months Ended March 31,
	2024	2023
Numerator:
Net (loss) allocable to common stockholders used to compute basic and diluted loss per common share	$(2,399,102)	$(1,183,460)
Denominator:
Weighted average shares outstanding used to compute basic and dilutive loss per share	5,426,557	491,345
Weighted average shares issuable for vested restricted stock units	16,069	4,814
	5,442,625	496,159

F-17

The following outstanding potentially dilutive securities were excluded from the weighted average calculation of dilutive loss per share attributable to common stockholders because their impact would have been antidilutive for the period presented:

	March 31, 2024	March 31, 2023

Warrants	10,666,674	193,107
Restricted stock units	9,698	40,576
Stock options	169,458	171,176
	10,845,830	404,859

NOTE 13. STOCK BASED COMPENSATION

2022 Aclarion Equity Incentive Plan

On April 21, 2022, in connection with the IPO, the Company’s 2022 Aclarion Equity Incentive Plan, or “2022 Plan”, went into effect. Our board of directors has appointed the compensation committee of our board of directors as the committee under the 2022 Plan with the authority to administer the 2022 Plan. The aggregate number of our shares of common stock that may be issued or used for reference purposes under the 2022 Plan is 2,000,000 shares (125,000 post 2024 Stock Split), with an automatic increase on January 1st of each year, for a period of not more than ten years, commencing on January 1st of the year following the year in which the initial public offering date (April 2022) occurs and ending on (and including) January 1, 2032, in an amount equal to 5% of the total number of shares of Capital Stock outstanding on December 31st of the preceding calendar year. Notwithstanding the foregoing, the Board may act prior to January 1st of a given year to provide that there will be no January 1st increase in shares for such year or that the increase in shares for such year will be a lesser number of shares of Common Stock than would otherwise occur pursuant to the preceding sentence.

As of the year ended December 31, 2023, the aggregate number of our shares of common stock that may be issued or used for reference purposes under the 2022 Plan was 2,470,814 (154,426 post-split). On January 1, 2024, the 2022 Plan had an automatic increase of 660,311 (41,270 post-split) shares which was 5% of the total number of shares of Capital Stock outstanding on December 31, 2023.

Options granted under the 2022 Plan may be incentive stock options or non-statutory stock options, as determined by the administrator at the time of grant of an option. Restricted stock may also be granted under the 2022 Plan. The options vest in accordance with the grant terms and are exercisable for a period of up to 10 years from grant date.

No options were granted in the three months ended March 31, 2024.

Nocimed, Inc. 2015 Stock Plan

The Company maintains the Nocimed, Inc. 2015 Stock Plan, or the “Existing Plan”, under which the Company could grant 152,558 shares (after giving effect to the 2024 Stock Split) or options of the Company to our employees, consultants, and other service providers. The Company suspended the Existing Plan in connection with the April 2022, initial public offering. The Company did not grant any stock options under the Existing Plan for the twelve months ended December 31, 2022. No further awards will be granted under the Existing Plan, but awards granted prior to the suspension date will continue in accordance with their terms and the terms of the Existing Plan.

F-18

Determining Fair Value of Stock Options

The fair value of each grant of stock options was determined by the Company using the methods and assumptions discussed below. Each of these inputs is subjective and generally requires significant judgment to determine.

Valuation and Amortization Method —The Company estimates the fair value of its stock options using the Black-Scholes-Merton option-pricing model. This fair value is then amortized over the requisite service periods of the awards.

Expected Term—The Company estimates the expected term of stock option by taking the average of the vesting term and the contractual term of the option, as illustrated by the simplified method.

Expected Volatility—The expected volatility is derived from the Company’s expectations of future market volatility over the expected term of the options.

Risk-Free Interest Rate—The risk-free interest rate is based on the 10-year U.S. Treasury yield curve on the date of grant.

Dividend Yield—The dividend yield assumption is based on the Company’s history and expectation of no dividend payouts.

Stock Award Activity

A summary of option activity under the Company’s incentive plans is as follows:

	Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (In Years)
Balance at December 31, 2023	169,456	$31.15	7.5
Options granted	–	–	–
Options exercised	–	–	–
Options forfeited/expired	–	–	–
Balance at March 31, 2024	169,456	$31.15	7.2

Exercisable at December 31, 2023	147,977	$30.57	7.4
Exercisable at March 31, 2024	151,474	$30.69	7.1

The aggregate intrinsic value of options outstanding at March 31, 2024 is $0. The aggregate intrinsic value of vested and exercisable options at March 31, 2024 is $0.

As of March 31, 2024, there was approximately $270,154 of total unrecognized compensation cost related to non-vested stock options, which is expected to be recognized over the next 18 months.

F-19

Restricted Stock Units

In the three months ended March 31, 2024, the Company granted RSUs under the 2022 Plan that have a combination of time-based and performance-based vesting, contingent upon continued service with the Company. The Company granted certain consultants an aggregate of RSU’s for 26,506 common shares (after giving effect to the 2024 Stock Split).

Post-split RSU activity under the 2022 Plan was as follows for the three months ended March 31, 2024:

	RSU’s Outstanding	Weighted-Average Grant-Date Fair value per Unit
Nonvested as of December 31, 2023	15,749	$10.72
Granted	–	–
Vested	(2,554)	11.01
Forfeited	(3,497)	10.72
Nonvested as of March 31, 2024	9,698	$10.64

The grant date fair value for a RSU is the market price of the common stock on the date of grant. The total share-based compensation expense related to RSUs recognized during the three months ended March 31, 2024, was $28,128.

As of March 31, 2024, there was approximately $15,340 total unrecognized compensation cost related to non-vested RSUs which is expected to be recognized over the next twelve months.

As of March 31, 2024, the Company is obligated to issue 114,719 shares of common stock associated with vested Restricted Stock Units.

Stock-based Compensation Expense

The following table summarizes the total stock-based compensation expense included in the Company’s statements of operations for the periods presented:

	Three months ended March 31,
	2024	2023

Sales and marketing	$28,128	$28,308
Research and development	2,055	3,560
General and administrative	55,644	50,663
	$85,827	$82,531

F-20

NOTE 14. SUBSEQUENT EVENTS

Nasdaq notice regarding compliance with the $1.00 Minimum Bid Price requirement

On April 8, 2024, Aclarion, Inc. (the “Company”) received a written notice (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) indicating that the Company is not in compliance with the $1.00 Minimum Bid Price requirement set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing on The Nasdaq Capital Market (the “Bid Price Requirement”).

The Notice does not result in the immediate delisting of the Company’s common stock from The Nasdaq Capital Market.

The Nasdaq Listing Rules require listed securities to maintain a minimum bid price of $1.00 per share and, based upon the closing bid price of the Company’s common stock for the 30 consecutive business days for the period ending April 5, 2024, the Company no longer meets this requirement.

The Notice indicated that the Company will be provided 180 calendar days (or until October 7, 2024) in which to regain compliance. If at any time during this 180 calendar day period the bid price of the Company’s common stock closes at or above $1.00 per share for a minimum of ten consecutive business days, the Nasdaq staff (the “Staff”) will provide the Company with a written confirmation of compliance and the matter will be closed.

Alternatively, if the Company fails to regain compliance with Rule 5550(a)(2) prior to the expiration of the initial 180 calendar day period, the Company may be eligible for an additional 180 calendar day compliance period, provided (i) it meets the continued listing requirement for market value of publicly held shares and all other applicable requirements for initial listing on The Nasdaq Capital Market (except for the Bid Price Requirement) and (ii) it provides written notice to Nasdaq of its intention to cure this deficiency during the second compliance period by effecting a reverse stock split, if necessary. In the event the Company does not regain compliance with Rule 5550(a)(2) prior to the expiration of the initial 180 calendar day period, and if it appears to the Staff that the Company will not be able to cure the deficiency, or if the Company is not otherwise eligible, the Staff will provide the Company with written notification that its securities are subject to delisting from The Nasdaq Capital Market. At that time, the Company may appeal the delisting determination to a Hearings Panel.

The Company intends to monitor the closing bid price of its common stock and is considering its options to regain compliance with the Bid Price Requirement. The Company’s receipt of the Notice does not affect the Company’s business, operations or reporting requirements with the Securities and Exchange Commission.

White Lion Equity Line Agreement

On October 9, 2023, the Company entered into an equity line common stock purchase agreement (the “Equity Line Purchase Agreement”) and a related registration rights agreement with White Lion Capital, LLC (“White Lion”). Pursuant to the Equity Line Agreement, the Company has the right, but not the obligation to require White Lion to purchase, from time to time, up to $10,000,000 in aggregate gross purchase price of newly issued shares of the Company’s common stock, subject to certain limitations and conditions set forth in the Equity Line Purchase Agreement.

Pursuant to the Equity Line Purchase Agreement, the Company issued to White Lion 1,050,000 newly issued common shares for proceeds of $304,500 on April 26, 2024. Through April 26, 2024, the Company has issued 1,800,000 shares to White Lion for total proceeds of $3,216,981.

F-21

Report of Independent Registered Public Accounting Firm

To the Board of Directors and
Stockholders

of Aclarion, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Aclarion, Inc. (the Company) as of December 31, 2023, and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for the year then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a deficiency in shareholders’ equity that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Haynie & Company

Haynie & Company

Salt Lake City, Utah

February 20, 2024, except for Notes 2 and 17, as to which the date is March 28, 2024

We have served as the Company’s auditor since 2023

PCAOB ID 0457

F-22

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Aclarion, Inc.

Broomfield, Colorado

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Aclarion, Inc. (the “Company”) as of December 31, 2022, and the related statements of operations, changes in stockholders’ equity (deficit) and cash flows for the year then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2022, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Restatement to correct the 2022 financial statements

As discussed in Note 3 to the financial statements, the 2022 financial statements have been restated to correct misstatements.

The financial statements of the Company as of December 31, 2022, before the effects of the adjustments for the correction of the errors described in Note 3, were audited by Daszkal Bolton LLP who issued an unqualified opinion on those statements in their report, containing explanatory language that substantial doubt exists about the entity’s ability to continue as a going concern, dated February 27, 2023. Effective March 1, 2023, CohnReznick LLP acquired certain people and assets of Daszkal Bolton LLP.

Going Concern Uncertainty

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ CohnReznick LLP

CohnReznick LLP

Sunrise, Florida

June 12, 2023, except for Note 1, 2024 Reverse Stock Split, Note 7, SUPPLEMENTAL FINANCIAL INFORMATION, Prepaids and other current assets and Accrued and other liabilities, and Note 14, Net Loss Per Share of Common Stock, as to which the date is February 21, 2024.

We have served as the Company’s auditor from 2021 (such date takes into account the acquisition of certain people and assets of Daszkal Bolton LLP by CohnReznick LLP effective March 1, 2023) to 2023

F-23

Aclarion, Inc.

Balance Sheets

December 31, 2023 and 2022

	December 31,
	2023	2022
		(restated)
ASSETS
Current assets:
Cash and cash equivalents	$1,021,069	$1,472,806
Restricted cash	10,000	10,000
Accounts receivable, net	13,270	18,569
Prepaids & other current assets	245,030	199,701
Total current assets	1,289,369	1,701,076

Non-current assets:
Property and equipment, net	1,782	3,346
Intangible assets, net	1,168,623	1,210,207
Total non-current assets	1,170,405	1,213,553

Total assets	$2,459,774	$2,914,629

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$760,535	$462,202
Accrued and other liabilities	857,722	226,469
Note payable, net of discount	1,125,724	–
Warrant liability	289,165	–
Derivative liability	121,326	–
Liability to issue equity	33,297	–
Total current liabilities	3,187,769	688,671

Commitments and contingencies (See Note 12)

Stockholders' equity (deficit)
Common stock - $0.00001 par value, 200,000,000 authorized and 825,459 and 491,345 shares issued and outstanding (see Note 13)	8	5
Additional paid-in capital	43,553,523	41,596,106
Accumulated deficit	(44,281,526)	(39,370,153)
Total stockholders’ equity (deficit)	(727,995)	2,225,958

Total liabilities and stockholders’ equity (deficit)	$2,459,774	$2,914,629

See Accompanying Notes to Financial Statements

F-24

Aclarion, Inc.

Statements of Operations

For the Years Ended December 31, 2023, and 2022

	Year Ended December 31,
	2023	2022
		(restated)
Revenue
Revenue	$75,404	$60,444
Cost of revenue	75,728	65,298
Gross profit (loss)	(324)	(4,854)

Operating expenses:
Sales and marketing	757,004	498,003
Research and development	873,336	1,067,992
General and administrative	3,245,317	3,990,719
Total operating expenses	4,875,657	5,556,714

Income (loss) from operations	(4,875,981)	(5,561,568)

Other income (expense):
Interest expense	(608,288)	(1,507,546)
Changes in fair value of warrant and derivative liabilities	646,319	–
Loss on issuance of warrants	(72,862)	–
Other, net	(562)	521
Total other income (expense)	(35,393)	(1,507,025)

Income (loss) before income taxes	(4,911,374)	(7,068,593)
Income tax provision	–	–
Net income (loss)	$(4,911,374)	$(7,068,593)

Dividends accrued for preferred stockholders	$–	$(415,523)
Net income (loss) allocable to common stockholders	$(4,911,374)	$(7,484,116)
Net income (loss) per share allocable to common stockholders	$(8.82)	$(19.61)
Weighted average shares of common stock outstanding, basic and diluted	556,808	381,598

See Accompanying Notes to Financial Statements

F-25

Aclarion, Inc.

Statements of Changes in Stockholders' Equity (Deficit)

For the Years Ended December 31, 2023 and 2022 (restated)

	Series A		Series A-1, A-2, A-3, A-4		Series B, B-1
	Preferred Stock		Preferred Stock		Preferred Stock
	Shares	Value	Shares	Value	Shares	Value

Balance, December 31, 2021	–	$–	6,247,695	$62	12,434,500	$124
Share-based compensation	–	–	–	–	–	–
Preferred stock dividend payable	–	–	–	–	–	–
Conversion of preferred stock to common stock	–	–	(6,247,695)	(62)	(12,434,500)	(124)
Conversion of preferred dividends payable to common stock	–	–	–	–	–	–
Conversion of accrued interest on promissory notes	–	–	–	–	–	–
Issuance of common stock and warrants related to IPO, net issuance costs	–	–	–	–	–	–
Issuance of common shares	–	–	–	–	–	–
Issuance of warrants	–	–	–	–	–	–
IPO issuance costs	–	–	–	–	–	–
Exercise of convertible note warrants	–	–	–	–	–	–
Net income (loss)	–	–	–	–	–	–
Balance, December 31, 2022	–	$–	–	$–	–	$–

Balance, December 31, 2022	–	$–	–	$–	–	$–
Share-based compensation	–	–	–	–	–	–
Issuance of common shares	–	–	–	–	–	–
Proceeds from sale of Series A preferred stock	1	1,000	–	–	–	–
Redemption of Series A preferred stock	(1)	(1,000)	–	–	–	–
Commitment shares - note financing	–	–	–	–	–	–
Issuance of warrants - note financing	–	–	–	–	–	–
Issuance of common shares - equity line	–	–	–	–	–	–
Commitment common shares - equity line	–	–	–	–	–	–
Common share issuance costs - equity line	–	–	–	–	–	–
Cashless exercise of pre-funded warrants	–	–	–	–	–	–
Conversion of vested restricted stock units to common shares	–	–	–	–	–	–
Common share - stock split round up	–	–	–	–	–	–
Net income (loss)	–	–	–	–	–	–
Balance, December 31, 2023	–	$–	–	$–	–	$–

F-26

	Series B-2, B-3				Additional
	Preferred Stock		Common Stock		Paid-In	Accumulated
	Shares	Value	Shares	Value	Capital	Deficit	Total

Balance, December 31, 2021	5,812,809	$–	56,605	$1	$19,054,243	(31,886,036)	$(12,831,606)
Share-based compensation	–	–	–	–	1,186,658	–	1,186,658
Preferred stock dividend payable	–	–	–	–	–	(415,523)	(415,523)
Conversion of preferred stock to common stock	(5,812,809)	–	204,945	2	7,102,472	–	7,102,287
Conversion of preferred dividends payable to common stock	–	–	61,534	1	4,272,420	–	4,272,421
Conversion of accrued interest on promissory notes	–	–	26,673	–	1,855,158	–	1,855,158
Issuance of common stock and warrants related to IPO, net issuance costs	–	–	135,313	1	8,552,338	–	8,552,340
Issuance of common shares	–	–	2,500	–	102,000	–	102,000
Issuance of warrants	–	–	–	–	1,280	–	1,280
IPO issuance costs	–	–	–	–	(530,463)	–	(530,463)
Exercise of convertible note warrants	–	–	3,776	–	–	–	–
Net income (loss)	–	–	–	–	–	(7,068,593)	(7,068,593)
Balance, December 31, 2022	–	$–	491,345	$5	$41,596,106	$(39,370,153)	2,225,958

Balance, December 31, 2022	–	$–	491,345	$5	$41,596,106	$(39,370,153)	$2,225,958
Share-based compensation	–	–	–	–	456,000	–	456,000
Issuance of common shares	–	–	1,852	–	–	–	–
Proceeds from sale of Series A preferred stock	–	–	–	–	–	–	1,000
Redemption of Series A Preferred stock	–	–	–	–	–	–	(1,000)
Commitment shares - note financing	–	–	21,210	–	175,619	–	175,619
Issuance of warrants - note financing	–	–	–	–	67,500	–	67,500
Commitment common shares - equity line	–	–	11,719	–	–	–	–
Common share issuance costs - equity line	–	–	–	–	(204,647)	–	(204,647)
Issuance of common shares - equity line	–	–	285,938	3	1,462,946	–	1,462,949
Cashless exercise of pre-funded warrants	–	–	3,396	–	–	–	–
Conversion of vested restricted stock units to common shares	–	–	9,930	–	–	–	–
Common share - stock split round up	–	–	70	–	–	–	–
Net income (loss)	–	–	–	–	–	(4,911,374)	(4,911,374)
Balance, December 31, 2023	–	$–	825,459	$8	$43,553,523	$(44,281,526)	(727,995)

See Accompanying Notes to Financial Statements

F-27

Aclarion, Inc.

Statements of Cash Flows

For the Years Ended December 31, 2023, and 2022

	Year Ended December 31,
	2023	2022
		(restated)
Cash flows from operating activities
Net income (loss)	$(4,911,374)	$(7,068,593)
Adjustments to reconcile net income (loss) to net cash used in operation activities:
Depreciation and amortization	162,670	143,622
Share-based compensation	456,001	1,186,658
Amortization of deferred issuance costs	497,656	–
Changes in fair value of warrants and derivative	(646,319)	–
Non-cash interest related to bridge funding	98,685	–
Warrants issued as non- cash finance charge	72,862	–
Share-based vendor payments	–	102,000
Loss on disposal of furniture and equipment	–	3,789
Interest conversion discount settled in equity	–	1,299,507
		–
Change in assets and liabilities
Accounts receivable	(1,491)	(12,290)
Prepaids and other current assets	(38,539)	(87,522)
Accounts payable	220,633	(603,102)
Accrued and other liabilities	448,459	(113,893)
Accrued interest on promissory and convertible notes	(6,190)	200,712
Net cash (used in) operations	(3,646,947)	(4,949,112)

Investing Activities
Proceeds from sale of furniture	–	1,000
Intangible assets - Patents	(119,522)	(208,870)
Net cash (used in) investing activities	(119,522)	(207,870)

Financing Activities
Bridge funding issuance costs	(323,301)	–
Equity line issuance costs	(74,916)	–
Proceeds from equity line	1,462,949	–
Proceeds from issuance of promissory notes	2,250,000	–
Proceeds from sale of Series A preferred stock	1,000	–
Redemption of Series A Preferred stock	(1,000)	–
IPO cash issuance costs	–	(365,060)
Repayment of promissory notes	–	(2,000,000)
Issuance of common stock and warrants related to IPO, net deductions	–	8,552,318
Net cash provided by financing activities	3,314,732	6,187,258

Net increase (decrease) in cash and cash equivalents	(451,737)	1,030,276

Cash, cash equivalents, and restricted cash, beginning of period	1,482,806	452,530
Cash, cash equivalents, and restricted cash, end of period	$1,031,069	$1,482,806

Non- cash activities
Accrued debt issuance costs related to bridge funding	22,150	–
Accrued debt issuance costs related to equity line	129,731	–
Issuance of warrants related to bridge funding	67,500	–
Original issuance discount (15%) related to bridge funding	344,118	–
Liability to issue common shares	33,297	–
Issuance of commitment shares related to bridge funding	175,619	–
Fair value of warrants and derivative related to first tranche bridge funding	742,988	–
Fair value of warrants and derivative related to second tranche bridge funding	153,810	–
Fair value of warrants and derivative related to third tranche bridge funding	160,012	–
Dividends accrued on preferred shares	–	415,523
Conversion of preferred stock to common stock	–	25,754,379
Conversion of preferred stock dividends to common stock	–	4,272,421
Conversion of accrued interest on promissory notes to common stock and warrants	–	1,856,438
Issuance of underwriter's warrants related to IPO	–	199,246
Designation of prepaid expenses to IPO issuance costs	–	165,403

See Accompanying Notes to Financial Statements

F-28

Aclarion, Inc.

Notes to Financial Statements

For the Year Ended December 31, 2023 and 2022

NOTE 1. THE COMPANY AND BASIS OF PRESENTATION

The Company

Aclarion, Inc., formerly Nocimed, Inc., (the “Company” or “Aclarion”) is a healthcare technology company that leverages magnetic resonance spectroscopy (“MRS”), and a proprietary biomarker to optimize clinical treatments. The Company was formed in February 2015, is incorporated in Delaware, and has its principal place of business in Broomfield, Colorado.

Risks and Uncertainties

The Company is subject to various risks and uncertainties frequently encountered by companies in the early stages of development. Such risks and uncertainties include, but are not limited to, its limited operating history, competition from other companies, limited access to additional funds, dependence on key personnel, and management of potential rapid growth. To address these risks, the Company must, among other things, develop its customer base; implement and successfully execute its business and marketing strategy; develop follow-on products; provide superior customer service; and attract, retain, and motivate qualified personnel. There can be no guarantee that the Company will be successful in addressing these or other such risks.

Initial Public Offering

On April 21, 2022, the registration statement for our initial public offering (“IPO”) was declared effective. In connection with the effectiveness of the IPO registration statement:

•	we effected a 1-for-7.47 reverse stock split of our outstanding common stock (2022 Stock Split);

•	accordingly, all common share amounts and per share data presented in our condensed financial statements have been retrospectively adjusted to reflect the reverse stock split for all periods presented;

•	we filed a restated Certificate of Incorporation with the State of Delaware and we adopted new restated Bylaws;

•	certain outstanding common stock warrants were exercised on a net share basis for 60,408 common shares (3,776 shares after giving effect to the 2024 Stock Split);

•	24,495,004 outstanding shares of our preferred stock were converted into 3,279,117 common shares (204,945 common shares after giving effect to the 2024 Stock Split);

•	all accrued dividends on our outstanding Series B, B-1, B-2 and B-3 preferred stock were converted to 984,429 common shares (61,527 common shares after giving effect to the 2024 Stock Split); and

•	all accrued interest on the Company's outstanding secured promissory notes was converted into (i) 426,768 common shares (26,673 common shares after giving effect to the 2024 Stock Split) and (ii) warrants to purchase 426,768 shares of common stock (26,673 common shares after giving effect to the 2024 Stock Split), with beneficial conversion rates charged to interest expense upon conversion.

On April 26, 2022, the Company completed its IPO of 2,165,000 units at a public offering price of $4.35 per unit. Each unit consisted of (i) one share of common stock (equivalent to 0.0625 of a common share following the 2024 Split) and (ii) one warrant to purchase one share of common stock (adjusted to 0.0625 of a common share following the 2024 Split) with a per share exercise price of $4.35 (adjusted to $69.60 following the 2024 Split). Following the commencement of the IPO, the underwriters partially exercised their over-allotment option and purchased additional common stock warrants to purchase 324,750 common shares (adjusted to 20,297 common shares following the 2024 Split). After deducting underwriter's commissions and expenses, we received net proceeds of approximately $8.6 million and our common stock and warrants started trading on Nasdaq under the ticker symbols “ACON” and “ACONW”, respectively.

F-29

In connection with the IPO, we issued to the representative of the underwriters a common stock warrant to purchase 173,200 shares of common stock (10,825 shares after giving effect to the 2024 Stock Split) with an exercise price of $5.44 ($87.04 on a post-2024 Split basis) per share. The representative's warrants are exercisable commencing October 26, 2022 and will expire on April 26, 2027.

On April 21, 2022, options to purchase 1,204,819 shares of common stock (75,301 common shares after giving effect to the 2024 Stock Split) previously awarded to the Company's Executive Chairman, Dr. Jeffrey Thramann, vested in connection with the completion of the IPO pursuant to the terms of such options. The per share exercise price of these options is $1.94 ($31.04 on a post-2024 Split basis) per share. The options have a 10-year term.

On April 21, 2022, in connection with the IPO, the Company’s 2022 Aclarion Equity Incentive Plan, or “2022 Plan”, became effective. Our board of directors has appointed the compensation committee of our board of directors as the committee under the 2022 Plan with the authority to administer the 2022 Plan. At the 2022 Plan effective date, the aggregate number of our shares of common stock that could be issued or used for reference purposes under the 2022 Plan could not exceed 2,000,000 shares (125,000 shares after giving effect to the 2024 Stock Split), subject to adjustments as described in the 2022 Plan.

On April 29, 2022, in connection with the IPO, a bonus was paid to David Neal and Brent Ness of $100,000 each. On May 13, 2022, in connection with the IPO, a bonus of $130,000 was paid to James Peacock.

On May 2, 2022, in connection with the IPO, the Company paid the University of California - San Francisco the amount of $123,828 to satisfy the Indexed Milestone Payment obligation included within the exclusive license agreement.

2022 Reverse Stock Split

On April 21, 2022, the Company effected a 1-for-7.47 reverse stock split (the “2022 Stock Split”) of its issued and outstanding common stock.

2024 Reverse Stock Split

In March 2023 the Company’s stockholders approved a reverse stock split proposal at a ratio in the range of one-for-five to one-for-fifty, with the final ratio to be determined by the Company's board in its discretion without further approval from the Company's stockholders. In January 2024, the Company's board subsequently approved the final reverse stock split ratio of one-for-sixteen (the “2024 Stock Split”), which resulted in a reduction in the number of outstanding shares of common stock, warrants, stock options and restricted share units and a proportionate increase in the value of each share or strike price of the warrants and stock options. The common stock began trading on a reverse split-adjusted basis on the NASDAQ on January 4, 2024.

As a result of the 2022 Stock Split and the 2024 Stock Split, unless described otherwise, all references to common stock, share data, per share data and related information contained in these financial statements have been retrospectively adjusted to reflect the effect of the stock splits for all periods presented. In addition, any fractional shares that would otherwise be issued as a result of the stock splits were rounded up to the nearest whole share. Further, the number of shares issuable and exercise prices of stock options and warrants have been retrospectively adjusted in these financial statements for all periods presented to reflect the 2022 Stock Split and the 2024 Stock Split.

The following tables present selected share information reflecting on a retroactive basis the reverse stock splits as of and for the years ended December 31, 2023 and 2022:

	December 31
	2023	2022
Common shares issued and outstanding - pre-2024 split, 13,206,229 and 7,861,515 shares	$132	$79
Common shares issued and outstanding - post-2024 split, 825,459 and 491,345 shares	$8	$5
Additional paid-in capital - pre-2024 split	$43,553,399	$41,596,032
Additional paid-in capital - post-2024 split	$43,553,523	$41,596,106

	Year ended December 31
	2023	2022
Weighted average shares outstanding, basic and diluted - pre-2024 split	8,908,934	6,105,569
Weighted average shares outstanding, basic and diluted - post-2024 split	556,808	381,598
Basic and diluted net loss per shares attributable to common stockholders - pre-2024 split	$(0.55)	$(1.23)
Basic and diluted net loss per shares attributable to common stockholders - post-2024 split	$(8.82)	$(19.61)

Basis of Presentation

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”).

F-30

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The financial statements include some amounts that are based on management's best estimates and judgments. The most significant estimates relate to depreciation, amortization, valuation of capital stock, and valuation of warrants and options to purchase shares of the Company's preferred and common stock. These estimates may be adjusted as more current information becomes available, and any adjustment could be significant.

Valuation of Derivative Instruments

Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 815-40, Derivatives and Hedging: Contracts on an Entity’s Own Equity, addresses whether an equity-linked contract qualifies as equity in the entity’s financial statements. Agreements where an entity has insufficient authorized and unissued shares to settle the contract generally are accounted for as a liability and marked to fair value through earnings each reporting period. The Company evaluates its financial instruments to determine if such instruments are liabilities or contain features that qualify as embedded derivatives. For financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then revalued at each reporting date, with changes in the fair value reported as charges or credits to income.

Fair Value of Financial Instruments

ASC 820, Fair Value Measurements, provides guidance on the development and disclosure of fair value measurements. Under this accounting guidance, fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability.

The accounting guidance classifies fair value measurements in one of the following three categories for disclosure purposes:

Level 1 - Unadjusted quoted prices in active markets for identical instruments that are accessible by the Company on the measurement date.

Level 2 - Quoted prices in markets that are not active or inputs which are either directly or indirectly observable.

Level 3 - Unobservable inputs for the instrument requiring the development of assumptions by the Company.

The Company analyzes all financial instruments with features of both liabilities and equity under the Financial Accounting Standard Board’s (“FASB”) accounting standard for such instruments. Under this standard, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

The carrying values of the Company’s financial instruments including cash equivalents, restricted cash, accounts receivable, and accounts payable are approximately equal to their respective fair values due to the relatively short-term nature of these instruments. The Company’s warrant liabilities and derivative liabilities are estimated using level 3 inputs (see Note 4).

F-31

Derivative Financial Instruments

The Company has derivative financial instruments that are not hedges and do not qualify for hedge accounting. Changes in the fair value of these instruments are recorded in other income (expenses), on a net basis in the Consolidated Statements of Operations and Comprehensive Loss.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. The Company had no cash equivalents for all periods presented. The Company maintains cash deposits at several financial institutions, which are insured by the Federal Deposit Insurance Corporation up to $250,000. The Company’s cash balance may at times exceed these limits. On December 31, 2023, and 2022, the Company had approximately $761,800 and $1,229,000, respectively, in excess of federally insured limits. The Company continually monitors its positions with, and the credit quality of, the financial institutions with which it invests. The Company maintains no international bank accounts. As of December 31, 2023, $10,000 of the Company’s cash was restricted as collateral related to the credit card program offered by our bank.

Accounts Receivable, Less Allowance for Doubtful Accounts

The Company estimates an allowance for doubtful accounts based upon an evaluation of the current status of receivables, historical experience, and other factors as necessary. It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts will change. The allowance for doubtful accounts was $0 on December 31, 2023, and 2022.

Revenue Recognition

Revenues are recognized when a contract with a customer exists, and at that point in time when we have delivered a Nociscan report to our customer. Revenue is recognized in the amount that reflects the negotiated consideration expected to be received in exchange for those reports. Following the delivery of the report, the company has no ongoing obligations or services to provide to the customer. Customers pay no other upfront, licensing, or other fees. To date, our reports are not reimbursable under any third-party payment arrangements, The Company invoices its customers based on the billing schedules in its sales arrangements. Payment terms range generally from 30 to 90 days, from the date of invoice.

Geographic Locations & Segments

Approximately 13% and 9% of the Company’s revenues were generated from contracts with customers outside the United States in the years ended December 31, 2023, and 2022, respectively. All invoices are billed in the currency of the customers and are recorded in US Dollars at the then spot rate, which automatically is converted to dollars upon receipt and deposited in the Company’s bank. Differences between the amounts received and the amounts initially recorded are reflected in Other Income (Expense).

Segment Disclosure

The Company has a single operating and reporting segment, which is the delivery of Nociscan reports to our customers. The Company’s Chief Executive Officer reviews financial information for purposes of making operating decisions and assessing financial performance.

Property and Equipment

Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the related assets. Furniture and fixtures are depreciated over seven years. Computer and office equipment and computer software are depreciated over five years. Repairs and maintenance costs, which are not considered improvements and do not extend the useful life of the property and equipment, are expensed as incurred.

F-32

Impairment of Long-Lived Assets

The Company reviews long-lived assets, including intangible assets, property and equipment, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable using pre-tax undiscounted cash flows. Impairment, if any, is measured as the amount by which the carrying value of a long-lived asset exceeds its fair value.

Sales and Marketing Expenses

The Company expenses the costs of sales and marketing its products and services as incurred. The primary drivers of cost have been employee payroll, website and branding development, press releases, attendance at various industry conferences, Key Opinion Leader consulting fees in the form of restricted stock grants, and travel expenses.

Research and Development Costs

Costs related to research, design and development of products are charged to research and development expense as incurred. These costs include direct compensation, benefits, and other headcount related costs for research and development personnel; costs for materials used in research and development activities; costs for outside services and allocated portions of facilities and other corporate costs. The Company has entered into research and clinical study arrangements with selected hospitals, cancer treatment centers, academic institutions and research institutions worldwide. These agreements support the Company’s internal research and development capabilities.

General & Administrative

General and administrative expenses primarily consist of personnel and related costs, including stock-based compensation, legal fees relating to both intellectual property and corporate matters, accounting and audit related costs, insurance, corporate communications and public company expenses, information technology, depreciation, amortization and maintenance, and fees for consulting, business development and other professional services.

Liquidity, Capital Resources and Going Concern

As of December 31, 2023, we had cash of approximately $1.0 million. Subsequent to December 31, 2023, the Company raised capital using an equity line and a secondary public offering (refer to Note 17 – Subsequent Events to our financial statements). We believe our current cash will fund our operating expenses and capital expenditure requirements into the third quarter of 2024, approaching our final maturity repayment of our unsecured non-convertible note, which is due in September 2024. The Company has based these estimates, however, on assumptions that may prove to be wrong, and could spend available financial resources much faster than we currently expect. The Company will need to raise additional funds to continue funding our technology development and commercialization efforts over the following twelve months. Management has plans to secure such additional funding.

As a result of the Company’s recurring losses from operations, and the need for additional financing to fund its operating and capital requirements, there is uncertainty regarding the Company’s ability to maintain liquidity sufficient to operate its business effectively, which raises substantial doubt as to the Company’s ability to continue as a going concern.

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Share-Based Compensation

The Company accounts for stock-based awards in accordance with provisions of ASC Topic 718, Compensation—Stock Compensation, under which the Company recognizes the grant-date fair value of stock-based awards issued to employees and nonemployee board members as compensation expense on a straight-line basis over the vesting period of the award, while awards containing a performance condition are recognized as expense when the achievement of the performance criteria is achieved. The Company uses the Black-Scholes option pricing model to determine the grant-date fair value of stock options. The Company records expense for forfeitures in the periods they occur.

The exercise or strike price of each option is not less than 100% of the fair market value of the Common Stock subject to the option on the date the option is granted.

The Company issues restricted stock unit awards to non-employee consultants who are providing various services. The awards are valued at the market price on the date of the grant. The awards vest over the contract life and based on achievement of targeted performance milestones.

On occasion, the Company grants common stock to compensate vendors for services rendered.

Deferred Financing Costs

The Company capitalizes certain legal, accounting, and other fees and costs that are directly attributable to in-process equity financings as deferred offering costs until such financings are completed. Upon the completion of an equity financing, these costs are recorded as a reduction of additional paid-in capital of the related offering. Upon the completion of the IPO in April 2022, approximately $1.5 million of offering costs related to the IPO were reclassified to additional paid-in capital. Upon the completion of the issuance of shares pursuant to the equity line in the fourth quarter of 2023, $204,647 of offering costs were reclassified to additional paid-in capital.

Emerging Growth Company Status

The Company is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay the adoption of new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company has elected to use this extended transition period for complying with certain new or revised accounting standards that have different effective dates for public and private companies.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of December 31, 2023, the Company had deferred tax assets related to certain net operating losses. A valuation allowance was established against these deferred tax assets at their full amount, resulting in a zero balance of deferred tax assets on the consolidated balance sheets as of December 31, 2023 and 2022.

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NOTE 3. 2022 RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

The full details of the restatement to the financial statements for the year ended December 31, 2022, are reported in Note 4 to the financial statements as of December 31, 2022 that were included by the Company in its amended annual report on Form 10-K/A filed with the Securities and Exchange Commission on June 12, 2023.

NOTE 4. FAIR VALUE MEASUREMENTS

In accordance with ASC 820 (Fair Value Measurements and Disclosures), the Company uses various inputs to measure the outstanding warrants, certain embedded redemption features associated with the senior note to Aclarion, Inc. on a recurring basis to determine the fair value of the liability.

	Fair value measured as of December 31, 2023
	Fair value on December 31, 2023	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Warrant liability	$289,165	$–	$–	$289,165
Derivative Liability	121,326	–	–	121,326
Total Fair value	$410,491	$–	$–	$410,491

There were no transfers between Level 1, 2, and 3 during the year ended December 31, 2023.

The following table presents changes in Level 3 liabilities measures at fair value for the year ended December 31, 2023. Both observable and unobservable inputs were used to determine the fair value positions that the Company has classified within the Level 3 category.

	Warrant Liability	Derivative Liability	Total
Balance - January 1, 2023	$–	$–	$–
Additional warrant and derivative liability	736,249	320,561	1,056,810
Change in fair value	(447,084)	(199,235)	(646,319)
Balance – December 31, 2023	$289,165	$121,326	$410,491

The fair value of the embedded derivative liabilities associated with the Senior Notes Payable was estimated using a probability weighted discounted cash flow model to measure the fair value. This involves significant Level 3 inputs and assumptions including an (i) estimated probability and timing of certain financing events and event of default, and (ii) the Company’s risk-adjusted discount rate.

The fair value of the warrants to purchase shares of common stock was estimated using a Monte Carlo simulation using the following assumptions.

	As of Issuance	As of Dec 31, 2023
	Warrant Liability	Warrant Liability
Strike Price	$0.63	$0.27
Contractual term (years)	5.0	5.0
Volatility (annual)	80.0%	80.0%
Risk-free rate	3.52%	3.89%
Floor Financing price	$0.50	$0.14

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NOTE 5. RECENT ACCOUNTING PRONOUNCEMENTS

In August 2020, the FASB issued ASU No. 2020-06, Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”), which simplifies the accounting for convertible instruments. The guidance removes certain accounting models that separate the embedded conversion features from the host contract for convertible instruments. The guidance also modifies how certain convertible instruments, that may be settled in cash or shares, impact the calculation of diluted earnings per share. ASU 2020-06 allows for a modified or full retrospective method of transition. This update is effective for emerging growth companies following private company adoption dates in fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, and early adoption is permitted. The Company adopted this standard as of April 1, 2022, using the modified retrospective approach. The adoption of this standard did not have a material impact on the Company's consolidated financial statements and related disclosures.

On January 1, 2023, the Company adopted ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, as amended, which replaces the incurred loss methodology with an expected loss methodology, that is referred to as a current expected loss methodology (CECL). CECL was required to be implemented for small business reporting companies after December 31, 2022. The measurement of expected losses under the CECL methodology is applicable to financial assets measured at amortized cost, including trade receivables, loan receivables and held-to-maturity debt securities. It also applies to off balance sheet credit exposures not accounted for as insurance, loan commitments, standby letters of credit, financial guarantees, and similar instruments and net investment in leases, as accounted for by the lessor under ASC 842. In addition, ASC 326 made changes to the available for-sale debt securities. One such change is to require credit losses be accounted for as an allowance instead of a write-down on available for-sale securities that management does not intend to sell, or believes it is more likely than not that they will be required to sell.

The Company has adopted ASC 326 using the retrospective approach for all financial assets measured at amortized cost, which consists of trade receivables. The Company estimates the likelihood of collection considering trade receivables-based factors such as the creditworthiness of its customers. There are no off-balance sheet assets or guarantees. The Company recorded no change to retained earnings due to the adoption of ASC 326.

As of this date, the Company has not purchased, nor does it intend to purchase, debt securities, eroded or financial assets, or leases within the scope of the pronouncement. If it does, it will use the prospective transition approach.

NOTE 6. REVENUE

Contract Balances

The timing of revenue recognition, billings, and cash collections may result in trade, unbilled receivables, and deferred revenues on the balance sheets. At times, revenue recognition may occur before the billing, resulting in an unbilled receivable, which would represent a contract asset. The contract asset would be a component of accounts receivable and other assets for the current and non-current portions, respectively. In the event the Company receives advances or deposits from customers before revenue is recognized, this would result in a contract liability. In years ending December 31, 2023, and 2022, the Company invoiced as services were performed and did not invoice in advance; the company has no contract balances.

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NOTE 7. SUPPLEMENTAL FINANCIAL INFORMATION

Balance Sheets

Accounts receivable, net

Accounts receivable, net consisted of the following:

	December 31,
	2023	2022

Accounts receivable (1)	$13,270	$18,569
Less: Allowance for doubtful accounts	–	–
Accounts receivable, net	$13,270	$18,569

(1)	Accounts receivable denominated in foreign currencies represent less than 15% of accounts receivable in all periods.

Prepaids and other current assets

	December 31,
	2023	2022

Short term deposits	$50,000	$50,100
Deferred offering costs	100,588	–
Prepaid insurance D & O	34,769	83,478
Prepaid insurance other	17,884	16,475
Prepaid, other	41,635	49,564
Other receivables	154	84
	$245,030	$199,701

Accounts payable

	December 31,
	2023	2022

Accounts payable	$758,821	$457,558
Credit cards payable	1,714	4,644
	$760,535	$462,202

Accrued and other liabilities

	December 31,
	2023	2022

Accrued payroll	$162,887	$–
Accrued bonus	262,580	134,704
Accrued board compensation	62,500	31,250
Accrued committee compensation	30,000	15,000
Accrued audit and legal expenses	89,082	33,919
Investment banking and related fees	139,906	–
Accrued interest	98,685	–
Other accrued expenses	12,082	11,596
	$857,722	$226,469

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Statements of Operations

Other expense, net consisted of the following:

	Year Ended December 31,
Income/(Expense)	2023	2022

Bank Interest	$172	$2,511
Taxes	(1,144)	(800)
Foreign Currency Gain (Loss)	145	(1,190)
Other	265	–
	$(562)	$521

NOTE 8. LEASES

Rent expense for the year ended December 31, 2023, and 2022 was $0 and $36,070, respectively. The Company entered into a subleasing agreement in 2021 and realized $0 and $26,340 of sublease income for the year ended December 31, 2023, and 2022. Both the lease and sublease are netted within the general & administrative line item in the Statements of Operations. Our prior office lease and sublease expired on June 30, 2022.

NOTE 9. PROPERTY, PLANT, AND EQUIPMENT

Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the related assets. Furniture and fixtures are depreciated over seven years. Computer and office equipment and computer software are depreciated over five years. Repairs and maintenance costs, which are not considered improvements and do not extend the useful life of the property and equipment, are expensed as incurred.

The Company’s property and equipment are as follows:

	December 31,
	2023	2022

Furniture and fixtures	$–	$–
Computer and office equipment	13,032	13,032
Software	42,150	42,150
Other Equipment	–	18,190
	55,182	73,372
Less: Accumulated depreciation	(53,400)	(70,026)
Property and equipment, net	$1,782	$3,346

Depreciation expense related to property and equipment were $1,564 and $4,500 for the years ended December 31, 2023, and 2022, respectively.

During 2022 the company received proceeds of $1,000 from the sale of property and equipment.

Future depreciation and amortization of property, equipment, and software is as follows:

2024	$1,186
2025	596
Total	$1,782

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NOTE 10. INTANGIBLE ASSETS

The Company’s intangible assets are as follows:

	December 31, 2023	December 31, 2022

Patents and licenses	$2,267,251	$2,147,728
Other	5,017	5,017
	2,272,268	2,152,745
Less: accumulated amortization	(1,103,645)	(942,538)
Intangible assets, net	$1,168,623	$1,210,207

Amortization expense related to purchased intangible assets was $161,107 and $139,121 for the years ended December 31, 2023, and 2022, respectively.

UC royalties are paid annually, amortized over twelve months, and charged to cost of revenue.

Patents and trademarks are reviewed at least annually for impairment. No impairment was recorded through December 31, 2023, and 2022, respectively.

Future amortization of intangible assets is as follows:

2024	$169,002
2025	168,951
2026	168,951
2027	168,951
2028 and beyond	492,768
Total	$1,168,623

NOTE 11. SHORT TERM NOTES, CONVERTIBLE DEBT, AND DERIVATIVE LIABILITIES

Convertible Notes

As of December 31, 2022, there were no Convertible Notes payable and outstanding. There was no convertible note activity in the year ended December 31, 2023.

Senior Notes Payable

In May 2023, the Company issued $1,437,500 unsecured senior notes that mature on May 16, 2024 (“the Senior Notes Payable”), for cash proceeds of $1,250,000. The Senior Notes Payable contain an original issue discount of 15.0% and accrue interest at an annual rate of 8.0%.

In September 2023, as agreed to during the issuance of the Senior Notes Payable, the Company exercised their right to an additional financing, issuing $862,500 unsecured senior notes that mature on September 1, 2024 ("the Series B Notes Payable) for cash proceeds of $750,000. The Series B Notes Payable contain an original issue discount of 15.0% and accrue interest at an annual rate of 8.0%.

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In November 2023, the Company issued $294,118 unsecured senior notes that mature on April 19, 2024 (“the Series C Notes Payable”), for cash proceeds of $250,000. The Senior Notes Payable contain an original issue discount of 15.0% and accrue interest at an annual rate of 8.0%.

The Company incurred issuance costs, recorded as deferred financing costs, of $296,313 relating to due diligence and legal costs associated with the issuance of the notes.

The Company evaluated the embedded redemption and contingent interest features in the notes to determine if such features were required to be bifurcated as an embedded derivative liability. In accordance with ASC 815-40, Derivatives and Hedging Activities, the embedded redemption features and contingent interest feature were accounted for as derivative liabilities at the date of issuance and shall be adjusted to fair value at each reporting date. The Company fair valued such derivative liabilities and recorded a debt discount at issuance of the notes of $320,561.

The Company issued warrants to purchase 1,232,156 and 744,890 shares of common stock (77,010 and 46,556 shares, respectively, after giving effect to the 2024 Stock Split) to the holders of the Senior Notes Payable and Series C Notes Payable (collectively the “Senior Notes Warrants”) with an exercise price of $0.6262 and $0.2856 per share ($10.02 and $4.58 post-2024 split), respectively. The Company accounted for the warrants in accordance with the guidance contained in ASC 815 “Derivatives and Hedging” whereby under that provision these warrants did not meet the criteria for equity treatment and were recorded as a liability. As such, these warrants are recorded at fair value as of each reporting date with the change in fair value reported within other income in the accompanying consolidated statements of operations as “Change in fair value of warrant liability” until the warrants are exercised, expired or other facts and circumstances lead the warrant liability to be reclassified to stockholders’ equity. The fair value of the Senior Notes Warrants at issuance was $736,249 and was recorded as a debt discount. The Company incurred issuance costs of $72,862 relating to the Senior Notes Warrants which was recorded as a day 1 expense due to the liability classification of such warrants.

In connection with the issuance of the Senior Notes Payable and Series C Notes Payable, the Company paid a commitment fee in the form of 339,360 and 148,978 shares (21,210 and 9,311 shares after giving effect to the 2024 Stock Split) of unregistered common stock to the holders, respectively. The aggregate commitment fees had a fair value at issuance of $208,916 and are recorded as a deferred financing cost.

The resulting debt discounts from the derivative liabilities, warrant liabilities and deferred financing costs were presented as a direct deduction from the carrying amount of that debt liability and amortized to interest expense using the effective interest rate method. For the year ended December 31, 2023, the Company recognized $497,763 in amortization of debt discounts and deferred financing costs which is recorded in interest expense.

The following table reconciles the aggregate amount for the Senior Notes Payable, Series B Notes Payable, and Series C Notes Payable as well as the unamortized deferred financing costs and debt discounts relating to the derivative liabilities and warrant liabilities.

	December 31, 2023	December 31, 2022
Note Payable	$2,594,118	$–
Less: Unamortized Discounts and Deferred Financing Costs
Warrants	(557,582)	–
Derivative	(235,628)	–
Deferred financing costs	(675,184)	–
	(1,468,394)	–
	$1,125,724	$–

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Secured Promissory Notes Payable

In June 2021, the Company issued $2.0 million of promissory notes that matured at the earlier of the consummation of a Qualified Financing or May 31, 2022. The promissory notes incorporated the following major attributes: secured by a lien and security interest on substantially all of the Company’s assets; interest accrues at 33%; holder option to convert the accrued interest into the Company securities being offered in a Qualified Financing at 30% (i.e. 70% discount) of the price being paid by other investors in the Qualified Financing; and automatic conversion in the case of a Qualifying IPO of the accrued interest into the Company securities being offered in the Qualifying IPO at 30% (70% discount) of the price being paid by other investors in the Qualifying IPO. If the promissory notes remained outstanding after May 31, 2022, the Company had the option to extend the promissory notes upon the payment of an extension fee, which consisted of warrants to purchase 150,000 shares (1,255 shares after giving effect to the 2022 and 2024 Stock Splits) with a five-year term, to purchase shares of the Company’s common stock at a price of $ 0.01 per share ($1.20 post-2022 and 2024 splits).

On April 21, 2022, the registration statement for our IPO was declared effective. In connection with the effectiveness of the IPO registration statement, all accrued interest on the Company's outstanding secured promissory notes were converted into (i) 426,768 (26,673 after giving effect to the 2024 Stock Split) common shares and (ii) warrants to purchase 426,768 shares of common stock (26,673 common shares after giving effect to the 2024 Stock Split) with a $1,299,507 beneficial conversion rate charged to interest expense.

On April 27, 2022, the Company used $2 million of the IPO proceeds to retire all outstanding secured promissory notes.

NOTE 12. COMMITMENTS AND CONTINGENCIES

Royalty Agreement

The Company has an exclusive license agreement with the Regents of the University of California to make, use, sell and otherwise distribute products under certain of the Regents of the University of California’s patents anywhere in the world. The Company is obligated to pay a minimum annual royalty of $50,000, and an earned royalty of 4% of net sales. The minimum annual royalty will be applied against the earned royalty due for the calendar year in which the minimum payment was made. The license agreements expire upon expiration of the patents and may be terminated earlier if the Company so elects. The U.S. licensed patents that are currently issued expire between 2026 and 2029, without considering any possible patent term adjustment or extensions and assuming payment of all appropriate maintenance, renewal, annuity, or other governmental fees. The Company recorded royalty costs of $50,000 for each of the years ended December 31, 2023, and 2022.

Additionally, the Company was obligated to make a cash Indexed Milestone Payment to the Regents of the University of California in the event of either a change of control or an IPO. This cash payment was calculated as follows: 28,532 (1,783 shares after giving effect to the 2024 Stock Split) of Company common stock times the IPO price of $4.34 ($69.44 post-2024 Stock Split). On May 2, 2022, in connection with the IPO, the Company paid the University of California - San Francisco the amount of $123,828 to satisfy the Indexed Milestone Payment obligation included within the exclusive license agreement.

Litigation

To date, the Company has not been involved in legal proceedings arising in the ordinary course of its business. If any legal proceeding occurs, the Company would record a provision for a loss when it believes that it is both probable that a loss has been incurred and the amount can be reasonably estimated, although litigation is inherently unpredictable and is subject to significant uncertainties, some of which are beyond the Company’s control. Should any of these estimates and assumptions change or prove to have been incorrect, the Company could incur significant charges related to legal matters that could have a material impact on its results of operations, financial position and cash flows.

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Stock Option Grant to our Executive Chairman

In September 2021, the Board of Directors approved a stock option grant of 1,204,819 shares (75,301 after giving effect to the 2024 Stock Split) to Dr. Jeffrey Thramann, our Executive Chairman. These options were conditional, such that they vested only upon the occurrence of certain specified events, including an IPO, a next round financing, the merger of the Company with a SPAC, or the sale of the Company. The amount of stock options that would vest upon such specified events depended upon the terms and timing of the applicable event.

On April 21, 2022, options to purchase 1,204,819 shares of common stock (75,301 shares post-2024 Stock Split) previously awarded to Dr. Jeffrey Thramann vested in connection with the completion of the IPO pursuant to the terms of such options. The exercise price of these options is $1.94 ($31.04 post-2024 Stock Split) per share. The options have a 10-year term.

On September 15, 2022, the Board of Directors approved a stock option grant to purchase an additional 185,285 (11,580 post-2024 Stock Split) shares of common stock to Dr. Thramann. The exercise price of the options is $1.94 ($31.04 post-2024 Stock Split) per share, they are fully vested, and they have a 10-year term.

NOTE 13. STOCKHOLDERS’ EQUITY

The Company filed an Amended and Restated Certificate of Incorporation on April 21, 2022, as part of the IPO. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is two hundred twenty million (220,000,000) shares. Two hundred million (200,000,000) shares are authorized to be Common Stock, having a par value per share of $0.00001. Twenty million (20,000,000) shares are authorized to be Preferred Stock, having a par value per share of $0.00001.

Prior to the IPO, the Company had authorized two classes of shares. These classes included shares of common stock and preferred stock. There was one authorized series of shares of common stock and eight existing authorized series of preferred stock: Series A-1, A-2, A-3, A-4, B, B-1, B-2, and B-3.

The preferred shares converted to common shares on a 1:1 pre-split basis immediately prior to the Stock Split on April 21, 2022. Those common shares were adjusted to reflect the 2022 Stock Split and 2024 Stock Split as described in Note 1 Reverse Stock Split.

Preference Amounts	Issue Date	Total Face Value of Investment	Issue Purchase Price/Share

Series A-1 Preferred Stock	12/31/2014	$1,247,541	$0.70
Prior to its conversion to common shares, the Series A-1 had a 1x liquidation preference junior to B/B1 plus participation on an as-converted to common basis, which participation was capped at 3x, conversion into common stock at a ratio of 1:1, limited anti-dilution protection, and voting rights on an as-converted to common basis.

Series A-2 Preferred Stock	12/31/2014	$1,114,797	$0.77
Prior to its conversion to common shares, the Series A-2 had a 1x liquidation preference junior to B/B1 plus participation on an as-converted to common basis, which participation was capped at 3x, conversion into common stock at a ratio of 1:1, limited anti-dilution protection, and voting rights on an as-converted to common basis.

Series A-3 Preferred Stock	12/31/2014	$795,002	$0.85
Prior to its conversion to common shares, the Series A-3 had a 1x liquidation preference junior to B/B1 plus participation on an as-converted to common basis, which participation was capped at 3x, conversion into common stock at a ratio of 1:1, limited anti-dilution protection, and voting rights on an as-converted to common basis.

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Preference Amounts	Issue Date	Total Face Value of Investments	Issue Purchase Price/Share

Series A-4 Preferred Stock	12/31/2014	$1,965,288	$0.94
Prior to its conversion to common shares, the Series A-4 had a 1x liquidation preference junior to B/B1 plus participation on an as-converted to common basis, which participation was capped at 3x, conversion into common stock at a ratio of 1:1, limited anti-dilution protection, and voting rights on an as-converted to common basis.

Series B Preferred Stock	12/5/2015	$5,013,579	$1.00
Prior to its conversion to common shares, the Series B had a 1x senior liquidation preference junior to B/B1 plus participation on an as-converted to common basis, which participation was capped at 3x, conversion into common stock at a ratio of 1:1, limited anti-dilution protection, and voting rights on an as-converted to common basis.

The dividend rate is 6.0% Dividends are cumulative. Accrued and unpaid dividends are payable in shares of common stock in certain events (including an IPO) at the then current fair market value of the common stock.

Series B-1 Preferred Stock	7/27/2017	$1,500,000	$1.26
	8/2/2018	$5,217,698	$1.26
	3/1/2019	$2,463,328	$1.26

Prior to its conversion to common shares, the Series B-1 had a 1x senior liquidation preference junior to B2/B3 plus participation on an as-converted to common basis, which participation was capped at 3x, conversion into common stock at a ratio of 1:1, limited anti-dilution protection, and voting rights on an as-converted to common basis.

The dividend rate is 6.0%. Dividends are cumulative. Accrued and unpaid dividends are payable in shares of common stock in certain events (including an IPO) at the then current fair market value of the common stock.

Series B-2 Preferred Stock	12/3/2021	$1,774,819	$1.12

Prior to its conversion to common shares, the Series B-2 has a 1x senior liquidation preference plus participation on an as-converted to common basis, which participation was capped at 3x, conversion into common stock at a ratio of 1:1, limited anti-dilution protection, and voting rights on an as-converted to common basis.

The dividend rate is 6.0%. Dividends are cumulative. Accrued and unpaid dividends are payable in shares of common stock in certain events (including an IPO) at the then current fair market value of the common stock. Redemption is available by a majority vote of holders commencing after fifth anniversary from issuance, payable in three annual installments.

Series B-3 Preferred Stock	12/3/2021	$5,327,468	$1.26

Prior to its conversion to common shares, the Series B-3 has a 2x senior liquidation preference, conversion into common stock at a ratio of 1:1, limited anti-dilution protection, and voting rights on an as-converted to common basis.

The dividend rate is 6.0%. Dividends are cumulative. Accrued and unpaid dividends are payable in shares of common stock in certain events (including an IPO) at the then current fair market value of the common stock. Redemption is available by a majority vote of holders commencing after fifth anniversary from issuance, payable in three annual installments.

Warrants

As of December 31, 2023, IPO Warrants to purchase 155,610 shares of common stock (post-split), and other warrants to purchase 165,555 shares of common stock (post-split) were outstanding.

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Warrants issued in connection with the IPO

In connection with the Company’s IPO, all accrued interest on the Company's outstanding secured promissory notes were converted into (i) 26,673 (post-2024 Stock Split) common shares and (ii) warrants to purchase 26,673 shares of common stock (post-2024 Stock Split), with beneficial conversion rates charged to interest expense upon conversion. These warrants have an exercise price of $69.60 (post-2024 Stock Split) per share and expiring 2027.

In the IPO, the Company sold 2,165,000 units at a public offering price of $4.35 per unit. Each unit consisted of (i) one share of common stock (equivalent to 0.0625 of a common share following the 2024 Split) and (ii) one warrant to purchase one share of common stock (adjusted to 0.0625 of a common share following the 2024 Split) warrant with a per share exercise price of $4.35 (adjusted to $69.60 following the 2024 Split). On April 22, 2022, the underwriters partially exercised their over-allotment option and purchased additional common stock warrants to purchase 324,750 common shares (adjusted to 20,297 common shares following the 2024 Split). The common stock and the IPO Warrants were immediately separable and issued separately in the offering. The IPO Warrants are listed and tradeable on the NASDAQ stock market, immediately exercisable at the option of the holder, and expire five years from the date of issuance.

In connection with the IPO, we issued to the representative of the underwriters’ common stock warrants to purchase 10,825 shares of common stock (post-2024 Stock Split) with an exercise price of $87.04 (post-2024 Stock Split) per share. The representative's warrants are exercisable commencing October 26, 2022, and will expire on April 26, 2027.

The Company evaluated the terms of all warrants issued at the IPO and determined that they should be classified as equity instruments based upon accounting guidance provided in ASC 480, Distinguishing Liabilities from Equity, and ASC 815, Derivatives and Hedging. Since the Company determined that the warrants were equity classified, the Company recorded the proceeds from the IPO, net of issuance costs, within common stock at par value and the balance of proceeds to additional paid in capital.

Other Outstanding Warrants

As of December 31, 2023, we had other outstanding warrants to purchase 128,057 shares of common stock (post-split) (in addition to our IPO Warrants described above). The terms of these warrants are (i) warrants to purchase 123,566 shares of common stock (post-split) with a per share exercise price of $2.315 (post split) and expiring 2028, and warrants to purchase 4,491 common shares (post split) with a per share exercise price of $0.0002 (post-split) and expiring 2028.

The per share exercise price of the warrants described in clause (i) above is subject to a “ratchet” adjustment if the Company issues securities at an effective per share price lower than the then effective warrant exercise price.

White Lion Equity Line Agreement

On October 9, 2023, the Company entered into an equity line common stock purchase agreement (the “Equity Line Purchase Agreement”) and a related registration rights agreement with White Lion Capital, LLC (“White Lion”). Pursuant to the Equity Line Agreement, the Company has the right, but not the obligation to require White Lion to purchase, from time to time, up to $10,000,000 in aggregate gross purchase price of newly issued shares of the Company’s common stock, subject to certain limitations and conditions set forth in the Equity Line Purchase Agreement.

F-44

It is anticipated that the Company may sell shares of common stock to White Lion from time-to-time over a sales period that expires December 31, 2024. The number of shares ultimately offered for sale to White Lion under the Equity Line Purchase Agreement is dependent upon the number of shares we elect to sell to White Lion under the Equity Line Purchase Agreement. The actual number of shares of common stock that are sold to White Lion may depend based on a number of factors, including the market price of our common stock during the time that the Equity Line Purchase Agreement in is effect. The actual gross proceeds the Company may derive from the Equity Line Purchase Agreement may be less than $10.0 million, which may impact our future liquidity. Because the price per share of each share sold to White Lion will fluctuate during the sales period, it is not currently possible to predict the number of shares that will be sold or the actual gross proceeds to be raised in connection with those sales, if any.

The Company currently has an effective registration statement to register for resale by White Lion 2,500,000 shares of common stock. White Lion may ultimately purchase all or some of these shares. After White Lion has acquired shares under the Equity Line Purchase Agreement, it may sell all, some or none of those shares. Sales to the Selling Securityholder by us pursuant to the Equity Line Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock.

The sale of a substantial number of shares to White Lion, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise desire. The number of shares of our common stock ultimately offered for resale by White Lion is dependent upon the number of shares of common stock issued to White Lion pursuant to the Equity Line Purchase Agreement. Depending on a variety of factors, including market liquidity of our common stock, the issuance of shares to White Lion may cause the trading price of our common stock to decline.

In consideration for the commitments of White Lion, as described above, the Company issued to White Lion 187,500 pre-split shares (11,719 post-2024 Stock Split) of Common Stock (the “Commitment Shares”), having a value of $75,000 based upon the closing sale price of Common Stock on October 6, 2023.

As of December 31, 2023, the Company sold to White Lion 4,575,000 newly issued pre-split common shares (285,938 post-2024 Stock Split) for proceeds of $1,462,949.

NOTE 14. NET LOSS PER SHARE OF COMMON STOCK

In January 2024, the Company’s board approved the final reverse stock split ratio of one-for-sixteen, which resulted in a reduction in the number of outstanding shares of common stock and a proportionate increase in the value of each share. The common stock began trading on a reverse split-adjusted basis on the NASDAQ on January 4, 2024. The retrospective effect of the reverse stock split has been incorporated on a retrospective basis in the tabular disclosures of loss per share and weighted average outstanding shares for the fiscal years 2023 and 2022 herein.

Basic and diluted net loss per share is computed by dividing net loss attributable to stockholders by the weighted average number shares of common stock outstanding, vested restricted stock units, and pre-funded warrants during the year. Potentially dilutive outstanding shares of common stock equivalents were excluded from the computation of diluted net loss per share for loss periods presented because including them would have been antidilutive.

A post-split reconciliation of the numerator and denominator used in the calculation of basic and diluted net loss per share attributable to stockholders follows:

	December 31,
		2022
	2023	(restated)
Numerator:
Net loss allocable to common shareholders used to compute basic and diluted loss per common share	$(4,911,374)	$(7,484,116)
Denominator:
Weighted average shares used to compute basic and dilutive loss per share (post-split)	556,808	381,598

F-45

The following outstanding potentially dilutive securities were excluded from the calculation of dilutive loss per share attributable to common stockholders because their impact would have been antidilutive for the period presented:

	December 31, 2023	December 31, 2022

Shares issuable on Series A and B convertible preferred stock	–	51,236
Shares issuable on warrants	255,270	145,624
Shares issuable on restricted stock units	49,185	3,127
Shares issuable on options	171,033	155,114
	475,488	355,101

NOTE 15. STOCK-BASED COMPENSATION

2022 Aclarion Equity Incentive Plan

On April 21, 2022, in connection with the IPO, the Company’s 2022 Aclarion Equity Incentive Plan, or “2022 Plan”, went into effect. Our board of directors has appointed the compensation committee of our board of directors as the committee under the 2022 Plan with the authority to administer the 2022 Plan. The aggregate number of our shares of common stock that may be issued or used for reference purposes under the 2022 Plan is 2,000,000 shares (125,000 post 2024 Stock Split), with an automatic increase on January 1st of each year, for a period of not more than ten years, commencing on January 1st of the year following the year in which the IPO Date occurs and ending on (and including) January 1, 2032, in an amount equal to 5% of the total number of shares of Capital Stock outstanding on December 31st of the preceding calendar year. Notwithstanding the foregoing, the Board may act prior to January 1st of a given year to provide that there will be no January 1st increase in shares for such year or that the increase in shares for such year will be a lesser number of shares of Common Stock than would otherwise occur pursuant to the preceding sentence.

As of the year ended December 31, 2023, the aggregate number of our shares of common stock that may be issued or used for reference purposes under the 2022 Plan was 2,470,814 (154,426 post-split). On January 1, 2024, the 2022 Plan had an automatic increase of 660,311 (41,270 post-split) shares which was 5% of the total number of shares of Capital Stock outstanding on December 31, 2023.

Options granted under the 2022 Plan may be incentive stock options or non-statutory stock options, as determined by the administrator at the time of grant of an option. Restricted stock may also be granted under the 2022 Plan. The options vest in accordance with the grant terms and are exercisable for a period of up to 10 years from grant date.

The Company did not grant any stock options for the twelve months ended December 31, 2023. The fair value of the options granted for the twelve months ended December 31, 2022 were estimated at the date of grant using the Black-Scholes-Merton option pricing model with the following assumptions:

Risk-free interest rate (4/2022 – 8/2022)	1.99%
Risk-free interest rate (9/2022 – 12/2022)	3.67%
Dividend yield	–
Expected term	6-8 years
Expected volatility	66.35%

F-46

Nocimed, Inc. 2015 Stock Plan

The Company maintains the Nocimed, Inc. 2015 Stock Plan, or the “Existing Plan”, under which the Company could grant 152,558 shares (after giving effect to the 2024 Stock Split) or options of the Company to our employees, consultants, and other service providers. The Company suspended the Existing Plan in connection with the April 2022, initial public offering. The Company did not grant any stock options under the Existing Plan for the twelve months ended December 31, 2022. No further awards will be granted under the Existing Plan, but awards granted prior to the suspension date will continue in accordance with their terms and the terms of the Existing Plan.

Determining Fair Value of Stock Options

The fair value of each grant of stock options was determined by the Company using the methods and assumptions discussed below. Each of these inputs is subjective and generally requires significant judgment to determine.

Valuation and Amortization Method —The Company estimates the fair value of its stock options using the Black-Scholes-Merton option-pricing model. This fair value is then amortized over the requisite service periods of the awards.

Expected Term—The Company estimates the expected term of stock option by taking the average of the vesting term and the contractual term of the option, as illustrated by the simplified method.

Expected Volatility—The expected volatility is derived from the Company’s expectations of future market volatility over the expected term of the options.

Risk-Free Interest Rate—The risk-free interest rate is based on the U.S. Treasury yield curve on the date of grant.

Dividend Yield—The dividend yield assumption is based on the Company’s history and expectation of no dividend payouts.

Stock Award Activity

A post-split summary of option activity under the Company’s equity incentive plans is as follows:

	Options Outstanding	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (In Years)
Balance at December 31, 2021	140,980	$29.47	9.2
Options granted	33,334	$36.80	9.6
Options exercised	–
Options forfeited/expired	(3,138)	$20.32	5.6
Balance at December 31, 2022	171,176	31.07	8.4
Options granted	–
Options exercised	–
Options forfeited/expired	(1,720)	$23.64	6.0
Balance at December 31, 2023	169,456	$31.15	7.5

Exercisable at December 31, 2023	147,977	$30.57	7.4

F-47

The aggregate intrinsic value in the table above of the unexercised options reflects the total pre-tax intrinsic value (the difference between the Nasdaq closing price on December 30, 2023, and the exercise price of the options that would have been received by option holders if all options exercisable had been exercised.

The aggregate intrinsic value of options outstanding at December 31, 2023 is $0. The aggregate intrinsic value of vested and exercisable options at December 31, 2022 is $0.

As of December 31, 2023, there was approximately $327,853 of total unrecognized compensation cost related to non-vested stock options, which is expected to be recognized over the next 21 months.

The Company adjusts expense for actual forfeitures in the periods they occur.

Restricted Stock Units

During the twelve month period ending December 31, 2023, the Company granted RSUs under the 2022 Plan that have a combination of time-based and performance-based vesting, contingent upon continued service with the Company. The Company granted certain consultants an aggregate of RSUs for 26,506 common shares (after giving effect to the 2024 Stock Split).

Post-split RSU activity under the 2022 Plan was as follows for the year ended December 31, 2023:

	RSU’s Outstanding	Weighted-Average Grant-Date Fair value per Unit
Nonvested as of December 31, 2021	–	$–
Granted	30,120	13.12
Vested	(3,864)	13.92
Forfeited	–	–
Nonvested as of December 31, 2022	26,256	13.12
Granted	26,506	8.52
Vested	(22,936)	10.40
Forfeited	(14,077)	10.11
Nonvested as of December 31, 2023	15,749	$10.72

The grant date fair value for a RSU is the market price of the common stock on the date of grant. The total fair value of RSUs vested during 2023 was $226,918.

As of December 31, 2023, there was approximately $43,468 total unrecognized compensation cost related to non-vested RSUs, which is expected to be recognized over the next nine months.

Common Stock Subject to Vesting

The Company entered into a contract for consulting services shortly after the completion of the IPO in April 2022. The contract included a fee payable in the form of 40,000 (2,500 after giving effect to the 2024 Stock Split) restricted common shares that vested over six months. The shares were issued in November 2022 after the shares vested. Stock-based vendor payments of $102,000 were recognized on the date of grant and recorded as general and administrative expense.

F-48

Stock-based Compensation Expense

The following table summarizes the total stock-based compensation expense included in the Company’s statements of operations for the periods presented:

	December 31,
		2022
	2023	(restated)
Sales and marketing	$228,437	$57,298
Research and development	9,725	(259)
General and administrative	217,839	1,129,619
	$456,001	$1,186,658

NOTE 16. INCOME TAXES

The Company accounts for income taxes under ASC 740-10, which provides for an asset and liability approach of accounting for income taxes. Under this approach, deferred tax assets and liabilities are recognized based on anticipated future tax consequences, using currently enacted tax laws, attributed to temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts calculated for income tax purposes.

A reconciliation of the federal income tax rates to the Company’s effective tax rates for the year ended December 31, 2023 consist of the following:

2023
U.S. federal statutory rate	21.0%
Effects of:
State taxes, net of federal benefit	7.0%
Stock based compensation	(0.6)%
Permanent differences	(0.3)%
Other	(0.3)%
Change in valuation allowance	(26.8)%
Effective rate	–%

Significant components of the Company’s deferred tax assets as of December 31, 2023 are summarized below.

2023
Deferred tax asset:
Net operating losses	$9,235,000
Stock based compensation	479,000
Total deferred tax asset	9,714,000
Less valuation allowance	(9,714,000)
Net deferred income tax liability	$–

F-49

The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. The Company assessed the need for a valuation allowance of $9,714,000 required as of December 31, 2023, as the Company determined it is more likely than not the deferred tax assets will not be realized. Our net deferred tax asset and valuation allowance increased by $1,315,000 for the year ended December 31, 2023. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. The Company will recognize interest and penalties related to any uncertain tax positions through its income tax expense.

The Company files income tax returns in the U.S., Colorado, and California jurisdictions and is subject to examination by the various taxing authorities.

NOTE 17. SUBSEQUENT EVENTS

Reverse Stock Split

In March 2023 the Company’s stockholders approved a reverse stock split proposal at a ratio in the range of one-for-five to one-for-fifty, with the final ratio to be determined by the Company's board in its discretion without further approval from the Company's stockholders. In January 2024, the Company's board approved the final reverse stock split ratio of one-for-sixteen, which resulted in a reduction in the number of outstanding shares of common stock and a proportionate increase in the value of each share. The common stock began trading on a reverse split-adjusted basis on the NASDAQ on January 4, 2024.

The following table presents selected share information reflecting on a retroactive basis the reverse stock splits for the years ended December 31, 2023 and 2022:

	Year ended December 31,
	2023	2022
Weighted average shares outstanding, basic and diluted - pre-2024 split	8,908,934	6,105,569
Weighted average shares outstanding, basic and diluted - post-2024 split	556,808	381,598
Basic and diluted net loss per shares attributable to common stockholders - pre-2024 split	$(0.55)	$(1.23)
Basic and diluted net loss per shares attributable to common stockholders - post-2024 split	$(8.82)	$(19.61)

White Lion Equity Line Agreement

On October 9, 2023, the Company entered into an equity line common stock purchase agreement (the “Equity Line Purchase Agreement”) and a related registration rights agreement with White Lion Capital, LLC (“White Lion”). Pursuant to the Equity Line Agreement, the Company has the right, but not the obligation to require White Lion to purchase, from time to time, up to $10,000,000 in aggregate gross purchase price of newly issued shares of the Company’s common stock, subject to certain limitations and conditions set forth in the Equity Line Purchase Agreement.

Pursuant to the Equity Line Purchase Agreement (see Note 13: Stockholders Equity), the Company issued to White Lion 452,343 newly issued post-split common shares for proceeds of $1,449,532, between January 4, 2024 and January 8, 2024. Through March 15, 2024, the Company has issued 750,000 shares (after giving effect to the 2024 Stock Split) to White Lion for total proceeds of $2,912,481.

F-50

Exchange Agreements and Repayment of Unsecured Non-Convertible Notes

In May, September and November 2023 the Company issued $2,594,118 aggregate principal amount of unsecured non-convertible notes to certain accredited investors.

Between January 22 and January 29, 2024, the Company entered into a series of exchange agreements (the “Exchange Agreements”) with the accredited investors to exchange principal and accrued interest on these notes for shares of common stock. Pursuant to the Exchange Agreements, the Company issued an aggregate of 644,142 post-split shares of common stock in exchange for $1,519,779 principal and accrued interest on the notes. Following these exchanges, the remaining outstanding balance of principal and interest on the notes was $1,145,037.

On March 6, 2024, the Company paid $300,973 of principal and accrued interest on certain unsecured non-convertible notes. Following this payment, the remaining outstanding balance of principal and interest on the notes was $898,380.

The Company and the accredited investors may elect in the future to effect additional exchanges of the notes for common stock. Any such future exchanges would be negotiated and agreed to among the parties.

Public Offering; Placement Agent Agreement; Warrants; Prefunded Warrants

On February 26, 2024, the Company entered into a placement agency agreement (the “Placement Agent Agreement”) with Maxim Group LLC (“Maxim” or the “Placement Agent”) pursuant to which the Company engaged Maxim as the placement agent for a registered public offering by the Company (the “Offering”), of an aggregate of 5,175,000 units (“Units”) at a price of $0.58 per Unit, for gross proceeds of approximately $3.0 million, and net proceeds of $2.7M after deducting expenses.

Each Unit is comprised of (i) one share of common stock or, in lieu of common stock or one prefunded warrant to purchase a share of common stock, and (ii) two common warrants, each common warrant to purchase a share of common stock. The prefunded warrants are immediately exercisable at a price of $0.00001 per share of common stock and only expire when such prefunded warrants are fully exercised. The common warrants are immediately exercisable at a price of $0.58 per share of common stock and will expire five years from the date of issuance.

The Company intends to use the proceeds from the Offering, together with our existing cash, to fund clinical studies, repay outstanding debt, build out product platforms, expand our sales and marketing efforts, and for general and administration expenses and other general corporate purposes.

The Offering closed on February 27, 2024.

Nasdaq Delisting Notices

As previously disclosed, the Company received written notice from Nasdaq on March 3, 2023, that the Company was not in compliance with Nasdaq Listing Rule 5550(b)(1) (the “Equity Rule”), which requires the Company to maintain a minimum of $2.5 million in stockholders’ equity for continued listing on The Nasdaq Capital Market. Subsequent to a hearing before a Nasdaq Hearings Panel, the Company was granted an extension, ultimately, through February 27, 2024, to evidence compliance with the Rule.

As a result of the Offering described above, the Company received confirmation from Nasdaq on February 29, 2024, stating that the Company has regained compliance with the Equity Rule, as required by the Hearing Panel’s decision dated November 7, 2023. The Company will be subject to a Mandatory Panel Monitor for a period of one year. If, within that one-year monitoring period, Nasdaq finds the Company again out of compliance with the Equity Rule, the Company will not be permitted to provide the Staff with a plan of compliance with respect to that deficiency, and Staff will not be permitted to grant additional time for the Company to regain compliance with respect to that deficiency, nor will the company be afforded an applicable cure or compliance period. Instead, Staff will issue a Delist Determination Letter, and the Company will have an opportunity to request a new hearing with the initial Hearings Panel, or a newly convened Hearings Panel if the initial Hearings Panel is unavailable. The Company will have the opportunity to respond and present to the Hearings Panel. The Company’s securities may be at that time delisted from Nasdaq.

F-51

EXHIBITS

Exhibit Number		Description of Document	Incorporated by reference from Form	Filing Date	Exhibit Number	Filed Herewith

2.1		Amended and Restated Certificate of Incorporation of the Company	8-K	04-27-2022	3.1
2.2		Certificate of Amendment dated January 3, 2024 to the Amended and Restated Certificate of Incorporation	8-K	01-04-2024	3.1
2.3		Bylaws of the Company	8-K	04-27-2022	3.2
2.4		Certificate of Designation of Series A Preferred Stock	8-K	02-17-2023	3.1
3.1		Form of Common Stock Certificate	10-Q	06-06-2022	4.1
3.2		Form of IPO Warrant	8-K	04-27-2022	4.1
3.3		Form of IPO Representative’s Common Stock Purchase Warrant	8-K	04-27-2022	4.2
3.4		Description of Securities	10-Q	06-06-2022	4.4
6.1	#	Employment Agreement of Jeff Thramann	S-1/A	03-23-2022	10.1
6.2	#	Employment Agreement of Brent Ness	S-1/A	03-23-2022	10.2
6.3	#	Employment Agreement of John Lorbiecki	S-1/A	03-23-2022	10.3
6.4	#	Form of Aclarion, Inc. 2022 Equity Incentive Plan	S-1	01-06-2022	10.4
6.5		Senior Secured Bridge Note	S-1/A	03-04-2022	10.5
6.6		License Agreement with UCSF the Regents of the University of California	S-1	01-06-2022	10.6
6.7		Amendment to UC License Agreement	S-1/A	03-04-2022	10.7
6.8	**	NuVasive Amended and Restated Commission Agreement dated February 28, 2020	S-1/A	03-23-2022	10.8
6.9		Amended and Restated Investor Rights Agreement dated July 27, 2017	S-1/A	03-23-2022	10.9
6.10		First Amendment to Amended and Restated Investor Rights Agreement dated February 20, 2020	S-1/A	03-23-2022	10.10
6.11		NuVasive SAFE (Simple Agreement for Future Equity) dated February 28, 2020	S-1/A	03-23-2022	10.11
6.12	**	Right of First Offer Agreement	S-1/A	03-23-2022	10.12
6.13		First Amendment to Right of First Offer Agreement	S-1/A	03-23-2022	10.13
6.14		Second Amendment to Right of First Offer Agreement	S-1/A	03-23-2022	10.14
6.15		Convertible Note and Warrant Purchase Agreement	S-1/A	03-23-2022	10.16
6.16		Warrant Agent Agreement dated April 21, 2022	8-K	04-27-2022	10.1
6.17		Siemens Strategic Collaboration Agreement	S-1	01-06-2022	10.17
6.18	#	Aclarion, Inc. 2022 Equity Incentive Plan - Form of Option Grant Notice and Stock Option Agreement	S-1	01-06-2022	10.20
6.19	#	Aclarion, Inc. 2022 Equity Incentive Plan - Form of RSU Grant Notice and RSU Agreement	S-1	01-06-2022	10.21
6.20	#	Nocimed, Inc. 2015 Stock Plan	S-8	05-26-2022	99.4

52

Exhibit Number		Description of Document	Incorporated by reference from Form	Filing Date	Exhibit Number	Filed Herewith
6.21	#	Nocimed, Inc. 2015 Stock Plan - Form of Option Grant Notice and Stock Option Agreement	S-8	05-26-2022	99.5
6.22		Securities Purchase Agreement dated February 16, 2023 between Aclarion, Inc. and Jeffrey Thramann	8-K	02-17-2023	10.1
6.23		Form of Securities Purchase Agreement	8-K	05-17-2023	10.1
6.24		Form of Unsecured Non-Convertible Note	8-K	05-17-2023	10.2
6.25		Form of Common Stock Warrant	8-K	05-17-2023	10.3
6.26		Form of Registration Rights Agreement	8-K	05-17-2023	10.4
6.27		Waiver related to Unsecured Non-Convertible Notes	8-K	08-14-2023	10.1
6.28		White Lion Purchase Agreement	8-K	10-10-2023	10.1
6.29		White Lion Registration Rights Agreement	8-K	10-10-2023	10.2
6.30		Form of Lock-Up Agreement	S-1/A	02-06-2024	10.31
6.31		Form of Securities Purchase Agreement dated February 26, 2024	S-1/A	02-23-2024	10.1
6.32		Form of Securities Purchase Agreement dated November 21, 2023	8-K	11-22-2023	10.1
6.33		Form of Unsecured Non-Convertible Note dated November 21, 2023	8-K	11-22-2023	10.2
6.34		Form of Common Stock Warrant dated November 21, 2023	8-K	11-22-2023	10.3
6.35		Form of Registration Rights Agreement dated November 21, 2023	8-K	11-22-2023	10.4
6.36		Form of Exchange Agreement	8-K	01-23-2024	10.1
10.1		Power of Attorney (Included on Signature Page)				X
11.1		Consent of Haynie & Company				X
11.2		Consent of CohnReznick LLP, Independent Registered Public Accounting Firm				X
12.1		Opinion of Carroll Legal LLC				X
23.3		Consent of Carroll Legal LLC (included in Exhibit 12.1)				X

____________________________

**	Certain information contained in this Exhibit has been redacted and appears as “XXXXX” as the disclosure of same would be a disadvantage to the Registrant in the marketplace
#	Indicates management contract or compensatory plan.

53

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Broomfield, in the State of Colorado, on this 10th day of June, 2024.

ACLARION, INC.

By:	/s/ John Lorbiecki
John Lorbiecki
Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John Lorbiecki and Brent Ness his or her true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Form 1-A offering statement, and to file the same with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brent Ness	Chief Executive Officer and Director	June 10, 2024
Brent Ness	(Principal Executive Officer)
President and Director
/s/ John Lorbiecki	Chief Financial Officer	June 10, 2024
John Lorbiecki	(Principal Financial and Accounting Officer)
/s/ Jeffrey Thramann	Executive Chairman and Director	June 10, 2024
Jeffrey Thramann

/s/ David Neal	Director	June 10, 2024
David Neal

/w/ William Wesemann	Director	June 10, 2024
William Wesemann

/s/ Amanda Williams	Director	June 10, 2024
Amanda Williams

/s/ Stephen Deitsch	Director	June 10, 2024
Stephen Deitsch

/s/ Scott Breidbart	Director	June 10, 2024
Scott Breidbart

54